Exhibit 10(d)

SECOND AMENDED AND RESTATED

INFORMATION TECHNOLOGY AND MANAGEMENT AGREEMENT

between

TENET HEALTHCARE CORPORATION

and

PEROT SYSTEMS CORPORATION

NOVEMBER, 2006*

*                 Confidential portions of this document have been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended, as indicated by the notation “[**]” on pages iv, v, vi, 7, 21, 22, 23, 24, 28, 30, 31, 33, 35, 36, 37, 38, 40, 41, 42, 45, 46, 54, 55, 56, 59, 60, 61, 63, 64, 65, 66, 67, 68, 69, 70, 71, 72, 73, 74, 77, 84, 90, 91, 92, 93, 94, 95, 98, 99, 101, 102 and 103.

i

6.02	Procurement	30
6.03	Improved Technology	30
6.04	Licenses and Permits	31
6.05	Changes in Law and Regulations	31
6.06	RESERVED	31
6.07	Strategic Plan	31
6.08	Manufacturers’ Warranties	31
6.09	Charge Back System	32
6.10	Third Party Services	32

ARTICLE 7.	THIRD PARTY CONTRACT ADMINISTRATION AND MANAGEMENT	32
7.01	PSC Responsibilities	32
7.02	Performance Under Agreements	32
7.03	Third Party Invoices	33
7.04	Appointment as Agent	33

ARTICLE 8.	SPECIAL SERVICES	33
8.01	Special Services	33
8.02	Continuing Special Services Schedules	36
8.03	Development Services	36
8.04	Development Baseline Annual Hours	36
8.05	Special Services Timeframe	37
8.06	Special Services Acceptance Tests	37
8.07	Minimum Commitment for Special Services	37
8.08	Third Party Services	37

ARTICLE 9.	CUSTOMER SATISFACTION	38
9.01	Baseline Customer Satisfaction Survey	38
9.02	Annual Customer Satisfaction Survey	38
9.03	End-User Customer Satisfaction Surveys	39

ARTICLE 10.	PERFORMANCE STANDARDS	39
10.01	2001 Core Obligations	39
10.02	Core Performance Standards	39
10.03	Special Services	40
10.04	Adjustment of Performance Standards	40
10.05	Additional Performance Standards	40
10.06	Reports	41
10.07	Root-Cause Analysis	41
10.08	Offshore Disruptions	41

ARTICLE 11.	BENCHMARKING	41
11.01	Benchmark Overview	41

11.02	Benchmarker	41
11.03	Benchmark	42
11.04	Benchmark Information	42
11.05	Benchmarking Results	42
11.06	Benchmark Results Review Period and Adjustments	42

ARTICLE 12.	SERVICE LOCATIONS	42
12.01	Service Locations	42
12.02	Physical Security Procedures	43
12.03	Security Relating to Competitors	43

ARTICLE 13.	GLOBALIZATION	43
13.01	IT Migration and Risk Mitigation Plan	43
13.02	Implementation of Tier 1 Offshore Services	43
13.03	Implementation of Tier 2 Offshore Services	43
13.04	Migration of Special Services	44
13.05	Relocation of Services from Countries Outside the United States Due to PSC Material Breach	45
13.06	Withdrawal of Approval of Migration/Relocation of Services Not Related to PSC Material Breach	47
13.07	Systems Location	53
13.08	Offshore Disruptions	53
13.09	Tenet Consents	54

ARTICLE 14.	PROJECT TEAM	54
14.01	Management Committee	54
14.02	PSC Client Executive	54
14.03	PSC Quality Manager	55
14.04	Key Employees	55
14.05	PSC Project Personnel	55
14.06	Review Meetings	56
14.07	Subcontractors	56
14.08	Conduct of PSC Project Personnel	57
14.09	Background Checks	57

ARTICLE 15.	MANAGEMENT AND CONTROL	61
15.01	Management Procedures Manual	61
15.02	Change Control Procedures	62

ARTICLE 16.	PROPRIETARY RIGHTS	62
16.01	Tenet Software	62
16.02	PSC Proprietary Software	63
16.03	PSC Third Party Software	63
16.04	Developed Software	63

16.05	Infringement	64
16.06	Changes and Upgrades to the Systems	64
16.07	Documentation	64

ARTICLE 17.	REQUIRED CONSENTS	64
17.01	Consents	64
17.02	Work-Around	66

ARTICLE 18.	TENET RESPONSIBILITIES	66

ARTICLE 19.	REPORTS AND DATA	66
19.01	Ownership of Tenet Data	66
19.02	Correction of Errors	66
19.03	Return/Destruction of Tenet Data	67
19.04	Reports	67

ARTICLE 20.	CONTINUED PROVISION OF SERVICES	67
20.01	Disaster Recovery	67
20.02	Force Majeure	67
20.03	Allocation of Resources	68

ARTICLE 21.	PAYMENTS	69
21.01	2001 Core Fees	69
21.02	Core Enterprise Annual Fees	69
21.03	Core Facility Fees	69
21.04	Special Services Fees	69
21.05	Rights of Set off	69
21.06	Expenses	69
21.07	Adjustment to Fees	70
21.08	Unused Credits	71
21.09	[**]	71
21.10	Shared Cost Savings	71

ARTICLE 22.	PAYMENT SCHEDULE	71
22.01	Monthly Invoice	71
22.02	Detailed Invoices	71
22.03	Time of Payment	72
22.04	Disputed Fees or Credits	72

ARTICLE 23.	TAXES	73

ARTICLE 24.	AUDIT RIGHTS/REGULATORY COMPLIANCE	74
24.01	Processing	74
24.02	Fees	75
24.03	HHS Audit	75

24.04	Unauthorized Access	76
24.05	Record Retention	76
24.06	Access and Reports	76
24.07	Audit Software	77
24.08	Facilities	77
24.09	Third Party Audit	77
24.10	HIPAA Compliance	77

ARTICLE 25.	CONFIDENTIALITY	86
25.01	Confidential Information	86
25.02	Attorney-Client Privilege	87
25.03	Injunctive Relief	87
25.04	Unauthorized Acts	87
25.05	Legal Action	88
25.06	Return/Destruction of Confidential Information	88

ARTICLE 26.	REPRESENTATIONS AND WARRANTIES	88
26.01	By THC	88
26.02	By PSC	89

ARTICLE 27.	DISCLAIMER	90

ARTICLE 28.	TERMINATION	90
28.01	Termination for Convenience	90
28.02	Termination for Change in Control	90
28.03	Termination for Cause	91
28.04	Termination for Non-Payment	91
28.05	Termination for Insolvency	91
28.06	Termination for [**]	92
28.07	Termination for Material Change in Business	92
28.08	Partial Termination	92
28.09	Other Terminations	92
28.10	Divestiture of Affiliate	92

ARTICLE 29.	TERMINATION FEE	92
29.01	Termination for Convenience	92
29.02	Termination for Change of Control	92
29.03	Termination for Material Change in Business	93
29.04	Proration	93
29.05	Partial Termination of the Services	93
29.06	No Additional Fees	93

v

ARTICLE 30.	TERMINATION ASSISTANCE	94

ARTICLE 31.	EXIT PLAN	94
31.01	Exit Rights and Obligations	94

ARTICLE 32.	DISPUTE RESOLUTION	95
32.01	Account Executives	95
32.02	Management Committee	96
32.03	Senior Management	96
32.04	Arbitration	96
32.05	Institution of Legal Proceedings	97
32.06	Continuity of Services	97

ARTICLE 33.	INDEMNIFICATION	97
33.01	By THC	97
33.02	By PSC	98
33.03	Indemnification Procedures	100

ARTICLE 34.	DAMAGES	101
34.01	Direct Damages	101
34.02	Consequential Damages	102
34.03	Performance Credits	102
34.04	Exclusions	102

ARTICLE 35.	INSURANCE, FINANCIAL STATEMENTS [**]	103
35.01	Insurance	103
35.02	[**]	103
35.03	Financial Audit	103

ARTICLE 36.	MISCELLANEOUS PROVISIONS	103
36.01	Assignment and Change of Control	103
36.02	Notices	104
36.03	Counterparts	105
36.04	Headings and References	105
36.05	Relationship	105
36.06	Consents, Approvals and Requests	105
36.07	Severability	105
36.08	Waiver	106
36.09	Publicity	106
36.10	Entire Agreement	106
36.11	Amendments	106
36.12	Governing Law	106
36.13	Survival	106
36.14	Third Party Beneficiaries	107

36.15	Acknowledgment	107
36.16	Interpretation	107
36.17	Covenant of Further Assurances	107
36.18	Solicitation	107
36.19	Remedies	109
36.20	Amendment and Restatement of 2001 Agreement	109

LIST OF EXHIBITS

Exhibit 1	Contingency Plan
Exhibit 2	Core Obligations
Exhibit 3	Applications Software
Exhibit 4	Core Project
Exhibit 5	Core Performance Standards and Core Performance Credits
Exhibit 6	Pre-approved Subcontractors
Exhibit 7	Service Locations
Exhibit 8	Key Employees
Exhibit 9	Third Party Agreements
Exhibit 10	Fees
Exhibit 11	Disaster Recovery Services
Exhibit 12	Audit Procedures
Exhibit 13	PSC Expense Policy
Exhibit 14	Critical Services
Exhibit 15	IT Migration Plan
Exhibit 16	Termination Fees
Exhibit 17	RESERVED
Exhibit 18	Terminations Assistance Services
Exhibit 19	Continuing Special Services Schedules
Exhibit 20	End User Customer Satisfaction Questionnaire

This SECOND AMENDED AND RESTATED INFORMATION TECHNOLOGY AND MANAGEMENT AGREEMENT, entered into as of the Effective Date, by and between TENET HEALTHCARE CORPORATION (“THC”) and PEROT SYSTEMS CORPORATION (“PSC”), amends and restates that certain Amended and Restated Information Technology and Management Agreement, dated July 1, 2001, between THC and PSC, as amended through November 15, 2006.

WITNESSETH:

WHEREAS, THC and PSC desire to amend certain terms and conditions of the 2001 Agreement and restate the terms of such agreement, as amended, in its entirety;

WHEREAS, the overall goals of the 2001 Agreement were to update the 1995 Agreement to provide THC with (1) flexibility to increase or decrease the scope and volume of the services being provided by PSC, (2) continuously improving performance standards and customer satisfaction, (3) competitive pricing, (4) increased control over its technology direction and (5) the ability to effectively manage and operate in a competitive fashion and to comply with regulatory and business changes as they occur; and,

WHEREAS, the overall goals of this Agreement are to update the 2001 Agreement to recognize and adapt to changes in technologies and business practices since 2001 while continuing to provide THC with (1) flexibility to increase or decrease the scope and volume of the services being provided by PSC, (2) continuously improving performance standards and customer satisfaction, (3) competitive pricing, (4) increased control over its technology direction and (5) the ability to effectively manage and operate in a competitive fashion and to comply with regulatory and business changes as they occur;

NOW, THEREFORE, for and in consideration of the agreements of the Parties set forth below, THC and PSC agree as follows:

ARTICLE 1.                                DEFINITIONS.

The following defined terms shall have the meanings specified below:

(1)	“1995 Agreement” means that certain Information Technology and Management Agreement, dated July 1, 1995, between THC and PSC.

(2)	“2001 Agreement” means that certain Amended and Restated Information Technology and Management Agreement, dated July 1, 2001, between THC and PSC, as amended through November 15, 2006.

(3)	“2001 Core Fees” has the meaning set forth in Exhibit 10.

(4)	“2001 Core Obligations” has the meaning given to Core Obligations in the 2001 Agreement.

(5)

“2001 Core Performance Credits” means, in the event PSC fails, during the period beginning on the Effective Date up to the Commencement Date, to provide the 2001 Core Obligations in accordance with the 2001 Core Performance Standards, the performance credits to be incurred by PSC and applied against the 2001 Core Fees as identified in, and in accordance with, Exhibit 5 to the 2001 Agreement.

(6)	“2001 Core Performance Standards” means the levels of service applicable to the 2001 Core Obligations as described in the Exhibit 5 to the 2001 Agreement.

(7)	“2001 India Special Services Hourly Rate” has the meaning set forth in Exhibit 10 [Fees].

(8)	“2001 Onshore Special Services Hourly Rate” has the meaning set forth in Exhibit 10 [Fees].

(9)	“AAA” means the American Arbitration Association.

(10)	“Additional Equipment” has the meaning set forth in Section 3.09.

(11)	“Additional Software License” has the meaning set forth in Section 3.11.

(12)

“Affiliate” means, with respect to a Party, any entity controlled by (including a 50 percent, or lesser if controlling, interest in a joint venture), controlling or under common control with that Party. The term “Affiliate” shall also mean, with respect to THC, any entity managed or operated by THC or by any entity controlled by, controlling or under common control with THC; provided, however, any Tenet Free Standing Operation in which Tenet has an equity interest shall also be deemed, for purposes of this Agreement, an Affiliate.

(13)

“Agreed Tier 2 Offshore Fee Adjustment” means, with respect to each Agreed Tier 2 Tenet Software program, the dollar amount listed in the “Offshore Fee Adjustment” column of Exhibit 3 [Applications Software].

(14)	“Agreed Tier 2 Offshore Services” are those Core Enterprise Services identified in the IT Migration Plan for the Agreed Tier 2 Tenet

Software which the Parties have agreed shall be implemented at the PSC Service Locations in India, as identified in Exhibit 7, in accordance with the IT Migration Plan.

(15)

“Agreed Tier 2 Tenet Software” are those Tenet Enterprise Applications Software programs denoted with an “Agreed” in the “Agreed Tier 2 Offshore or Optional Tier 2 Offshore” column of Exhibit 3 [Applications Software].

(16)	“Agreement” means this Second Amended and Restated Information Technology and Management Agreement by and between THC and PSC, dated as of the Effective Date.

(17)	“Base Index” means the CPI published in December one year prior to the Current Index.

(18)	“Benchmark Information” means the Industry Benchmark Information or Offshore Benchmark Information, or both, as the case may be.

(19)	“Benchmark Results” means the Industry Benchmark Results or the Offshore Benchmark Results, or both, as the case may be.

(20)	“Benchmark Review Period” means the sixty (60) day-period following receipt of the Benchmark Results during which Tenet and PSC review such Benchmark Results.

(21)	“Benchmarker” means the PSC Benchmarker or the Third Party Benchmarker, as the case may be.

(22)	“Benchmarking Processes” means the Industry Benchmarking Process and the Offshore Benchmarking Process, collectively.

(23)	“Benchmarks” means the Industry Benchmark and the Offshore Benchmark, collectively.

(24)	“Change(s)” means all changes to the Systems and the Core Obligations that would alter the functionality or technical environment of the Systems.

(25)	“Change Control Procedures” means the written procedures for handling and implementing Changes as set forth in the Management Procedures Manual and Article IV of Exhibit 2.

(26)	“Commencement Date” means January 1, 2007.

(27)

“Confidential Information” of a Party means all confidential or proprietary information and documentation of such Party and its Affiliates, including (a) with respect to THC, all Tenet Data, Tenet Software, and other information of THC or its Affiliates or their customers that is not permitted to be disclosed to third parties under local laws, rules and regulations or information otherwise designated by Tenet as confidential or proprietary information and (b) the terms of this Agreement.

(28)	“Consents” means the PSC Consents and the Tenet Consents.

(29)

“Consequential Damages” means any indirect, special or consequential damages or amounts for loss of income, profits or savings arising out of or relating to Tenet’s or PSC’s performance under this Agreement.

(30)	“Contingency Plans” means the contingency plans set forth in Exhibit 1 [Contingency Plans] or set forth in any PSS or Service Request.

(31)

“Continuing Special Services Performance Credits” means, with respect to each Continuing Special Services Schedule with Continuing Special Services Performance Standards set forth in such Continuing Special Services Schedule, any performance credits described in such Continuing Special Services Schedule to be incurred by PSC and applied against the Special Services Fees set forth in such Continuing Special Services Schedule in the event PSC fails to provide the Special Services described in such Continuing Special Services Schedule in accordance with such Continuing Special Services Performance Standards as described in such Continuing Special Services Schedule.

(32)

“Continuing Special Services Performance Standards” means, with respect to each Continuing Special Services Schedule, any levels of service to be provided by PSC for the Special Service set forth in such Continuing Special Services Schedule pursuant to the terms of such Continuing Special Services Schedule.

(33)

“Continuing Special Services Schedules” means the written Special Services Schedules listed in Exhibit 19 that were mutually agreed to and executed by PSC and THC under the 2001 Agreement or the 1995 Agreement for the provision of Special Services.

(34)	“Contract Year” means each 12-month period commencing on the Effective Date or any anniversary of the Effective Date during the Term.

(35)	“Core Enterprise Annual Fee” has the meaning set forth in Exhibit 10 [Fees].

(36)	“Core Enterprise Applications Maintenance” is included in the Core Enterprise Services and has the meaning set forth in Section 3.12.

(37)	“Core Enterprise Monthly Fee” has the meaning set forth in Exhibit 10 [Fees].

(38)

“Core Enterprise Services” means the services and obligations (a) set forth in Article I of Exhibit 2 [Core Obligations] and Exhibit 4 [Core Enterprise Project] and (b) otherwise identified in this Agreement as being part of the Core Enterprise Services.

(39)	“Core Enterprise Systems Software Maintenance” is included in the Core Enterprise Services and has the meaning set forth in Section 3.14.

(40)

“Core Facility Monthly Fees” has the meaning set forth in Exhibit 10 [Fees]. Core Facility Monthly Fees do not include approved pass-through expenses, if any, for additional circuits for Tenet Service Locations.

(41)

“Core Facility Services” means the services and obligations (a) set forth in Article II of Exhibit 2 [Core Obligations] and (b) otherwise identified in this Agreement as being part of the Core Facility Services.

(42)	“Core Fees” has the meaning set forth in Exhibit 10 [Fees].

(43)	“Core Hospitals” has the meaning set forth in Exhibit 10 [Fees].

(44)

“Core Obligations” means (a) the Core Enterprise Services, (b) the Core Facility Services, and (c) the services and obligations otherwise identified in this Agreement as being part of the Core Obligations.

(45)

“Core Performance Credit(s)” means, in the event of a failure to provide the Core Obligations in accordance with the Core Performance Standards, the performance credits to be incurred by PSC and applied against the Core Fees as identified in, and in accordance with, Exhibit 5 [Core Performance Standards and Core Performance Credits].

(46)

“Core Performance Standards” means the levels of service for the Core Obligations described in Exhibit 5 [Core Performance Standards and Core Performance Credits], as may be adjusted pursuant to Section 10.03.

(47)	“Core Project” is included as part of Core Enterprise Services and has the meaning set forth in Section 4.02.

(48)	“Core Project Acceptance Test” means any mutually agreed upon acceptance test(s) in respect of the Core Project described in Exhibit 4 [Core Project].

(49)	“Core Project Schedule” means any implementation schedule in respect of the Core Project set forth in Exhibit 4 [Core Project].

(50)

“CPI” means the Consumer Price Index for all Urban Consumers, U.S. City Average, for all Items (1982-1984 = 100), as published by the Bureau of Labor Statistics of the United States Department of Labor.

(51)	“Critical Services” means those Services set forth in Exhibit 14 [Critical Services].

(52)	“Current Environment” shall mean the information system technology environment existing at each of the Tenet Service Locations as of the Effective Date.

(53)	“Current Index” means the CPI published in December of the prior calendar year.

(54)	“Data Aggregation” means “data aggregation” as such term is defined under HIPAA as contained in Section 164.501, as amended from time to time.

(55)

“Designated Record Set” means “designated record set” (as such term is defined in 45 CFR Part 164.501 of HIPAA) stored on the Systems operated and maintained by PSC under this Agreement or otherwise in the possession of PSC or its agents, contractors or subcontractors.

(56)	“Developed Software” means PSC Developed Software and Tenet Developed Software, collectively.

(57)	“Development Baseline Annual Hours” has the meaning set forth in Section 8.04.

(58)	“Development Baseline Monthly Hours” means, with respect to each month during the Term, one-twelfth (1/12th) of the Development Baseline Annual Hours for the Contract Year in which such month occurs.

(59)	“Development Services” has the meaning set forth in Section 8.03.

(60)	“Direct Damages Cap” means $[**].

(61)

“Disaster” means any event which is not solely within the control of Tenet which (a) causes an unscheduled disruption in access to the Tenet Enterprise Applications Software at any Tenet Service Location or (b) causes one or more of the Critical Services to be unavailable at any Tenet Service Location.

(62)

“Documentation” means, except as set forth in Section 16.02 and Section 16.03 with respect to the PSC Software, all documentation, written materials, work papers, configurations, manuals (including the Management Procedures Manual and the Change Control Procedures) and other work product prepared by or on behalf of PSC or otherwise used by PSC, PSC Project Personnel or PSC Company Contractors in connection with providing the Core Obligations.

(63)	“Effective Date” means November 16, 2006.

(64)	“Electronic Media” means “electronic media” as defined under HIPAA as contained in 45 CFR Part 162.103, as amended from time to time.

(65)

“Electronic Protected Health Information” means “electronic protected health information” (as such term is defined under HIPAA as contained in 45 CFR 160.103, as amended from time to time) received by PSC, PSC Project Personnel or PSC Company Contractors from THC or any of its Affiliates, or which is created or derived by PSC, PSC Project Personnel or PSC Company Contractors on behalf of THC or any of its Affiliates pursuant to this Agreement.

(66)	“Enterprise Machines” means the PSC Enterprise Machines and the Tenet Enterprise Machines.

(67)	“Enterprise Refresh” has the meaning set forth in Section 3.08.

(68)	“Enterprise Software” means the Tenet Enterprise Software and the PSC Enterprise Software, collectively.

(69)	“Enterprise Systems” means the PSC Enterprise Systems and the Tenet Enterprise Systems, collectively.

(70)

“Enterprise Systems Software” means any operating system software required to operate the Machines on which the Tenet Enterprise Applications Software is installed and operating or to support the Tenet Enterprise Applications Software, which may include Developed Software.

(71)	“Facility Machines” means the PSC Facility Machines and the Tenet Facility Machines.

(72)	“Facility Transitioned Employees” has the meaning set forth in Article II of Exhibit 2.

(73)	“Federal Healthcare Programs” has the meaning set forth in Section 14.09(2)(c).

(74)	“Federal Privacy Regulations” means the federal privacy regulations under HIPAA as contained in 45 CFR Parts 160 and 164, as amended from time to time.

(75)	“Federal Security Regulations” means the federal security standards under HIPAA as contained in 45 CFR Parts 160, 162 and 164, as amended from time to time.

(76)	“Federal Transaction Regulations” means the federal transaction standards under HIPAA as contained in 45 CFR Parts 160 and 162, as amended from time to time.

(77)	“Fees” means the Core Fees and the Special Services Fees, collectively.

(78)

“Force Majeure Event” means any failure or delay caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts, or labor difficulties, court order, third party nonperformance (except the non-performing Party’s Affiliates, subcontractors or agents or the subcontractors or agents of such Affiliates) or any other similar cause beyond the reasonable control of a Party and without the fault or negligence of such Party.

(79)	“Health Care Operations” means “health care operations” as such term is defined under HIPAA as contained in Section 164.501, as amended from time to time.

(80)	“Healthcare Exclusion Lists” has the meaning set forth in Section 14.09(2)(a).

(81)

“Hearing” means a non-binding resolution procedure whereby each Party presents its case at a hearing before a panel consisting of two senior executives of each of the Parties and, if such executives can agree upon such an individual, a mutually acceptable neutral advisor.

(82)

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended and as such may be further amended from time to time, including all final rules and regulations promulgated thereunder.

(83)

“Improved Technology” means any new commercially available PSC information processing technology developments, including new software and hardware developments, that could reasonably be expected to have a positive impact on Tenet’s business.

(84)	“Indemnifying Party” means the Party to whom the Indemnitee shall give notice of a claim that is covered by Section 33.01 or Section 33.02.

(85)	“Indemnitee” means the party against whom a third party makes a claim covered by Section 33.01 or Section 33.02 with respect to which such party seeks indemnification.

(86)	“India Special Services Hourly Rate” has the meaning set forth in Exhibit 10 [Fees].

(87)	“Industry Benchmark” has the meaning set forth in Section 11.01, which includes each comparison measurement of the Industry Benchmarking Process.

(88)	“Industry Benchmark Information” means the objective third party information that will be required to conduct or support the Industry Benchmark, as it is jointly determined by THC and PSC.

(89)

“Industry Benchmark Results” means the final results of the Industry Benchmarking Process delivered by the Benchmarker in a written report including identification of the figures and supporting documentation.

(90)

“Industry Benchmarking Process” means the objective measurement and comparison process (utilizing baselines and industry standards agreed to by THC and PSC) established by THC and PSC pursuant to Section 11.01 for the Industry Benchmark.

(91)	“Initial Term” has the meaning set forth in Section 2.01.

(92)	“ISD” means the Information Services Department of Tenet.

(93)	“IT Migration Plan” has the meaning set forth in Section 13.01.

(94)

“Key Employee(s)” means the PSC Project Persons who are assigned to the key positions identified in Exhibit 8 [Key Employees], plus such other PSC Project Persons identified, and agreed upon, from time to time by the Tenet Account Executive and the PSC Client Executive as important to a particular Core Project.

(95)	“Machines” means the Tenet Machines and the PSC Machines, collectively.

(96)	“Management Committee” has the meaning set forth in Section 14.01.

(97)	“Management Procedures Manual” has the meaning set forth in Section 15.01.

(98)	“Mexico Special Services Hourly Rate” has the meaning set forth in Exhibit 10 [Fees].

(99)	“Notice of Breach” means a written notice from one Party to this Agreement to the other Party specifying the nature of a breach of this Agreement in reasonable detail.

(100)	“Notice of Offshore Relocation” has the meaning set forth in Section 13.05(1).

(101)	“Offshore Benchmark” has the meaning set forth in Section 11.01, which includes each comparison measurement of the Offshore Benchmarking Process.

(102)

“Offshore Benchmark Information” means the objective performance metric information that will be required in order to conduct or support the Offshore Benchmark, as it is jointly determined by THC and PSC.

(103)

“Offshore Benchmark Results” means the final results of the Offshore Benchmarking Process delivered by the Benchmarker in a written report including identification of the figures and supporting documentation.

(104)

“Offshore Benchmarking Process” means the objective measurement and comparison process (utilizing quality performance metrics agreed to by THC and PSC) established by THC and PSC pursuant to Section 11.01 for the Offshore Benchmark.

(105)	“Offshore Remediation Plan” has the meaning set forth in Section 13.05(1)(b).

(106)	“Offshore Special Services” has the meaning set forth in Section 13.04.

(107)	“Onshore Special Services Hourly Rate” has the meaning set forth in Exhibit 10 [Fees].

(108)

“Optional Tier 2 Offshore Fee Adjustment” means, with respect to each Optional Tier 2 Tenet Software program, the dollar amount listed in the “Offshore Fee Adjustment” column of Exhibit 3 [Applications Software].

(109)

“Optional Tier 2 Offshore Services” are those Core Enterprise Services identified in the IT Migration Plan for the Optional Tier 2 Tenet Software for which THC has the option to include in the Core Enterprise Services to be implemented in the PSC Service Locations in India, as identified in Exhibit 7, in accordance with the IT Migration Plan.

(110)

“Optional Tier 2 Tenet Software” are those Tenet Enterprise Applications Software programs denoted with an “Optional” in the “Agreed Tier 2 Offshore or Optional Tier 2 Offshore” column of Exhibit 3 [Applications Software].

(111)	“Other Offshore Special Services Hourly Rate” has the meaning set forth in Exhibit 10 [Fees].

(112)	“Parties” means THC and PSC, collectively.

(113)	“Party” means either THC or PSC, as the case may be.

(114)

“Performance Credits” means the 2001 Core Performance Credits, the Core Performance Credits, the Special Services Performance Credits and the Continuing Special Services Performance Credits, collectively.

(115)

“Performance Standards” means the 2001 Core Performance Standards, the Core Performance Standards, the Special Services Performance Standards and the Continuing Special Services Performance Standards, collectively.

(116)

“Privileged Work Product” means certain documents, data and databases created by PSC and its subcontractors and agents for Tenet and all associated communications thereto subject to the attorney-client privilege or the attorney work product privilege.

(117)	“Procurement Management Fee” has the meaning set forth in Section 6.02(2).

(118)	“Procurement Procedures” has the meaning set forth in Section 6.02(1).

(119)

“Protected Health Information” means “protected health information” (as such term is defined under HIPAA as contained in 45 CFR 164.501, as amended from time to time) received by PSC, PSC Project Personnel or PSC Company Contractors from THC or any of its Affiliates, or which is created or derived by PSC, PSC Project Personnel or PSC Company Contractors on behalf of THC or any of its Affiliates pursuant to this Agreement.

(120)	“PSC” means Perot Systems Corporation, a Delaware corporation, with a principal place of business at 2300 West Plano Parkway, Plano, Texas, 75075.

(121)	“PSC Benchmarker” has the meaning set forth in Section 11.02.

(122)	“PSC Client Executive” has the meaning set forth in Section 14.02.

(123)

“PSC Company Contractor” means (a) the PSC Affiliates performing Services; and (b) any other subcontractor or agent of PSC or such PSC Affiliates (other than individual subcontractors or agents of PSC or PSC Affiliates all of whom that are assigned to perform any of the Services are considered PSC Project Persons) to whom PSC or a PSC Affiliate subcontracts any of the Services under this Agreement.

(124)

“PSC Consents” means all consents, approvals, authorizations, notices, requests and acknowledgements that are necessary to allow (a) PSC to use the PSC Software, the PSC Developed Software and the PSC Machines to provide the Services, (b) PSC to assign to Tenet all rights and title in the PSC Developed Software in accordance with the terms of this Agreement, and (d) Tenet to use the PSC Software and the PSC Developed Software during the Term and upon expiration or termination of this Agreement pursuant to Article 30.

(125)

“PSC Developed Software” means (a) any software and related documentation developed pursuant to this Agreement by PSC, PSC Project Personnel or PSC Company Contractors (including any modifications or enhancements to the Tenet Software made by PSC, PSC Project Personnel or PSC Company Contractors pursuant to this Agreement); and (b) any modifications or enhancements to Tenet Developed Software by PSC, PSC Project Personnel or PSC Company Contractors pursuant to this Agreement, but excluding any Tenet Developed Software (except as provided in clause (b) above).

(126)	“PSC Enterprise Machines” means those machines and equipment owned or leased by PSC or a PSC Affiliate that are utilized by PSC in the performance of the Core Enterprise Services under this Agreement.

(127)

“PSC Enterprise Proprietary Software” means the software and related documentation (a) owned by PSC or a PSC Affiliate prior to the Effective Date; or (b) of which PSC or a PSC Affiliate acquires ownership after the Effective Date, or is developed by or on behalf of PSC or a PSC Affiliate after the Effective Date, and, in either case, used to provide the Core Enterprise Services, including any Enterprise System Software owned by PSC or a PSC Affiliate; excluding, however, Tenet Software and the Developed Software.

(128)	“PSC Enterprise Software” means the PSC Enterprise Proprietary Software and the PSC Enterprise Third Party Software, collectively.

(129)	“PSC Enterprise Systems” means the PSC Enterprise Software and the PSC Enterprise Machines, collectively.

(130)

“PSC Enterprise Third Party Software” means all software and related documentation licensed or leased from a third party by PSC or a PSC Affiliate prior to or after the Effective Date and used to provide the Core Enterprise Services, including any Enterprise System Software licensed or leased from a third party by PSC or a PSC Affiliate.

(131)

“PSC Facility Machines” means those machines and equipment owned or leased by PSC or a PSC Affiliate that are utilized by PSC in the performance of the Core Facility Services under this Agreement; excluding, however, any such machines and equipment that also constitute PSC Enterprise Machines.

(132)

“PSC Facility Proprietary Software” means the software and related documentation (a) owned by PSC or a PSC Affiliate prior to the Effective Date; or (b) of which PSC or a PSC Affiliate acquires ownership after the Effective Date, or is developed by or on behalf of PSC or a PSC Affiliate after the Effective Date, and, in either case, used to provide the Core Facility Services; excluding, however, (i) any such software and related documentation that also constitutes PSC Enterprise Software, (ii) Tenet Software, or (iii) the Developed Software.

(133)	“PSC Facility Software” means the PSC Facility Proprietary Software and the PSC Facility Third Party Software.

(134)	“PSC Facility Systems” means the PSC Facility Software and the PSC Facility Machines, collectively.

(135)

“PSC Facility Third Party Software” means all software and related documentation licensed or leased from a third party by PSC or a PSC Affiliate prior to or after the Effective Date and used to provide the Core Facility Services; excluding, however, any such software and related documentation that also constitutes PSC Enterprise Software.

(136)	“PSC Help Desk” has the meaning set forth in Exhibit 2 [Core Obligations]

(137)	“PSC India Resources” means PSC Project Personnel whose primary place of employment is located in India and such individuals provide the applicable Services to Tenet from India.

(138)	“PSC Machines” means the PSC Enterprise Machines, the PSC Facility Machines and the PSC Special Services Machines.

(139)	“PSC Mexico Resources” means PSC Project Personnel whose primary place of employment is located in Mexico and such individuals provide the applicable Services to Tenet from Mexico.

(140)

“PSC Onshore Resources” means PSC Project Personnel whose primary place of employment is located in the United States and such individuals provide the applicable Services to Tenet from the United States.

(141)

“PSC Other Offshore Resources” means PSC Project Personnel whose primary place of employment is located in a country outside the United States (other than India or Mexico) and such individuals provide the applicable Services to Tenet from a country outside the United States (other than India or Mexico).

(142)

“PSC Project Person” means any individual who is (a) an employee of (i) PSC; (ii) a PSC Affiliate, or (iii) a PSC Company Contractor (other than a PSC Affiliate); or (b) an individual subcontractor or agent of (i) PSC, (ii) a PSC Affiliate; or (iii) a PSC Company Contractor (other than a PSC Affiliate), in each case, to the extent such individual is assigned to perform any of the Services under this Agreement.

(143)	“PSC Project Personnel” means all PSC Project Persons, collectively.

(144)	“PSC Proprietary Software” means the PSC Enterprise Proprietary Software, the PSC Facility Proprietary Software and the PSC Special Services Proprietary Software, collectively.

(145)	“PSC Quality Manager” has the meaning set forth in Section 14.03.

(146)

“PSC Service Locations” means the service locations owned, leased or under the control of PSC or a PSC Affiliate that are (i) set forth in Article I of Exhibit 7 [Service Locations] or (ii) are approved by the Management Committee.

(147)	“PSC Software” means the PSC Enterprise Software, the PSC Facility Software and the PSC Special Services Software, collectively.

(148)

“PSC Special Services Machines” means those machines and equipment owned or leased by PSC or a PSC Affiliate that are utilized by PSC in the performance of Special Services under this Agreement; excluding, however, any such machines and equipment that also constitute PSC Enterprise Machines or PSC Facility Machines.

(149)

“PSC Special Services Proprietary Software” means the software and related documentation (a) owned by PSC or a PSC Affiliate prior to the Effective Date; or (b) of which PSC or a PSC Affiliate acquires ownership after the Effective Date, or is developed by or on behalf of PSC or a PSC Affiliate after the Effective Date, and, in either case, used to provide Special Services under this Agreement; excluding, however, (i) any such software and related documentation that also constitutes PSC Enterprise Software or PSC Facility Software, (ii) Tenet Software, or (iii) the Developed Software.

(150)	“PSC Special Services Software” means the PSC Special Services Proprietary Software and the PSC Special Services Third Party Software, collectively.

(151)	“PSC Special Services Systems” means the PSC Special Services Software and the PSC Special Services Machines, collectively.

(152)

“PSC Special Services Third Party Software” means all software and related documentation licensed or leased from a third party by PSC or a PSC Affiliate prior to or after the Effective Date and used to provide Special Services under this Agreement; excluding, however, any such software and related documentation that also constitutes PSC Enterprise Software or PSC Facility Software.

(153)	“PSC Systems” means the PSC Enterprise Systems, the PSC Facility Systems and the PSC Special Services Systems, collectively.

(154)	“PSC Third Party Software” means the PSC Enterprise Third Party Software, the PSC Facility Third Party Software and the PSC Special Services Third Party Software, collectively.

(155)	“PSS” or “Project Services Schedule” has the meaning set forth in Section 8.01(1)(b).

(156)	“PSS Proposal” has the meaning set forth in Section 8.01(1)(a)

(157)	“Qualified Benchmarker” has the meaning set forth in Section 11.02.

(158)

“Reassignment Waiver(s)” means, in respect of any Key Employee, the individual’s (a) voluntary resignation from PSC, (b) dismissal by PSC for (i) misconduct (e.g., fraud, drug abuse, theft) or (ii) unsatisfactory performance as determined by PSC in respect of his or her duties and responsibilities to Tenet pursuant to this Agreement or (c) inability or unavailability to work due to a death, disability, military service leave or any other leave under applicable laws, including the Family Medical and Leave Act.

(159)	“Renewal Term(s)” has the meaning set forth in Section 2.02.

(160)	“Report(s)” means those reports (a) prepared by PSC as of the Effective Date and (b) as THC may reasonably require from time to time during the Term to meet Tenet’s operational requirements.

(161)	“Required By Law” means “required by law” as such term is defined under HIPAA as contained in Section 164.103, as amended from time to time.

(162)	“Sales Taxes” has the meanings set forth in Section 23.02.

(163)	“Savings” has the meaning set forth in Section 21.10.

(164)	RESERVED

(165)	RESERVED

(166)

“Security Incident” means “security incident” as such term is defined under HIPAA as contained in Section 164.304, as amended form time to time. “Security Incident” does not include trivial incidents that (i) occur on a frequent basis, such as scans or “pings” that constitute unsuccessful attempts to penetrate computer networks or servers; and

(ii) do not result in loss of data or a degradation of computer networks or servers.

(167)	“Service Locations” means the Tenet Service Locations and the PSC Service Locations.

(168)	“Service Request” has the meaning set forth in Section 8.01(2)(d).

(169)	“Service Request Proposal” has the meaning set forth in Section 8.01(2)(a).

(170)	“Services” means the Core Obligations and the Special Services, collectively.

(171)	“SMS” shall mean Siemens Medical Systems Solutions Health Services Corporation, a Delaware corporation, formerly known as Shared Medical Systems Corporation.

(172)	“SMS Software” shall mean the software provided by SMS to certain Tenet Service Locations.

(173)	“Software” means the PSC Software, the Tenet Software and the Developed Software, collectively.

(174)

“Special Services” means those services requested by THC of PSC that are (1) in addition to, or outside the scope of, the Core Obligations or (2) which require resources not covered by the Core Fees. Special Services include Development Services.

(175)

“Special Services Fees” means the fees charged to THC for Special Services provided by PSC under a PSS or a Service Request which unless set forth in the applicable PSS or Service Request or Continuing Special Services Schedule or otherwise agreed in writing by the Parties, shall be charged on a time and materials basis at the applicable Special Services Hourly Rate.

(176)

“Special Services Hourly Rate” means the 2001 India Special Services Hourly Rate, the 2001 Onshore Special Services Hourly Rate, the India Special Services Hourly Rate, the Onshore Special Services Hourly Rate, the Mexico Special Services Hourly Rate or the Other Offshore Special Services Hourly Rate, as applicable, pursuant to the terms of Article II of Exhibit 10 [Fees].

(177)	“Special Services Performance Credit” means, with respect to each PSS or Service Request that contains Special Services Performance

Standards, any performance credits described in such PSS or Service Request to be incurred by PSC and applied against the Special Services Fees for such PSS or Service Request in the event PSC fails to provide the Special Services set forth in such PSS or Service Request in accordance with such Special Services Performance Standards, as identified in such PSS or Service Request.

(178)

“Special Services Performance Standards” means, with respect to each PSS or Service Request executed by PSC and Tenet, any levels of service to be provided by PSC for the Special Services described in such PSS or Service Request (a) pursuant to the terms of such PSS or a Service Request executed by PSC and THC or (b) otherwise mutually established in writing by THC and PSC.

(179)	“Systems” means the PSC Systems and the Tenet Systems, collectively.

(180)	“Tenet” means THC and all Affiliates of Tenet to whom PSC is providing Services under this Agreement.

(181)	“Tenet Account Executive” means the individual who is appointed by THC who will act as the primary point of contact for PSC with respect to each Party’s obligations under this Agreement.

(182)

“Tenet Consents” means all consents, approvals, authorizations, notices, requests and acknowledgements that are necessary to allow PSC to use the Tenet Software, the Tenet Developed Software, the Tenet Machines, and the services under Tenet’s third party service contracts to provide the Services.

(183)

“Tenet Data” means all data and information submitted to PSC by Tenet or processed by PSC on Tenet’s behalf in connection with the Services including, but not limited to, the identity of patients, Protected Health Information, Designated Record Sets, the content of any medical records, the content of any Medicare, Medicaid or other medical care claims submission or reimbursement, and financial and tax information.

(184)

“Tenet Developed Software” means any code or materials provided or created by Tenet, its subcontractors or agents that is contained in PSC Developed Software, excluding any modifications or enhancements to Tenet Developed Software by PSC, PSC Project Personnel or PSC Company Contractors pursuant to this Agreement.

(185)	“Tenet Enterprise Applications Software” means the software set forth in Exhibit 3 [Applications Software].

(186)

“Tenet Enterprise End-User Machines” means the devices, including personal computers, dedicated terminals, mainframe printers, thin-client terminals, and hand-held devices, which are owned by Tenet and used by Tenet to access the Tenet Enterprise Applications Software supported by PSC, or the Core Enterprise Services provided by PSC, under this Agreement.

(187)

“Tenet Enterprise Machines” means (a) those machines and equipment owned or leased by Tenet (i) that are operated by PSC under this Agreement as part of the Core Enterprise Services, or (ii) which PSC requires access in order to perform the Core Enterprise Services under this Agreement; and (b) the Tenet Enterprise End-User Machines.

(188)	“Tenet Enterprise Proprietary Software” means the Tenet Enterprise Applications Software and any Enterprise System Software, in either case, owned by Tenet.

(189)	“Tenet Enterprise Software” means the Tenet Enterprise Proprietary Software and the Tenet Enterprise Third Party Software, collectively.

(190)	“Tenet Enterprise Systems” means the Tenet Enterprise Software and the Tenet Enterprise Machines, collectively.

(191)

“Tenet Enterprise Third Party Software” means the software and related documentation licensed or leased from a third party by Tenet prior to or after the Effective Date and used by PSC to provide the Core Enterprise Services, including any Tenet Enterprise Applications Software and Enterprise System Software licensed or leased from a third party by Tenet.

(192)	“Tenet Facility Machines” has the meaning set forth in Article II of Exhibit 2 [Core Obligations].

(193)	“Tenet Facility Software” has the meaning set forth in Article II of Exhibit 2 [Core Obligations].

(194)	“Tenet Facility Systems” means the Tenet Facility Software and the Tenet Facility Machines, collectively.

(195)	“Tenet Free Standing Operations” has the meaning set forth in Exhibit 10 [Fees].

(196)	“Tenet Machines” means the Tenet Enterprise Machines, the Tenet Facility Machines and the Tenet Special Services Machines, collectively.

(197)

“Tenet Proprietary Software” means (a) the Tenet Enterprise Proprietary Software; (b) the Tenet Facility Software to the extent any such software is owned by Tenet; and (c) the Tenet Special Services Proprietary Software.

(198)	“Tenet Service Locations” means the service locations set forth in Article II of Exhibit 7 [Service Locations].

(199)	“Tenet Software” means the Tenet Proprietary Software, the Tenet Third Party Software and any related documentation in Tenet’s possession on or after the Effective Date.

(200)

“Tenet Special Services Machines” means those machines and equipment owned or leased by Tenet (a) that are operated by PSC under this Agreement as part of Special Services; or (b) which PSC requires access in order to perform Special Services under this Agreement; excluding, however, any such machines and equipment that also constitute Tenet Enterprise Machines or Tenet Facility Machines.

(201)

“Tenet Special Services Proprietary Software” means the software and related documentation (a) owned by Tenet prior to the Effective Date; or (b) of which Tenet acquires ownership after the Effective Date, or is developed by or on behalf of Tenet after the Effective Date, and, in either case, used to provide Special Services under this Agreement; excluding, however, any such software and related documentation that also constitutes Tenet Enterprise Software or Tenet Facility Software.

(202)	“Tenet Special Services Software” means the Tenet Special Services Proprietary Software and the Tenet Special Services Third Party Software, collectively.

(203)	“Tenet Special Services Systems” means the Tenet Special Services Software and the Tenet Special Services Machines, collectively.

(204)

“Tenet Special Services Third Party Software” means the software and related documentation licensed or leased from a third party by Tenet prior to or after the Effective Date and used by PSC to provide Special Services under this Agreement; excluding, however, any such software and related documentation that also constitutes Tenet Enterprise Software or Tenet Facility Software.

(205)	“Tenet Systems” means the Tenet Enterprise Systems, the Tenet Facility Systems and the Tenet Special Services Systems, collectively.

(206)

“Tenet Third Party Software” means (a) the Tenet Enterprise Third Party Software, (b) the Tenet Facility Software to the extent such software is licensed or leased from a third party by Tenet, and (c) the Tenet Special Services Third Party Software.

(207)	“Term” means the Initial Term and the Renewal Term(s), collectively.

(208)

“Termination Assistance Period” means a period of time designated by THC, commencing no more than one hundred eighty (180) days prior to the date of termination or expiration of this Agreement, and continuing for a period not to exceed [**] months after the effective date of such termination or expiration.

(209)

“Termination Assistance Services” means (a) the cooperation of PSC with Tenet in effecting the orderly transfer of the Services to a third party or the resumption of the Services by Tenet upon request by THC and (b) the performance by PSC of such services as may be reasonably requested by THC and in accordance with Exhibit 18, in connection with the transfer of the Services to a third party or the resumption of the Services by Tenet.

(210)

“Third Party Agreements” means the agreements for the information technology assets retained by Tenet which are set forth in Exhibit 9 [Third Party Agreements] as may be updated by PSC and THC from time to time during the Term.

(211)	“THC” means Tenet Healthcare Corporation, a Nevada corporation, with a principal place of business at 13737 Noel Road, Dallas, Texas 75240-2019.

(212)	“Third Party Agreement Invoice(s)” means each invoice or, when used in the plural, all invoices submitted to PSC by third parties in connection with the Third Party Agreements.

(213)	“Third Party Benchmarker” has the meaning set forth in Section 11.02.

(214)	“Third Party Services” has the meaning set forth in Section 8.08.

(215)

“Tier 1 Offshore Services” are those Core Enterprise Services identified in the IT Migration Plan to be included in the first wave of Core Enterprise Services that shall be implemented at the PSC Service Locations in India or Mexico, as identified in Exhibit 7 in accordance with the IT Migration Plan.

(216)	“Tier 2 Offshore Fee Adjustments” means the Agreed Tier 2 Offshore Fee Adjustments and the Optional Tier 2 Offshore Fee Adjustments, collectively.

(217)	“Tier 2 Offshore Services” means the Agreed Tier 2 Offshore Services and Optional Tier 2 Offshore Services, collectively.

(218)	“Tier 2 Tenet Software” means the Agreed Tier 2 Tenet Software and the Optional Tier 2 Tenet Software, collectively.

(219)	“Transactions” has the meaning set forth in Section 24.10(2)(A).

(220)	RESERVED

(221)

“Transitioned Employees” means any former employees or agents of Tenet hired by PSC in connection with this Agreement (including the Facility Transitioned Employees) or the 1995 Agreement or the 2001 Agreement.

(222)	“Triggering Event” has the meaning set forth in Section 35.02.

(223)	“United States” means the fifty states, excluding territories and protectorates.

ARTICLE 2.                                                        TERM.

2.01         Initial Term.  The initial term of this Agreement shall commence on the Effective Date, and shall continue until 12:00 midnight (Eastern Standard Time) ten (10) years from the Effective Date, unless terminated earlier pursuant to Article 28 (the “Initial Term”).

2.02         Renewals. This Agreement shall renew for up to [**] additional [**]-year periods (each, a “Renewal Term”; collectively, the “Renewal Terms”) upon 180 days’ notice from THC prior to the expiration of the Initial Term or a Renewal Term that THC desires to renew this Agreement.  This Agreement shall renew pursuant to this Section 2.02 at the charges (as adjusted in accordance with Section 21.07) [**].

ARTICLE 3.                                                        2001 CORE OBLIGATIONS AND CORE ENTERPRISE SERVICES.

3.01         2001 Core Obligations.  Commencing on the Effective Date and continuing until the Commencement Date, PSC shall provide to Tenet the 2001 Core Obligations.

3.02         Core Enterprise Services.  Commencing on the Commencement Date and continuing throughout the remainder of the Term, PSC shall provide to Tenet the Core Enterprise Services.

3.03         Current Environment.  PSC shall provide the Core Enterprise Services with respect to the Current Environment at each Tenet Service Location.

3.04         Enterprise Machines.  PSC shall provide the Core Enterprise Services using the Enterprise Machines.  As part of the Core Obligations, PSC shall use for the benefit of Tenet such PSC Enterprise Machines as may be necessary to provide the Services (including such PSC Enterprise Machines as may be necessary to use PSC proprietary and third party software tools).

3.05         Enterprise Machine Maintenance.  As part of the Core Enterprise Services, PSC shall provide maintenance and support services, including installing, maintaining and supporting upgrades, for the Enterprise Machines as described in Article I of Exhibit 2 [Core Obligations] and as otherwise may be necessary for PSC to perform the Core Enterprise Services in accordance with the Core Performance Standards.

3.06         Relief.  Notwithstanding the obligations set forth in Sections 3.04 and 3.05, PSC shall be relieved from its obligations under Section 3.04 and 3.05 with respect to Tenet Enterprise Machines leased by Tenet to the extent Tenet does not have the necessary rights under the applicable third-party lease agreement to allow PSC to perform such obligations; provided PSC (1) gives THC written notice of Tenet’s failure to secure such rights promptly after PSC becomes aware of such failure, except when PSC becomes aware of such failure by notification from Tenet, and (2) cooperates with THC in securing such necessary rights or instituting a reasonable work-around; provided, further, such relief from liability shall not apply with respect to (a) any such necessary Tenet Consents that PSC was obligated to obtain pursuant to Article 17; or (b) any such necessary rights with respect to Additional Equipment procured by PSC in Tenet’s name pursuant to Section 6.02 to the extent PSC failed to obtain such rights and failed to obtain THC’s approval as described in the Procurement Procedures.

3.07         Replacements.  As part of the Core Enterprise Services, PSC shall provide additional Enterprise Machines and replace or upgrade the Enterprise Machines, including such additional Enterprise Machines, replacements and upgrades to such Enterprise Machines as may be necessary for PSC to perform the Core Enterprise Services in accordance with the Core Performance Standards, subject to Section 6.02 with respect to any additional, replacement or upgraded Tenet Enterprise Machines that PSC procures on Tenet’s behalf pursuant to this Section 3.07.  Notwithstanding the preceding sentence, [**] shall pay the cost of any such additional Tenet Enterprise Machines and upgrades to, or replacements of,

Tenet Enterprise Machines, plus the Procurement Management Fee for any such additional Tenet Enterprise Machines, and any such upgrades or replacements of Tenet Enterprise Machines[**].  In the event the additional, replacement or upgrade of a Tenet Enterprise Machine requires an upgrade or modification to the Enterprise Software, PSC shall not acquire, install or use such Tenet Enterprise Machine without first notifying THC of the impact of the proposed changes and obtaining THC’s consent.  Upon receipt of THC’s consent, PSC shall provide the additional, replacement or upgraded Tenet Enterprise Machine as specified in PSC’s notice and shall be responsible[**] for installing any upgrades or modifications to the Core Enterprise Software or additional software necessary as a result of PSC’s use of additional Tenet Enterprise Machines, replacements or upgrades to the Tenet Enterprise Machines.  Upon THC’s request and as part of the Core Enterprise Services, PSC shall be responsible for (1) configuring, installing, testing, implementing and maintaining (including warranty services) all additions, replacements and upgrades to the Enterprise Machines in accordance with Article I of Exhibit 2 [Core Obligations] and (2) notifying Tenet’s authorized movers in accordance with Tenet’s moving policies, packing and de-installing in accordance with Article I of Exhibit 2 [Core Obligations] and disposing of the Tenet Enterprise Machines pursuant to Section 3.18.  PSC shall bear the cost of any replacement or upgrade of PSC Enterprise Machines or any additional PSC Enterprise Machines, including the cost of any upgrades or modifications to the Core Enterprise Software, or additional software necessary as a result of PSC’s use of additional, replacement or upgraded PSC Enterprise Machines.  THC and PSC agree that PSC’s ability to achieve certain Performance Standards may be negatively affected if THC withholds or delays the consent contemplated by this Section 3.07.  In such event, THC and PSC will evaluate the affect of such withheld or delayed consent on PSC’s ability to achieve the Performance Standards and will modify the affected Performance Standards and related Performance Credits accordingly.

3.08         Enterprise Machine Refresh. As part of the Core Enterprise Services, PSC shall, during the Term, monitor the performance of the Enterprise Machines, except Tenet Enterprise End-User Machines, currently being used to provide the Services.  As part of the Core Enterprise Services and for the Procurement Management Fee, PSC shall, upon THC’s request, replace, at [**] expense, the Tenet Enterprise Machines (with hardware and software purchased, leased or rented by PSC) by performing procurement, configuration, installation, testing, implementation, software migration, security administration and maintenance services (such services, collectively, an “Enterprise Refresh”), subject to Section 6.02.  The Enterprise Refresh services described in this Section 3.08 [**].  As part of the Core Enterprise Services, PSC shall provide the hardware, and the configuration, installation, testing, implementation and maintenance services, in respect of the PSC Machines as may be necessary to perform the Services in accordance with the Performance Standards.

3.09         Leased Tenet Enterprise Machines.  With respect to any additional, replacement or upgraded Tenet Enterprise Machines that PSC procures on Tenet’s behalf pursuant to Section 3.07 or Section 3.08 (“Additional Equipment”), the Parties shall follow the procurement process set forth in Section 6.02.

3.10         Enterprise Applications Software. As part of the Core Enterprise Services, and more fully described in Section 3.11 and Exhibit 2 [Core Obligations] and Exhibit 3 [Applications Software], PSC shall have certain administrative, operational maintenance, and financial maintenance responsibilities for the Tenet Enterprise Applications Software.  In addition, THC and PSC, respectively, have financial obligations for certain Tenet Enterprise Applications Software as specified in Exhibit 3 [Applications Software].

3.11         Additional Third Party Enterprise Applications Software.  With repect to any additional third party applications that Tenet requests PSC procure on Tenet’s behalf (each an “Additional Software License”), the Parties shall follow the procurement process set forth in Section 6.02 for procurement of such additional third party applications; provided, however, the financial responsibility for the acquisition of such additional third party applications software shall be determined by the Management Committee.  As part of the Core Enterprise Services, PSC shall have administrative, operational and maintenance responsibility for any additional third-party applications software relating to the Core Enterprise Services requested by THC during the Term as agreed upon by the Parties.  Additionally, PSC shall use best commercial efforts to have included in each such Additional Software License the  right for THC and PSC to attend all user group meetings offered by the software vendor.

3.12         Tenet Enterprise Applications Software Maintenance.  As part of the Core Enterprise Services and subject to THC’s obligations pursuant to this Agreement, PSC shall provide Tenet with applications software maintenance and applications software production support services for the Tenet Enterprise Applications Software as described in Article I of Exhibit 2 [Core Obligations], including: (1) preventive and corrective maintenance to correct defects and failures in the Tenet Enterprise Applications Software, (2) changes to support the day-to-day operations of Tenet’s business as may be agreed to by THC and PSC, (3) installing, testing and maintaining upgrades to the Tenet Enterprise Applications Software, (4) following receipt of notice in accordance with Section 6.05, modifying the Tenet Enterprise Applications Software to the extent necessary to comply with Tenet’s regulatory requirements, including modifying the Tenet Enterprise Application Software to the extent necessary to enable Tenet to comply with the Federal Privacy Regulations, the Federal Transaction Regulations and the Federal Security Regulations, and (5) changes to the Tenet Enterprise Applications Software necessary due to changes to the Enterprise Systems Software; (6)

maintaining all interfaces relating to the Tenet Enterprise Applications Software maintained on the Effective Date by Tenet or PSC under the 2001 Agreement and additional interfaces relating to the Tenet Enterprise Applications Software developed by PSC under this Agreement, and (7) appropriately handling all requests and inquiries with respect to the Tenet Enterprise Applications Software that are referred by the PSC Help Desk provided by PSC (such applications software maintenance and applications software production support services, including (1) through (7), collectively, “Core Enterprise Applications Maintenance”). PSC’s obligations, however, to provide Core Enterprise Applications Maintenance support for the SMS Software are conditioned on SMS maintaining and providing its software support services to Tenet and then PSC’s obligations are limited to receiving, logging, and tracking help desk calls pertaining to SMS Software and forwarding such calls to SMS.  Notwithstanding the foregoing, PSC shall be relieved from its obligations to provide Core Enterprise Applications Maintenance with respect to Tenet Enterprise Third Party Software to the extent Tenet does not have the necessary rights under the applicable third-party license agreement to allow PSC to perform such Core Enterprise Applications Maintenance.

3.13         Enterprise Systems Software. Except as otherwise provided herein, as part of the Core Enterprise Services, PSC shall have financial, administrative, operational and maintenance responsibility for the Enterprise Systems Software as described in Section 3.14 and Exhibit 2, except for operating system software installed on Tenet Enterprise End-User Machines; provided, however, THC shall have financial responsibility for Enterprise Systems Software for the AS/400 Machines which are owned or leased by Tenet.

3.14         Enterprise Systems Software Maintenance. As part of the Core Enterprise Services and subject to THC’s obligations pursuant to this Agreement, PSC shall provide Tenet with Enterprise Systems Software maintenance and Enterprise Systems Software production support services as described in Article I of  Exhibit 2 [Core Obligations], including: (1) preventive and corrective maintenance to correct defects and failures in the Enterprise Systems Software; (2) installing, testing and maintaining upgrades to the Enterprise Systems Software; (3) following receipt of notice in accordance with Section 6.05, modifying the Enterprise Systems Software to the extent necessary to comply with Tenet’s regulatory requirements; and, (4) changes, enhancements and replacements of the Enterprise Systems Software or additional Enterprise Systems Software, as PSC deems necessary, in order to perform the Core Enterprise Services in accordance with the Core Performance Standards (including (1) through (4), collectively “Core Enterprise Systems Software Maintenance”).  Notwithstanding the foregoing, PSC shall be relieved from its obligations to perform Core Enterprise Systems Software Maintenance with respect to Tenet Enterprise Third Party Software to the extent Tenet does not have the necessary rights under the applicable third-party license agreement to allow PSC to perform such Core Enterprise Systems Software Maintenance.

3.15         New Releases and Versions of the Enterprise Software.

(1)           As part of the Core Enterprise Services, PSC shall: (a) provide and maintain new releases and versions of the Enterprise Software so that the Enterprise Software used by Tenet or otherwise used to provide the Core Enterprise Services is at the current release level or one release level below the current release level unless otherwise agreed or requested by THC, (b) test new releases and versions of such Software, (c) install such Software and ensure that such Software is operational and (d) distribute, install and implement code fixes for such Software (including any such new releases and versions) according to the schedules agreed upon by THC and PSC.

(2)           PSC shall: (a) not install any new release or version of the Enterprise Software that is a first installation or beta release without THC’s consent and (b) use best commercial efforts to install any new release or version of the Enterprise Software within the time period mandated by any regulatory agency for the installation of such new release or version.

(3)           Notwithstanding the obligations set forth in Sections 3.15(1) and (2), PSC shall be relieved from its obligations under Section 3.15(1) and (2) with respect to Tenet Enterprise Third Party Software to the extent Tenet does not have the necessary rights under the applicable third party license agreement to allow PSC to perform such obligations; provided PSC (i) gives THC written notice of Tenet’s failure to secure such rights promptly after PSC becomes aware of such failure, except when PSC becomes aware of such failure by notification from Tenet, and (ii) cooperates with THC in securing such necessary rights or instituting a reasonable work-around; provided, further, such relief from liability shall not apply with respect to (A) any such necessary Tenet Consents that PSC was obligated to obtain pursuant to Article 17; or (B) any such necessary rights under an Additional Software License procured by PSC in Tenet’s name pursuant to Section 6.02 to the extent PSC failed to obtain such rights and failed to obtain THC’s approval as described in the Procurement Procedures.

3.16         Voice Communications.  As part of the Core Enterprise Services, PSC shall provide the voice telecommunications as described in Article I of Exhibit 2 [Core Obligations].

3.17         Data Telecommunications.  As part of the Core Enterprise Services, PSC shall (1) provide one (1) T-1 line as described in Article I of Exhibit 2 [Core Obligations] to the PTC (as defined in Exhibit 2) from each Core Hospital, (2) provide one (1) MPLS T1 to the Internet from each Core Hospital, (3) be responsible for all data communications hardware, software and bandwidth for connections between PSC Service Locations, and (4) the data telecommunications provided by PSC as described in Article I of Exhibit 2.

3.18         Disposition of Assets.  Upon THC’s request and as part of the Core Enterprise Services, PSC shall administer and manage, on Tenet’s behalf, as Tenet’s agent, the disposition, of the assets set forth in Exhibit 3 [Applications Software] (each as may be updated by the Parties from time to time during the Term) in connection with the replacement or refreshment of such assets during the Term.  In connection with such disposition and as part of the Core Enterprise Services, PSC shall, upon THC’s request, as Tenet’s agent (1) use best commercial efforts on Tenet’s behalf to identify and solicit, upon terms and prices most favorable to Tenet, purchasers of such Tenet assets, including by providing fair market value listings, and (2) return leased equipment or software to the lessor.  Prior to the sale of any such asset, PSC shall provide THC with a written estimate of the amount PSC expects to receive for such asset as well as the costs associated with the disposition of such asset.  Such estimate shall be non-binding and for informational purposes only; provided, however, that THC must instruct PSC with respect to such asset disposition within five business days of THC’s receipt of such estimate.  PSC shall dispose of such asset within five business days of receipt of THC’s approval.  PSC shall remit to THC the amount received by PSC on Tenet’s behalf for such asset within five business days of PSC’s receipt of such amount, less a fee equal to [**] percent of the gross amount received by PSC.  PSC shall notify THC immediately in the event that the amount actually received by PSC for such asset is less than the amount stated in the applicable estimate provided to THC in accordance with this Section 3.18.  If PSC incurs additional costs (other than personnel-related costs) in connection with the disposition of an asset pursuant to this Section 3.18, THC shall reimburse PSC for such additional costs associated with the disposition of such assets.

3.19         Supplies. As part of the Core Enterprise Services, PSC shall be responsible for data processing related forms and supplies required for PSC Enterprise Systems operations, including, but not limited to, pre-printed forms and stock labels, magnetic tapes, and printer consumables, provided that if there is a material change in the Core Enterprise Services that affects the volume of data processing related forms and supplies required for such PSC Enterprise Systems operations, the Parties shall negotiate an appropriate adjustment to the Core Enterprise Annual Fee.

ARTICLE 4.                                                        CORE PROJECTS.

4.01         Core Project Management.  As part of the Core Enterprise Services, PSC shall provide the project management, installation, testing, training,

documentation and related services described in Exhibit 4 [Core Project] in connection with the Core Project.

4.02         Core Project Schedules.  Subject to Tenet’s performance of its obligations identified in Exhibit 4 [Core Project] or in the Core Project Schedule, as part of the Core Enterprise Services, PSC shall provide the services and deliverables described in Exhibit 4 (“Core Project”) in accordance with any applicable Core Project Schedule.

4.03         Core Project Testing Environments.  As part of the Core Enterprise Services, subject to THC approval and where testing with data representative of the production environment is necessary, PSC may use a copy of Tenet production data; provided, however, that such test data shall not contain actual client names or addresses to the extent that the same is prohibited by statutory or regulatory requirements.

4.04         Core Project Acceptance Tests. As part of the Core Enterprise Services, THC and PSC shall perform the Core Project Acceptance Test(s) established by the Parties for the Core Project.

4.05         Core Project Completion. With respect to the Core Project Acceptance Test(s) established by the Parties for the Core Project, within 30 days of the date of notification by PSC of the successful completion of such Core Project Acceptance Test(s) for the Core Project, THC shall notify PSC whether the implementation of the Core Project is complete in accordance with the Core Project Acceptance Test(s).  In the event THC notifies PSC that the implementation is not complete, PSC shall have thirty (30) days to either (1) complete the Core Project in accordance with the Core Project Acceptance Test(s) and notify Tenet of the successful completion of such Core Project Acceptance Test(s); or (2) dispute THC’s allegation that the Core Project was not completed in accordance with the Core Project Acceptance Test(s) and submit the issue for dispute resolution pursuant to Article 32.  In the event PSC notifies THC in accordance with clause (1), THC shall then have seven (7) days to re-conduct the Core Project Acceptance Test (s).  If THC fails to provide notice to PSC within such 30-day or 7-day periods, the implementation of the Core Project shall be deemed to be complete.

ARTICLE 5.                                                        CORE FACILITY SERVICES.

5.01         Core Facility Services.  Beginning on the Commencement Date, and continuing throughout the Term, PSC shall provide to Tenet the Core Facility Services in accordance with Article II of Exhibit 2 [Core Obligations].

ARTICLE 6.                                                        ADDITIONAL CORE OBLIGATIONS.

6.01         Changes to the Core Obligations.  Except as may be necessary on an emergency basis to maintain the continuity of the Core Obligations, PSC shall not, without THC’s consent, modify (1) the composition or nature of the Core Obligations or (2) the manner in which the Core Obligations are provided or delivered (except that THC’s consent shall not be required in order for PSC to modify the manner in which administrative and other services that are transparent to end-users of the Services are provided or delivered).

6.02         Procurement.

(1)           Procurement Process.  As part of the Core Obligations, upon THC’s request or as required in Section 3.09 and Section 3.11, PSC shall assist THC in procuring additional equipment and additional third party software (including Additional Software Licenses and Additional Equipment), on Tenet’s account, at THC’s expense, either in Tenet’s or in PSC’s name, as THC shall determine, and on such terms and conditions as THC may approve.  Additionally, specific procedures for procuring such additional equipment and third party software (including Additional Software Licenses and Additional Equipment) shall be set forth in the Management Procedures Manual (“Procurement Procedures”).

(2)           Procurement Management Fee.  As part of PSC’s obligations under Section 6.02(1) above, PSC shall identify, manage and negotiate at the lowest price commercially available to PSC, all hardware, software and communication purchases, leases and licenses on behalf of Tenet for a management fee  equal to [**] percent of the gross price for such procured item (the “Procurement Management Fee”), subject to THC’s written authorization to finalize each purchase, lease and license on terms acceptable to THC.  Without limiting the foregoing, if, prior to giving authorization to PSC to finalize a purchase, lease or license, Tenet locates comparable, as determined by THC and PSC, hardware, software or communications products or services at a lower cost than that offered by PSC (exclusive of the Procurement Management Fee), PSC shall procure the hardware, software and communication product or services at the lower cost and PSC shall not be entitled to any Procurement Management Fee for the purchase, lease or license of the comparable products or services.  Unless otherwise agreed by THC, the Procurement Management Fee shall not apply to any recurring maintenance or license fees associated with any purchase, lease or license by PSC pursuant to this Section 6.02. At THC’s request, PSC shall solicit and evaluate competitive bids with respect to any such purchase, lease or license.

6.03         Improved Technology.  As part of the Core Obligations, PSC shall provide to THC for Tenet’s evaluation and testing in connection with the Services, at the same time as access is provided to other PSC customers, any new, commercially available PSC information processing technology developments, including new software and hardware developments, that could reasonably be expected to have an impact on Tenet’s business. If, after such evaluation and testing, THC requests that PSC provide any Improved Technology to Tenet for Tenet’s use, PSC shall provide such Improved Technology to Tenet at reasonable commercial rates as may be agreed to by THC and PSC.

6.04         Licenses and Permits.  As part of the Core Obligations, PSC is responsible for obtaining all licenses, authorizations and permits required by applicable legislative enactments and regulatory authorizations, for PSC to perform the Services and otherwise carry out its obligations under this Agreement.  Additionally, PSC has financial responsibility for, and shall pay, all fees and taxes associated with obtaining such licenses, authorizations and permits.

6.05         Changes in Law and Regulations.  Each Party shall identify and notify the other of changes in applicable legislative enactments and regulations that it becomes aware of in the ordinary course of its business and shall work with the other to identify the impact of such changes on how Tenet uses the Services.  As part of the Core Obligations, PSC shall identify the impact of such changes on the Services.  If requested by THC, PSC shall promptly make any resulting modifications to the Services reasonably necessary as a result of such changes through the Change Control Procedures.  PSC shall be responsible for, and shall pay for, the cost of any such changes relating solely to PSC’s business.  [**]

6.06         RESERVED.

6.07         Strategic Plan.  Upon THC’s request, and as part of the Core Obligations, PSC shall assist THC with the preparation of a strategic systems plan that will present opportunities for Tenet to utilize alternative technologies, such as hardware and applications software that support comprehensive processing correlating to Tenet’s strategic business direction.  Upon THC’s request, PSC shall assist in the preparation of such strategic systems plan in cooperation with a third party consultant designated by THC.  Notwithstanding any such assistance from PSC, the adoption of such a strategic systems plan, in whole or in part, shall be within THC’s sole discretion.

6.08         Manufacturers’ Warranties.  As part of the Core Obligations, PSC shall without limitation of any of Tenet’s other rights or remedies, pass through to Tenet, whenever such pass through is permitted, the manufacturer’s or vendor’s warranty on all hardware, Software, or any installation or maintenance services provided in connection with such hardware or Software, and, in the event of any warranty claim, cooperate fully with Tenet in asserting such claim against the warrantor.

6.09         Charge Back System.  Upon THC’s request, and as part of the Core Obligations, PSC shall assist THC in developing, implementing, improving and maintaining an internal charge back system.

6.10         Third Party Services. Subject to Section 28.08 and Section 29.05, Tenet shall have the right to contract with a third party to perform any of the Core Obligations.  In the event Tenet contracts with a third party to perform any Core Obligations, PSC shall cooperate with Tenet and such third party to the extent reasonably required by THC, including provision of (1) written requirements, standards and procedures for Tenet systems operations maintained by PSC so that the enhancements or developments of such third party may be operated by PSC, (2) assistance and support services to such third party at the applicable then-current Special Services Hourly Rate, and (3) if permitted by third party vendors, access to the Software and the Machines as may be reasonably required by such third party and approved by THC in connection with such Core Obligations.  THC shall require such third parties to comply with PSC’s reasonable requirements regarding operations, data center standards and security and to sign a non-disclosure agreement with PSC in a form reasonably acceptable to PSC.  PSC will provide to such third parties or to THC, upon request, copies of any such reasonable requirements regarding operations, data center standards and security.  In the event THC exercises its rights under this Section 6.10, PSC and THC will evaluate the impact of such exercise on the Performance Standards and any related Performance Credits and PSC and THC will modify such Performance Standards and any such related Performance Credits accordingly.

ARTICLE 7.                                                        THIRD PARTY CONTRACT ADMINISTRATION AND MANAGEMENT.

7.01         PSC Responsibilities. Throughout the Term, PSC shall be responsible for administering and maintaining the Third Party Agreements.  PSC shall use best commercial efforts as agreed upon by THC and PSC to reduce THC’s financial responsibility with respect to the Third Party Agreements.  PSC shall provide THC with reasonable notice of any renewal, termination or cancellation dates and fees in respect of the Third Party Agreement.  PSC may, upon THC’s consent, to the extent permitted by the Third Party Agreements, modify, terminate or cancel any such Third Party Agreements.  Any modification, termination or cancellation fees or charges imposed upon Tenet in connection with any such modification, termination or cancellation without THC’s consent shall be paid by PSC.

7.02         Performance Under Agreements.  Each of THC and PSC shall promptly inform the other Party of any breach of, or misuse or fraud in connection with, any Third Party Agreements and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud.  PSC shall pay all amounts due for any penalties or charges incurred by Tenet as a result of (1) the breach of, or misuse or fraud in connection with, any Third Party Agreement by Tenet or its employees, contractors (other than PSC), agents or representatives if PSC (a) has actual knowledge, or reasonably should have had actual knowledge, of such breach, fraud or misuse and (b) fails to notify THC of such breach, fraud or misuse; or (2) the breach of, or misuse or fraud in connection with, any Third Party Agreement by PSC, PSC Project Personnel or PSC Company Contractors; provided, however with respect to clause (1), PSC shall only be liable for amounts incurred after PSC has actual knowledge, or reasonably should have had actual knowledge, of such breach, fraud or misuse.

7.03         Third Party Invoices. PSC shall receive all Third Party Agreement Invoices.  PSC shall review and correct any errors in and pay the Third Party Agreement Invoices for services which accrue on or after the Effective Date as well as those errors, if any, which accrued under the 2001 Agreement.  Any administration or maintenance fees of PSC in connection with the Third Party Agreement Invoices [**].  [**] shall be responsible for any late fees in respect of the Third Party Agreement Invoices for services which accrue on or after the Effective Date, as well as those late fees, if any, which accrued under the 2001 Agreement, [**].

7.04         Appointment as Agent. THC hereby appoints PSC as Tenet’s sole, limited purpose agent for all administration and maintenance matters pertaining to the Third Party Agreements.

ARTICLE 8.                                                        SPECIAL SERVICES.

8.01         Special Services.  THC may, from time to time after the Effective Date and subject to Section 8.08, request that PSC perform Special Services.  Following receipt of such request, PSC shall, as soon as reasonably practicable, notify THC as to whether PSC desires to perform such Special Services as follows:

(1)           Project Services Schedules.  With respect to any Special Services that (i) require twelve (12) months or more to perform; or (ii) the total estimated charges (including charges for the Special Services and any charges for hardware, software, implementation, travel, ongoing expenses and any other charges or expenses) will exceed five hundred thousand dollars ($500,000.00); or (iii) will be charged on a fixed fee basis (e.g., Special Services charged at a fixed price or at a monthly rate); or (iv) include any ongoing Special Services Performance Standards; or (v) include any ongoing fees or expenses, if PSC desires to perform such Special Services:

(a)           PSC shall provide to THC, as soon as reasonably practicable following receipt of THC’s request, a proposal for such Special Services substantially in the form of a “Form Project Services Schedule” approved by the Management Committee (a “PSS Proposal”).

(b)           In the event THC elects to have PSC perform the Special Services described in a PSS Proposal, THC and PSC shall execute the PSS Proposal.  Once THC and PSC have duly executed a PSS Proposal in accordance with this Section 8.01(1)(b), such PSS Proposal shall constitute a “PSS” or a “Project Services Schedule” and shall be binding on the Parties and PSC shall provide to Tenet the Special Services set forth in such PSS.  PSC shall not begin performing any such Special Services until a PSS has been duly executed by THC and PSC pursuant to this Section 8.01(2)(b).

(2)           Service Requests.  With respect to any Special Services that (i) will be charged on a time and materials basis at an hourly rate; (ii) require less than twelve (12) months to perform; (iii) the total estimated charges (including charges for the Special Services and charges for any hardware, software, implementation, travel and any other expenses or charges) will not exceed five hundred thousand dollars ($500,000.00); and (iv) do not include any ongoing Special Services Performance Standards or any ongoing fees or expenses, if PSC desires to perform such Special Services:

(a)           PSC shall provide to THC, as soon as reasonably practicable following receipt of THC’s request, a proposal for such Special Services (i) via the SR Tracker system, the OPAS system, the eProject system or another mutually agreed upon electronic system, or (ii) via email, or (iii) in a hard-copy; each substantially in the form of a “Form Service Request” approved by the Management Committee (a “Service Request Proposal”).

(b)           Each Service Request Proposal shall include (i) a description of the scope of such Special Services; (ii) an estimated schedule for commencing and completing such Special Services (i.e., the term); (iii) whether PSC will utilize PSC Onshore Resources or PSC India Resources, or PSC Other Offshore Resources located in offshore PSC Service Locations that (A) are listed in Exhibit 7 without a notation in such exhibit that approval by the Management Committee is required for PSC to provide services at such locations, or (B) have been approved by the Management Committee, to provide such Special Services; (iv) an estimate of the hours necessary to perform the Special Services; (v) the applicable charges for such Special Services (i.e., the applicable Special Services Hourly Rate); (vi) applicable Tenet billing information (CER # or facility/department/sub-account codes); and (vii) if applicable (A) a description of any hardware, software, implementation and training PSC shall provide under the Service Request Proposal and the estimated charges for such items, (B) any travel necessary for PSC Project

Personnel to provide such Special Services and the estimated travel expenses for such travel; and (C) any acceptance criteria relating to such Special Services.  PSC shall only provide Special Services under a Service Request from PSC Service Locations listed in Exhibit 7 or that were approved by the Management Committee.

(c)           In the event THC elects to have PSC perform the Special Service described in a Service Request Proposal:

(i)            If the Service Request Proposal was submitted utilizing one of the electronic systems identified in Section 8.01(2)(a)(i), THC shall approve the Service Request Proposal via such system; or

(ii)           if the Service Request Proposal was submitted via email, THC shall approve the Service Request Proposal via email; or

(iii)          if the Service Request Proposal was submitted via the document identified in Section 8.01(2)(a)(iii), THC and PSC shall execute such document.

(d)           Once THC has approved, or THC and PSC have executed, as the case may be, a Service Request Proposal in accordance with Section 8.01(2)(c), such Service Request Proposal shall constitute a “Service Request” and shall be binding on the Parties.  PSC shall not begin performing any such Special Services until THC has approved, or THC and PSC have executed, as the case may be, a Service Request Proposal pursuant to Section 8.01(2)(c).

(e)           In any event, a Tenet vice president may determine that a Special Service of the type described in Section 8.01(2) may be agreed to pursuant to a Service Request, in which case the Tenet vice president shall execute or approve, as the case may be, the applicable Service Request.

(3)           If PSC becomes aware that the actual resources (including software, hardware, human and run-time resources) expended by PSC or PSC Company Contractors in performing the Special Services pursuant to a PSS or Service Request exceed or are likely to exceed the estimated resources set forth in such PSS or Service Request, PSC shall promptly notify THC of the extent, or likely extent, that the actual resources exceed or are expected to exceed the anticipated resources.  PSC shall within [**] days of giving such notice perform a root-cause analysis to identify the cause of the need for such excess resources and provide a report detailing the circumstances resulting in the need for such excess resources.  Neither THC nor any THC Affiliate shall be responsible for such excess costs associated with such PSS or Service Request unless THC approves such costs in advance.  If THC does not approve such costs, PSC shall no longer be obligated to continue to provide the Special Services subject to such PSS or Service Request.  In the event of such excess resources, unless otherwise specified in the application PSS or Service Request[**].  PSC shall be responsible for any resources expended by PSC or PSC Company Contractors in performing the Special Services that exceed the estimated resources set forth in the applicable PSS or Service Request that are not approved by THC.

(4)           If THC does not approve a PSS Proposal or Service Request Proposal as set forth in Section 8.01(2)(b) or Section 8.01(3)(c), PSC shall not perform such Special Services and Tenet shall have the right to contract with a third party for such services, as set forth in Section 8.08.

8.02         Continuing Special Services Schedules.  With respect to the Special Services contracted for under the Continuing Special Services Schedules, such Continuing Special Services Schedules shall continue under this Agreement, subject to any amendments to such Continuing Special Services Schedules set forth in Exhibit 19, which shall contain amendments to certain agreed upon Continuing Special Services Schedules that are not calculated on an hourly basis to account for the then-current and applicable Special Services Hourly Rates.

8.03         Development Services. As Special Services, PSC shall provide, upon THC’s request, resources for use in connection with new projects or such other services designated by Tenet, including consulting services and developing, modifying and enhancing such existing and new applications as may be requested by THC (the “Development Services”).  Development Services do not include (1) implementing the Core Project, (2) performing Core Enterprise Applications Maintenance, (3) providing operational or administrative support or (4) providing any other services otherwise included in the Core Obligations.  If Tenet requests such Development Services, the Parties shall follow the PSS or Service Request procedures set forth in this Article 8.

8.04         Development Baseline Annual Hours.  As Special Services, each Contract Year PSC shall provide PSC Onshore Resources to perform Development Services consisting of at least the number of person hours set forth below (the “Development Baseline Annual Hours”):

Contract Year	Development Baseline Annual Hours (Number of Person Hours)
1	[**]
2	[**]
3	[**]
4	[**]
5	[**]
6	[**]
7	[**]
8	[**]
9	[**]
10	[**]

Subject to Section 8.01, PSC shall increase or decrease the amount of the resources providing Development Services according to THC’s request for Development Services.  Development Services provided pursuant to this Article 8 shall be charged on a time and materials basis at the then-current applicable Special Services Hourly Rate or on a fixed fee basis as specified in the applicable PSS or Service Request.  Each month, in accordance with Section 22.01, PSC shall issue a credit to THC in an amount equal to the Development Baseline Monthly Hours for such month multiplied by the then-current Onshore Special Services Hourly Rate.

8.05         Special Services Timeframe.  PSC shall perform the Special Services in accordance with the schedule, if any, set forth in the PSS or Service Request, as applicable.

8.06         Special Services Acceptance Tests.  As part of Special Services, THC and PSC shall perform the mutually agreed upon acceptance test(s) for such Special Services, if any, set forth in the PSS or Service Request, as applicable (“Special Services Acceptance Tests”).

8.07         Minimum Commitment for Special Services.  During each of the first [**] Contract Years, THC agrees to procure from PSC Special Services to be performed by PSC in an amount equal to [**] dollars ($[**]) in excess of an amount equal to the Development Baseline Annual Hours for such Contract Year multiplied by the then-current Onshore Special Services Hourly Rate.

8.08         Third Party Services.  Notwithstanding any request made to PSC or the submission of a PSS Proposal or a Service Request Proposal by PSC pursuant to Section 8.01, Tenet shall have the right to contract with a third party to perform any services which are in addition to, or outside the scope of, the then-current Services or which require resources not covered by the Fees or require additional start-up expenses (the “Third Party Services”).  If Tenet contracts with a third party to perform any Third Party Services, PSC shall cooperate with Tenet and such third party to the extent reasonably required by THC, including provision of (1) written requirements, standards and procedures for the Systems maintained by PSC under this Agreement so that enhancements or developments of such third party may be operated by PSC, (2) assistance and support services to such third party at the then-current applicable Special Services Hourly Rate, and (3) access to the Software and the Machines as may be reasonably required by such third party and approved by THC in connection with such Third Party Service.  THC shall require such third parties to comply with PSC’s reasonable requirements regarding operations, data center standards and security.  PSC shall cooperate with such Third Party Service provider at THC’s request, provided the Third Party Service provider complies with any written requirements, standards and policies for system operations provided to Tenet by PSC.  THC agrees to consider recommendations from PSC regarding the technical architecture or environment for any such Third Party Service.  If a Third Party Service provider fails to comply with PSC’s reasonable requirements regarding operations, data center standards and security, PSC and THC will evaluate the effect of such failure to cooperate on PSC’s ability to achieve the Performance Standards and PSC and THC will modify the Performance Standards and related Performance Credits accordingly.

ARTICLE 9.                                                        CUSTOMER SATISFACTION.

9.01         Baseline Customer Satisfaction Survey.  The ISD survey, dated October  2006, which was conducted by PSC under the 2001 Agreement, shall serve as the baseline for measurement of ISD performance improvements described in Section 9.02.

9.02         Annual Customer Satisfaction Survey. Upon request by THC, but not more often than once every 12 months during the Term and as part of the Core Obligations, PSC shall conduct a customer satisfaction survey of the senior managers of the ISD which shall focus on satisfaction with the functional interface between Tenet and PSC (“Annual Customer Satisfaction Survey”).  The general scope, content, and methodology for conducting an Annual Customer Satisfaction Survey shall be in accordance with PSC’s then-current corporate standards for conducting customer satisfaction surveys of its customers; provided, however, such standards shall at least cover overall customer satisfaction and attributes relating to responsiveness, competence (e.g., accuracy/quality), timeliness, communication, and reliability. The timing of the Annual Customer Satisfaction Surveys is subject to THC’s approval.  At THC’s request, PSC shall provide THC and the Management Committee with a summary (in form and substance satisfactory to THC) of the results of any Annual Customer Satisfaction Survey conducted by PSC pursuant to this Section 9.02.  It is the goal of PSC to achieve at least [**] percent customer satisfaction for such survey.  In the event that such customer satisfaction level falls below [**] percent at any time during the Term, PSC shall use best commercial efforts to increase the customer satisfaction level to at least [**] percent within [**] months of the initial determination that such customer satisfaction level fell below [**] percent.  In the event that PSC fails to increase the customer satisfaction level to [**] percent within such [**] month period, PSC shall, as soon as reasonably practicable, perform an analysis to identify the cause of such failure and provide THC with a report detailing the cause of, and containing recommendations for correcting, such failure.  PSC agrees that increasing measured customer satisfaction shall be a key performance incentive for compensation for key executives assigned to the Tenet account.

9.03         End-User Customer Satisfaction Surveys.  PSC shall conduct periodic end user customer satisfaction surveys as follows, which survey may be reviewed and updated annually by the Management Committee:

(1)           With respect to incident tickets created by the PSC Help Desk in which an end user email is listed in the email field, the PSC Help Desk system randomly selects 1 out of every 3 such tickets and automatically sends an email to the listed email address, which requests the end user to complete an on-line satisfaction survey via a link contained in the email (“End User Satisfaction Survey”).

(2)           The End User Satisfaction Survey currently resides on the eTenet Tenet Enterprise Applications Software system and consists of a questionnaire containing a standard set of questions relating to the end user’s satisfaction with respect to the quality of the assistance provided to the end user in response to the incident ticket.  The questionnaire as of the Effective Date is set forth in Exhibit 20.  If the end user elects to complete the End User Satisfaction Survey, the end user accesses the questionnaire via the email link described in Section 9.03(1) and completes, and submits, the questionnaire on-line.

(3)           PSC will provide a monthly report to THC containing an analysis of the End User Satisfaction Surveys completed and submitted during the prior month.

(4)           At THC’s request, the Management Committee shall meet to discuss any modifications to the questionnaire or to the format of the monthly report; provided, however, the questionnaire and the format of the monthly report must be consistent for the entire Tenet account.

ARTICLE 10.                                                  PERFORMANCE STANDARDS.

10.01       2001 Core Obligations. From the Effective Date until the Commencement Date, PSC shall provide the 2001 Core Obligations at least at the 2001 Core Performance Standards, subject to the provisions of Exhibit 5 to the 2001 Agreement.

10.02       Core Performance Standards.  From the Commencement Date through the Term, PSC shall provide the Core Obligations at least at the Core Performance Standards described in Exhibit 5 [Core Performance Standards and Core Performance Credits], subject to the provisions of  such Exhibit 5.

10.03       Special Services.

(1)           Special Services Performance Standards. With respect to any Special Services with Special Services Performance Standards set forth in the applicable PSS or the Service Request or for which the Parties have otherwise agreed in writing to certain Special Services Performance Standards, PSC shall provide such Special Services in accordance with the applicable Special Services Performance Standards, subject to the provisions set forth in the applicable PSS or Service Request.

(2)           Continuing Special Services Performance Standards. With respect to any Special Services with Continuing Special Services Performance Standards set forth in the applicable Continuing Special Service Schedule or for which the Parties have otherwise agreed in writing to certain Continuing Special Services Performance Standards, PSC shall provide such Special Services in accordance with the applicable Continuing Special Services Performance Standards, subject to the provisions set forth in the applicable Continuing Special Services Schedule.

10.04       Adjustment of Performance Standards. The Management Committee shall review during the last quarter of every Contract Year and may adjust, as appropriate, and as agreed upon by THC and PSC, the Performance Standards for the following Contract Year.  In addition, either THC or PSC may, at any time upon notice to the other Party, initiate discussions to review and, upon agreement by the Management Committee, adjust any Performance Standard which such Party in good faith believes is inappropriate at that time.

10.05       Additional Performance Standards.

(1)           Within [**] of the Commencement Date, PSC and THC shall recommend  additional Core Performance Standards for certain of the Tenet Enterprise Applications Software set forth in Exhibit 3 [Applications Software] for review by the Management Committee.  Upon agreement of any such additional Core Performance Standards by THC and PSC, the Parties shall execute an amendment to Exhibit 5 [Core Performance Standards and Core Performance Credits] to document such mutually agreed upon additional Core Performance Standards.  Commencing on the mutually agreed upon effective date for such additional Core Performance Standards as set forth in such amendment, PSC shall perform the Core Obligations related to such agreed upon priority Tenet Enterprise Software Applications in accordance with the additional Core Performance Standards included in such amendment to Exhibit 5.

(2)           Within [**] of the Commencement Date, PSC and THC shall establish and document a process to implement Core Performance Standards on other agreed upon Tenet Enterprise Applications Software (other than priority Tenet Enterprise Applications Software referenced in Section 10.05(1)) and any new Tenet Enterprise Applications Software for review by the Management Committee.  Upon agreement of such process by THC and PSC, such process shall be documented in an amendment to this Article 10 or Exhibit 5 [Core Performance Standards and Core Performance Credits].  Upon the execution of such amendment by PSC and THC, PSC shall implement such process.

10.06       Reports. As part of the Core Obligations, PSC shall provide monthly performance reports to THC in a form agreed upon by THC and PSC.

10.07       Root-Cause Analysis.  Upon the earlier of the identification by PSC or receipt of notice from THC that the Services have not been provided in accordance with the Performance Standards, PSC shall within [**] days (1) perform a root-cause analysis to identify the cause of such failure, (2) correct such failure, (3) provide THC with a report detailing the cause of, and procedure for correcting, such failure and (4) provide THC with reasonable evidence that such failure will not reoccur.

10.08       Offshore Disruptions.  In the event that Contingency Plans are invoked pursuant to Section 13.08, the applicable Performance Standards shall be temporarily adjusted pursuant to Section 13.08.

ARTICLE 11.                                                  BENCHMARKING.

11.01       Benchmark Overview.  At THC’s request, THC and PSC shall agree upon and document the Industry Benchmarking Process or the Offshore Benchmarking Process, or both, within one hundred eighty (180) days of THC’s request in order to ensure that (1) PSC provides Tenet with technology and Performance Standards equal to or greater than [**] (“Industry Benchmark”); and (2) the quality of the Services being performed by PSC India Resources, PSC Mexico Resources and PSC Other Offshore  Resources is equal to or greater than [**] (“Offshore Benchmark”).

11.02       Benchmarker. Subject to Section 11.03, no more than [**], one or both of the Benchmarks shall be conducted by PSC representatives who, in each case, shall be acceptable to THC (the “PSC Benchmarker”).  Notwithstanding the foregoing, at THC’s option, no more than [**], one or both of the Benchmarks  may be conducted by a third party selected in accordance with this Section 11.02 and paid for by THC (the “Third Party Benchmarker”).  If THC elects to engage a Third Party Benchmarker, THC shall provide PSC with notice of its intention to retain a Third Party Benchmarker.  Within five business days of PSC’s receipt of such notice, PSC shall provide THC with a list of three third party benchmarkers acceptable to PSC (each, a “Qualified Benchmarker”).  THC may engage any

Qualified Benchmarker to act as the Third Party Benchmarker.  If PSC fails to provide THC with a list of three Qualified Benchmarkers within five business days of PSC’s receipt of notice, THC may, at its sole discretion, engage any third party benchmarker to act as the Third Party Benchmarker.  Any Third Party Benchmarker must execute a non-disclosure agreement in a form acceptable to PSC.

11.03       Benchmark. Subject to Section 11.02, at THC’s request, the Benchmarker shall conduct one or both of the Benchmarking Processes [**] during the Term.  Within thirty (30) days of THC’s request, THC and PSC shall agree upon the period during which the one or both of the Benchmarking Processes shall be conducted [**].

11.04       Benchmark Information. THC and PSC shall jointly determine the Benchmark Information.  THC and PSC shall (1) review the Benchmark Information and (2) schedule a meeting to address any issues either Party may have with the Benchmark Information.  PSC shall provide the Benchmark Information benchmarked by the PSC Benchmarker (including, with respect to the Industry Benchmark, information relating to other customer sites, if available) at no additional cost to THC.

11.05       Benchmarking Results. Within sixty (60) days after the completion of the Benchmarking Processes conducted in such Contract Year, the Benchmarker(s) shall deliver the Benchmark Results in a written report, including identification of the figures and supporting documentation, to the Management Committee.

11.06       Benchmark Results Review Period and Adjustments. THC and PSC shall review the Benchmark Results during the Benchmark Review Period.

(1)           Industry Benchmark Results.  In the event the Management Committee agrees with the Industry Benchmark Results, [**].

(2)           Offshore Benchmark Results. In the event the Management Committee agrees with the Offshore Benchmark Results, [**].

(3)           In the event either Party disputes the Benchmark Results within the Benchmark Review Period, the Benchmark Results shall be subject to the dispute resolution procedures set forth in Article 32.

ARTICLE 12.                                                  SERVICE LOCATIONS.

12.01       Service Locations. The Services shall be provided from the PSC Service Locations and the Tenet Service Locations set forth in Exhibit 7 [Service

Locations]. PSC shall not provide services to a third party from a Tenet Service Location without THC’s consent.

12.02       Physical Security Procedures.  As part of the Core Obligations, PSC shall maintain and enforce at the PSC Service Locations safety and physical security procedures that are at least (1) equal to industry standards for such Service Locations and (2) as rigorous as those procedures in effect at the PSC Service Locations as of the Effective Date.  As part of the Core Obligations, PSC shall comply with the safety and physical security procedures that are in effect at the Tenet Service Locations as may be reasonably required by THC.

12.03       Security Relating to Competitors. If (1) PSC provides the Services to Tenet from a PSC Service Location that is shared with a third party or third parties and (2) any part of the business of PSC or any such third party is now or in the future competitive with Tenet’s business, then PSC, at THC’s request, shall develop a process, subject to approval of THC, to restrict access in any such shared environment to THC’s Confidential Information so that the PSC Personnel and PSC Company Contractors engaged in such competitive business shall have no access to THC’s Confidential Information. In the event of the occurrence of the situation described in this Section 12.03, PSC will document such process in the Management Procedures Manual.

ARTICLE 13.                                                  GLOBALIZATION.

13.01       IT Migration and Risk Mitigation Plan.  PSC will perform the migration activities described in this Article 13 in accordance with the IT Migration and Risk Mitigation Plan set forth in Exhibit 15 [IT Migration and Risk Mitigation Plan] (the “IT Migration Plan”).

13.02       Implementation of Tier 1 Offshore Services.  PSC shall implement the Tier 1 Offshore Services in accordance with the IT Migration Plan.  The IT Migration Plan identifies the PSC Service Locations where such services shall be implemented and describes the obligations and tasks of PSC and Tenet with respect to such migration.  Except as set forth in Section 13.09, the implementation activities of the Tier 1 Offshore Services shall commence on the Effective Date and such implementation is estimated to be completed by December 31, 2007.

13.03       Implementation of Tier 2 Offshore Services.

(1)           Agreed Tier 2 Offshore Services.  PSC shall implement the Agreed Tier 2 Offshore Services in accordance with the IT Migration Plan.  The IT Migration Plan identifies the PSC Service Locations where such services shall be implemented and describes the obligations and tasks of PSC and Tenet with respect to such migration.  Except as set forth in Section 13.09, the implementation activities of the Agreed Tier 2 Offshore Services shall commence on the Effective Date and such implementation is estimated to be completed within two (2) years.

(2)           Optional Tier 2 Offshore Services.  THC is under no obligation to approve the implementation of the Optional Tier 2 Offshore Services to India.  THC shall have the option to elect whether PSC migrates the performance of the Optional Tier 2 Offshore Services to India.  If THC elects to have PSC migrate any of the Optional Tier 2 Offshore Services to India, THC shall provide PSC with written notice.  Within ninety (90) days after receipt of THC’s written notice, PSC shall commence the implementation of the Optional Tier 2 Offshore Services for the Optional Tier 2 Tenet Software identified in THC’s notice in accordance with the IT Migration Plan; provided, however, prior to commencement of the migration activities associated with the Optional Tier 2 Offshore Services for each Optional Tier 2 Tenet Software application identified in THC’s notice, the IT Migration Plan shall be amended by the Parties to identify the time frame and any other migration specifications for the completion of the migration for each such application.  Upon the completion of the migration of the Optional Tier 2 Offshore Services for each Option Tier 2 Tenet Software application identified in THC’s notice, the Core Enterprise Annual Fee shall be decreased in an amount equal to the Optional Tier 2 Offshore Fee Adjustment for such application.  There shall be no adjustment to the Core Enterprise Annual Fee if THC does not provide approval for the migration of the performance of any of the Optional Tier 2 Offshore Services from the United States.

13.04       Migration of Special Services.  THC shall have the option to elect whether PSC performs any Special Services utilizing PSC Onshore Resources, PSC India Resources, PSC Mexico Resources or PSC Other Offshore Resources.  Prior to the performance of any Special Services by PSC India Resources, PSC Mexico Resources or PSC Other Offshore Resources (“Offshore Special Services”), the Parties shall enter into a PSS or Service Request to identify (1) the applicable Special Services, (2) whether such Special Services will be performed by PSC India Resources or PSC Other Offshore Resources located in offshore PSC Service Locations that (a) are listed in Exhibit 7 without a notation in such exhibit that approval by the Management Committee is required for PSC to provide services at such locations, or (b) have been approved by the Management Committee, and (3) the costs and fees associated therewith.  If the Parties agree that a migration and risk management plan for such Special Services is necessary, such migration and risk management plan shall be agreed upon and included in such PSS or Service Request or otherwise documented in writing.  Notwithstanding the foregoing, with respect to any Special Services or Additional Core Obligations to be provided offshore that are substantially similar to Tier 1 Offshore Services or Tier 2 Offshore Services, the applicable Contingency Plan(s) set forth in Exhibit 1 shall be deemed the Contingency Plan(s) for such services.

13.05       Relocation of Services from Countries Outside the United States Due to PSC Material Breach.

(1)           If PSC commits a material breach of its obligations under this Agreement with respect to its performance of any Services previously implemented in countries outside the United States (e.g., Core Obligations implemented in India or Mexico, as applicable, pursuant to Section 13.02 or 13.03), and PSC does not either:

(a)           cure the breach within forty-five (45) days of its receipt of the Notice of Breach from THC; or

(b)           if such breach cannot reasonably be cured within such forty-five day period, provide to THC within forty-five (45) days of its receipt of THC’s Notice of Breach, a commercially reasonable plan to cure such breach that is acceptable to THC (which acceptance THC will not withhold if such plan is commercially reasonable) (“Offshore Remediation Plan”), which plan may not include increased or additional fees or an unreasonably long cure period (i.e., the Offshore Remediation Plan will be deemed not commercially reasonable if it includes increased or additional fees or an unreasonably long cure period), but may include relocating the Services that are the subject of the breach to one or more PSC service centers in the United States or to one or more PSC service centers in other countries outside the United States (where PSC has the necessary facilities and staff to provide such Services), or a combination of both, then:

No later than one hundred five (105) days of PSC’s receipt of THC’s Notice of Breach (unless the Parties mutually agree to an extension), THC may provide further written notice to PSC to relocate the performance of the Services that are the subject of the breach back to the United States or to another country outside the United States (where PSC has the necessary facilities and staff to provide such Services) (“Notice of Offshore Relocation”).  Within [**] of PSC’s receipt of such Notice of Offshore Relocation and [**] in the Core Enterprise Annual Fee with respect to a material breach of Core Obligation services previously implemented in countries outside the United States, or [**] in the Special Services Fees with respect to a material breach of Offshore Special Services previously implemented in countries outside the United States, whichever is applicable, PSC shall relocate such Services in accordance with the Notice of Offshore Relocation.

(2)           If THC accepts the Offshore Remediation Plan, THC shall provide PSC with written notice of such acceptance within sixty (60) days of THC’s receipt of the Offshore Remediation Plan.  Upon PSC’s receipt of THC’s notice of acceptance, PSC shall commence relocating the Services that are the subject of the breach in accordance with the Offshore Remediation Plan; provided, however, if PSC receives such THC notice of acceptance after PSC has cured the breach (i.e., between PSC’s submission of the Offshore Remediation Plan and PSC’s receipt of THC’s notice of acceptance, PSC cured the breach), PSC will not be obligated to relocate such Services in accordance with the Offshore Remediation Plan, however, PSC shall notify THC of such cure if THC is not already aware of such cure.

(3)           If THC rejects the Offshore Remediation Plan because THC determined such plan is not commercially reasonable and PSC disputes THC’s determination, such dispute shall be resolved in accordance with Article 32.  In such event, THC may not provide PSC with a Notice of Offshore Relocation and PSC shall not be obligated to relocate the performance of the Services that are the subject of the breach unless and until it is determined through the dispute resolution process set forth in Article 32 that the Offshore Remediation Plan was commercially unreasonable.

(4)           Except as may otherwise be determined pursuant to the dispute resolution process set forth in Article 32 as described in Section 13.05(3), [**] will be responsible for all one-time transition costs and increased Sales Tax, if any, associated with the relocation of such Services pursuant to this Section 13.05.

(5)           Except as may otherwise be determined pursuant to the dispute resolution process set forth in Article 32 as described in Section 13.05(3), PSC’s relocation of such Services pursuant to this Section 13.05 shall be [**] in the Core Enterprise Annual Fee with respect to a material breach of offshore Core Obligation services, or [**] in the Special Services Fees with respect to a material breach of Offshore Special Services; provided, however:

(a)           with respect to any Core Obligation services that are the subject of the breach, if the operational costs incurred by PSC in performing such Core Obligation services due to the relocation pursuant to this Section 13.05 are [**], the Core Enterprise Annual Fee shall be [**]; and

(b)           with respect to any Offshore Special Services that are the subject of the breach, (i) if such Offshore Special Services were being provided on a time and materials basis at the applicable Special Services Hourly Rate (or at a monthly rate calculated utilizing the applicable Special Services Hourly Rate), and the Special Services Hourly Rate applicable to the country to which such Offshore Special Services are being relocated pursuant to this Section 13.05 is [**] than the Special Services Hourly Rate for the country from which such Offshore Special Services are being relocated, the Special Services Hourly Rate applicable to the [**] shall apply on and after the date PSC begins performing such Offshore Special Services in such country; or (ii) if such Offshore Special Services were being provided on a fixed price basis, the Special Services Fees shall [**].

(6)           Upon the occurrence (but not before the occurrence) of an event described in Section 13.05(6)(a) or (b), whichever is applicable, (1) if Core Obligation services are the subject of a material breach, THC may elect to terminate such Core Obligation services, or terminate the Agreement in accordance with Section 28.03; or (2) if Offshore Special Services are the subject of the breach, THC may terminate the PSS or the Service Request that is the subject of the material breach, as applicable, in each case, by providing PSC with further written notice.  Termination of a PSS or Service Request in accordance with this Section 13.05(6) shall be in lieu of THC’s right to terminate the Agreement set forth in Section 28.03, but is in addition to THC’s other termination rights set forth in the Agreement.

(a)           If THC approves the Offshore Remediation Plan and PSC (i) fails to relocate the performance of such Services in accordance with the Offshore Remediation Plan, or (ii) relocates the performance of such Services in accordance with the Offshore Remediation Plan, but still fails to cure the material breach, in either case within the time frame set forth in the Offshore Remediation Plan following PSC’s receipt of THC’s notice of acceptance pursuant to Section 13.05(2).

(b)           If THC provides PSC with a Notice of Offshore Relocation and PSC fails to (i) relocate the performance of such Services to the United States, or to one of the other countries, if any, specified in THC’s Notice of Offshore Relocation, or (ii) relocates the performance of such Services to the United States, or to one of the other countries, if any, specified in THC’s Notice of Offshore Relocation, but still fails to cure the material breach, in either case, within thirty (30) days of PSC’s receipt of such Notice of Offshore Relocation.

13.06       Withdrawal of Approval of Migration/Relocation of Services Not Related to PSC Material Breach.  In addition to THC’s rights under Section 13.05 due to a material breach by PSC, THC may, at its option, (i) withdraw its approval to implement Tier 1 Offshore Services or Tier 2 Offshore Services offshore pursuant to Section 13.02 or Section 13.03 prior to the implementation of such services (or during the implementation such services); (ii) elect the relocation of any or all Core Obligation services previously implemented in countries outside the United States (e.g., Core Obligations implemented in India or Mexico, as applicable, pursuant to Section 13.02 or 13.03); (iii) withdraw its approval of the performance of Offshore Special Services by PSC India Resources, PSC Mexico Resources or PSC Other Offshore Resources PSC pursuant to Section 13.04 prior to the implementation of such services (or during the implementation such services); or (iv) elect the relocation of any or all Offshore Special Services then-currently being performed by PSC India Resources, PSC Mexico Resources or PSC Other Offshore Resources as follows:

(1)           Withdrawal of Approval for Tier 1 Offshore Services.  With respect to Tier 1 Offshore Services that have not previously been implemented in

India or Mexico pursuant to Section 13.02, if THC wishes to withdraw its approval for PSC to implement any or all of such Tier 1 Offshore Services, THC shall request from PSC and PSC shall provide to THC within ten (10) days of PSC’s receipt of request from THC, a quote describing the estimated increased actual, reasonable costs to PSC to perform such Tier 1 Offshore Services in the United States as compared to the costs PSC would have incurred in performing such services in India or Mexico, as applicable, plus a reasonable mark-up.  If THC approves such quote in writing, or the Parties otherwise agree in writing upon an increase in the Core Enterprise Annual Fee, PSC shall not migrate to India or Mexico, as applicable, any of the Tier 1 Offshore Services identified in THC’s notice.  In addition, effective as of the Commencement Date, the Core Enterprise Annual Fee shall be increased (retroactively if THC’s notice is received after the Commencement Date) in an amount equal to the approved quoted amount or the Parties agreed upon increase, as the case may be.  In addition, THC shall reimburse PSC for reasonable expenses, if any, incurred by PSC to prepare for the implementation that is the subject of THC’s withdrawal.

(2)           Withdrawal of Approval for Agreed Tier 2 Offshore Services.  With respect to each Agreed Tier 2 Tenet Software application for which Agreed Tier 2 Offshore Services have not previously been implemented in India pursuant to Section 13.03(1), THC may withdraw its approval to implement the Agreed Tier 2 Offshore Services in India for such Agreed Tier 2 Tenet Software application by providing PSC with written notice of withdrawal.   If THC exercises such election, upon PSC’s receipt of THC’s notice, PSC shall not migrate to India any of the Agreed Tier 2 Offshore Services for the Agreed Tier 2 Tenet Software application identified in THC’s notice of withdrawal.  In addition, (a) effective as of the Commencement Date, the Core Enterprise Annual Fee shall be increased (retroactively if THC’s notice is received after the Commencement Date) in an amount equal to the sum of the Tier 2 Offshore Fee Adjustments for the Tier 2 Tenet Software applications identified in THC’s notice of withdrawal; and (b) THC shall reimburse PSC for reasonable expenses, if any, incurred by PSC to prepare for the implementation that is the subject of THC’s withdrawal.  If such withdrawal occurs during the implementation of such Agreed Tier 2 Offshore Services and Tenet desires to relocate any Agreed Tier 2 Offshore Services previously implemented offshore, Section 13.06(6) shall apply to a relocation back to the United States and Section 13.06(7) shall apply to a relocation to other countries outside the United States, unless such previously relocated Agreed Tier 2 Offshore Services are the subject of a material breach by PSC, in which case Section 13.05 shall apply.

(3)           Optional Tier 2 Offshore Services.  With respect to each Optional Tier 2 Tenet Software application for which THC has provided its approval to implement the Optional Tier 2 Offshore Services in India pursuant to Section 13.03(2), prior to the implementation of any of the Optional Tier 2 Offshore Services

for such Optional Tier 2 Tenet Software application pursuant to Section 13.03(2), THC may withdraw its approval to implement the Optional Tier 2 Offshore Services in India for such Optional Tier 2 Tenet Software application by providing PSC with written notice of withdrawal.  If THC exercises such election, upon PSC’s receipt of THC’s notice, PSC shall not migrate to India any of the Optional Tier 2 Offshore Services for such Optional Tier 2 Tenet Software application identified in THC’s notice.  There shall be no adjustment to the Core Enterprise Annual Fee in connection with such THC withdrawal of approval; provided, however, THC shall reimburse PSC for reasonable expenses, if any, incurred by PSC, during the period from the date of its receipt of THC’s notice of approval pursuant to Section 13.03(2) until the date of its receipt of THC’s notice of withdrawal pursuant to this section, to prepare for the implementation that is the subject of THC’s withdrawal.  If such withdrawal occurs during the implementation of such Optional Tier 2 Offshore Services and Tenet desires to relocate any Optional Tier 2 Offshore Services previously implemented offshore, Section 13.06(6) shall apply to a relocation back to the United States and Section 13.06(7) shall apply to a relocation to other countries outside the United States, unless such previously relocated Optional Tier 2 Offshore Services are the subject of a material breach by PSC, in which case Section 13.05 shall apply.

(4)           Withdrawal of Approval of Offshore Special Services.  Prior to the commencement of the performance of such Offshore Special Services by PSC India Resources, PSC Mexico Resources or PSC Other Offshore Resources pursuant to the applicable PSS or the applicable Service Request, THC may withdraw its approval of the performance of such Offshore Special Services by PSC India Resources, PSC Mexico Resources or PSC Other Offshore Resources by providing PSC with written notice of withdrawal.  If THC exercises such election, upon PSC’s receipt of THC’s notice, PSC shall not perform such Offshore Special Services utilizing PSC India Resources, PSC Mexico Resources or PSC Other Offshore Resources.  If such Offshore Special Services were going to be performed offshore on a time and materials basis at the applicable Special Services Hourly Rate (or at a monthly rate calculated utilizing the applicable Special Services Hourly Rate), PSC will perform such Offshore Special Services utilizing PSC Onshore Resources, and the Onshore Special Services Hourly Rate shall apply on and after the date PSC begins performing such Special Services utilizing PSC Onshore Resources.  If such Offshore Special Services were going to be provided on a fixed price basis, within ten (10) days of PSC’s receipt of THC’s request, PSC shall provide THC a fixed price quote to perform such services utilizing PSC Onshore Resources.  If the Parties agree upon a fixed price for PSC to perform such services utilizing PSC Onshore Resources, PSC shall perform such services utilizing PSC Onshore Resources and shall charge for such services at the agreed upon fixed price.  If the Parties do not agree upon a fixed price for PSC to perform such services utilizing PSC Onshore Resources, PSC shall not be obligated to perform such services utilizing PSC

Onshore Resources and THC may contract with a third party to perform such services in accordance with Section 8.08.  In addition, if PSC performs such services utilizing PSC Onshore Resources as described in this section, THC shall reimburse PSC for reasonable expenses, if any, incurred by PSC, during the period from the effective date of the applicable PSS or Service Request pursuant to Section 13.04 until the date of its receipt of THC’s notice of withdrawal pursuant to this section, to prepare for the implementation that is the subject of THC’s withdrawal.

(5)           Withdrawal During Implementation.  If a THC withdrawal referenced in Section 13.06(1), Section 13.06(2), Section 13.06(3) or Section 13.06(4) occurs during the implementation of such Services offshore and Tenet desires to relocate to the United States or to another country outside the United States any related Services that have been previously implemented offshore (i.e., the implementation offshore of a portion of the Core Obligation services that are the subject of the implementation has been completed at the time of the THC withdrawal), Section 13.06(6) shall apply if Tenet desires to relocate such services to the United States and Section 13.06(7) shall apply if Tenet desires to relocate such services to other countries outside the United States, unless such services are the subject of a material breach by PSC, in which case Section 13.05 shall apply.

(6)           Relocation to the United States.  With respect to any Services previously implemented in countries outside the United States (e.g., Core Obligation services implemented in India or Mexico, as applicable, pursuant to Section 13.02 or 13.03), THC may elect the relocation of any or all of such Services to the United States by providing PSC with prior written notice at least ninety (90) days before THC desires PSC to commence such relocation.  Prior to such notice of relocation, THC shall request from PSC and PSC shall provide to THC within ten (10) days of PSC’s receipt of request from THC, a quote describing the estimated increased actual, reasonable costs to PSC in performing such Tier 1 Offshore Services, Tier 2 Offshore Services (if such election is made after the second anniversary of the Effective Date) or Special Services (if such Offshore Special Services were being provided on a fixed price basis) in the United States as compared to the costs PSC would have incurred in performing such services offshore plus a reasonable mark-up.  Upon PSC’s receipt of such THC notice, the Parties will meet to negotiate and agree upon a time frame for the completion of such relocation.  THC shall be responsible for all reasonable one-time transition costs and increased Sales Taxes, if any, associated with such relocation of such Core Obligations.  In addition::

(i)            Tier 1 Offshore Services.  If THC approves the quoted amount or the Parties otherwise agree upon an increase in the Core Enterprise Annual Fee for PSC to perform such Tier 1 Offshore Services in the United States and THC elects the relocation of all or a portion of such Tier 1 Offshore Services to the United States, PSC will relocate such Tier 1 Offshore Services to the United

States and the Core Enterprise Annual Fee shall be increased in an amount equal to the approved quoted amount or the agreed upon increase, as the case may be.  If THC rejects the quoted amount and the Parties do not otherwise agree upon an increase in the Core Enterprise Annual Fee, (a) the Parties shall use the dispute resolution process set forth in Article 32 to resolve the dispute(s) regarding the increased costs to PSC in performing such Tier 1 Offshore Services in the United States as compared to the costs PSC would have incurred in performing such services offshore or  the mark-up on such costs, or both, and (b) PSC shall not relocate such Tier 1 Offshore Services to the United States until such dispute is resolved pursuant to Article 32.

(ii)           Tier 2 Offshore Services.

(A)          If THC’s notice is received by PSC on or before the second anniversary of the Effective Date, and THC elects the relocation of such Tier 2 Offshore Services to the United States, the Core Enterprise Annual Fee shall be increased in an amount equal to the sum of the Tier 2 Offshore Fee Adjustments for the Tier 2 Tenet Software applications migrated back to the United States pursuant to THC’s notice; or

(B)           If (1) THC’s notice is received by PSC after the second anniversary of the Effective Date; (2) THC approves the quoted amount or the Parties otherwise agree upon an increase in the Core Enterprise Annual Fee for PSC to perform such Tier 2 Offshore Services in the United States, and (3) THC elects the relocation of such Tier 2 Offshore Services to the United States, PSC will relocate such Tier 2 Offshore Services to the United States, and the Core Enterprise Annual Fee shall be increased in an amount equal to the approved quoted amount or the agreed upon increase, as the case may be.  If THC rejects the quoted amount and the Parties do not otherwise agree upon an increase in the Core Enterprise Annual Fee, (a) the Parties shall use the dispute resolution process set forth in Article 32 to resolve the dispute regarding the the increased costs to PSC in performing such Tier 2 Offshore Services in the United States as compared to the costs PSC would have incurred in performing such services offshore or the mark-up on such costs, or both, and (b) PSC shall not relocate such Tier 2 Offshore Services to the United States until such dispute is resolved pursuant to Article 32.

(iii)          Offshore Special Services.

(A)          If such Offshore Special Services were being performed offshore on a time and materials basis at the applicable Special Services Hourly Rate (or at a monthly rate calculated utilizing the applicable Special Services Hourly Rate) and THC elects the relocation of such Offshore Special Services to the United States, PSC shall perform such services utilizing PSC Onshore Resources and the Onshore Special Services Hourly Rate shall apply on and after the date PSC begins performing such Special Services utilizing PSC Onshore Resources; or

(B)           If (1) such Offshore Special Services were being provided on a fixed price basis, (2) THC approves the quoted amount or the Parties otherwise agree upon an increase in the Special Services Fees for PSC to perform such Offshore Special Services utilizing PSC Onshore Resources, and (3) THC elects the relocation of such Offshore Special Services to the United States, PSC will perform such services utilizing PSC Onshore Resources, and the Special Services Fees shall be increased in an amount equal to the approved quoted amount or the agreed upon increase, as the case may be.  If THC rejects the quoted amount and the Parties do not otherwise agree upon an increase in the Special Services Fees, PSC shall not be obligated to perform such services utilizing PSC Onshore Resources and THC may terminate the applicable PSS by providing PSC with written notice and contract with a third party to perform such services in accordance with Section 8.08.

(7)           Relocation Outside the United States.  With respect to any Services previously implemented in countries outside the United States (e.g., Core Obligations implemented in India or Mexico, as applicable, pursuant to Section 13.02 or 13.03), if THC wishes PSC to relocate such Services to another country outside the United States, THC shall provide PSC with written notice.  Upon PSC’s receipt of such notice, the Parties will meet and negotiate in good faith to agree upon the terms and conditions of such relocation, which shall include (a) with respect to any Core Obligations services, adjustments in the Core Enterprise Annual Fee associated with any increase or decrease in PSC’s operational costs in such country; and (b) with respect to any Offshore Special Services, the applicable Special Services Hourly Rate or adjustments in any fixed price Special Services Fees associated with any increase or decrease in PSC’s operational costs in such country; provided, however, unless the Parties agree otherwise in writing, THC shall be responsible for all reasonable one-time transition costs and increases in Sales Taxes, if any, associated with such relocation of such Services.  If the Parties do not agree on the terms and conditions of such relocation, PSC will not be obligated to relocate such Services.

(8)           Relocation at PSC’s Requ est.  THC consent for relocation of any Services provided under this Agreement is a prerequisite for any relocation of such Services.  In the event THC approves a request from PSC to relocate the performance of any Services (other than as set forth in Sections 13.02 through Section 13.06(7)), the Parties shall mutually agree upon who shall pay the  transition costs and the allocation of cost savings associated with such relocation, if any.

13.07       Systems Location.  All Tenet Systems, Enterprise Systems Software and Tenet Data shall be physically located at Service Locations within the United States, regardless if any Services are migrated offshore or not.

13.08       Offshore Disruptions.

(1)           PSC shall establish and maintain Contingency Plans to deal with disruptions of Tier 1 Offshore Services, Tier 2 Offshore Services and Offshore Special Services substantially similar to Tier 1 Offshore Services or Tier 2 Offshore Services.  As of the Effective Date, the current Contingency Plan for such offshore services is attached hereto as Exhibit 1.

(2)           Except for disruptions resulting from PSC’s failure to perform its obligations under the Agreement (excluding any such failures caused by Force Majeure Event(s) as described Section 20.02)), in so far as the applicable Contingency Plan(s) for the services described in this Section 13.08 provides for the reallocation of PSC resources on a temporary basis and, as a result of such reallocation, (a) PSC is unable to maintain the Core Performance Standards or Special Services Performance Standards, PSC’s failure to maintain such Performance Standards shall be excused until the earlier of the end of the disruption(s) or, if applicable, the completion of the implementation of the migration plan referenced in Section 13.08(3) below, and (b) PSC shall not be required to perform any Core Enterprise Services that are not necessary to support the day-to-day critical business operations of Tenet (e.g., installing upgrades, application development activities, planned maintenance, new system installation) until the ealier of the end of the disruption(s) or, if applicable, the completion of the implementation of the migration plan referenced in Section 13.08(3) below, (a); provided, however, PSC shall use commercially reasonable efforts to minimize any degradation of service caused by the reallocation of the resources.

(3)           If PSC determines after a reasonable period of time after the occurrence of the disruptions that PSC will be unable to restore the impacted Tier 1 Offshore Services, Tier 2 Offshore Services or Offshore Special Services substantially similar to Tier 1 Offshore Services or Tier 2 Offshore Services at the affected offshore PSC Service Location(s) for an extended period of time due to such disruptions, PSC will develop a plan to migrate the performance of such impacted offshore services to one or more other PSC service centers in the United States or other countries outside the United States (where PSC has the necessary facilities and staff to provide such services), which plan shall include (i) the identity of such PSC service center(s); (ii) an estimated time frame for the completion of such migration; (iii) equitable adjustments to the Fees due to the additional costs of performing such services in such PSC service center(s); and (iv) any one-time costs associated with such migration and which Party shall be responsible for such costs.

Such plan will be delivered to THC no later than forty-five (45) days after the occurrence of the disruption and will be subject to THC’s approval, which shall not be unreasonably withheld; provided, however, if the disruptions are the result of PSC’s failure to perform its obligations under the Agreement (excluding any such failure caused by Force Majeure Event(s) as described Section 20.02), [**].  Nothing in this Section 13.08 is intended to limit Tenet’s termination rights described in Section [**] of the Agreement.

13.09       Tenet Consents.  Notwithstanding Section 13.02, PSC shall not commence implementation of the Tier 1 Offshore Services for specific third party software applications for which a Tenet Consent as set forth in Section 17.01(3)(c) or a work-around for such Tenet Consents as set forth in Section 17.02 is required until such Tenet Consent or work-around has been obtained for the specific application.  Notwithstanding Section 13.03, if the Agreed Tier 2 Offshore Services for a particular Agreed Tier 2 Tenet Software application can not be migrated to India as scheduled as a result of the inability to obtain a Tenet Consent described in Section 17.01(3)(c) or a work-around for such Tenet Consent as set forth in Section 17.02, Tenet may elect to substitute such Agreed Tier 2 Tenet Software application for an Optional Tier 2 Tenet Software application and the Parties shall make an equitable financial adjustment to the applicable Fees and costs associated with the affected applications.

ARTICLE 14.                                                  PROJECT TEAM.

14.01       Management Committee. The management committee shall consist of five members appointed by THC, namely the Chief Information Officer, Vice President for Clinicals, Vice President for Financials, Vice President for Patient Systems, and Vice President for Operations; and five members appointed by PSC, namely the PSC Client Executive, Chief Operations Officer, Senior Manager Financials, Senior Manager Patient Systems, and Senior Manager Infrastructure (the “Management Committee”).  A member of the Management Committee may be replaced at any time by the Party that originally appointed such member to the Management Committee with the prior consent of the other Party.  Unless otherwise agreed by the Parties, the chairperson of the Management Committee will be the PSC Client Executive.  No Management Committee member shall have voting power greater than any other Management Committee member.  The Management Committee shall be authorized and responsible for (1) generally overseeing the performance of this Agreement and (2) providing strategic direction with respect to this Agreement.

14.02       PSC Client Executive. PSC shall appoint one of its employees to serve on a full-time basis as the primary PSC contact under this Agreement (the “PSC Client Executive”).  PSC’s appointment of any PSC Client Executive shall be subject to THC’s consent.  The initial PSC Client Executive under this

Agreement shall be [**].  The PSC Client Executive shall be subject to the Key Employee restrictions set forth in Section 14.04, except that he or she shall not be replaced for at least two years after his or her designation as the PSC Client Executive.  A PSC Client Executive may be removed by THC upon reasonable prior notice to PSC.  The PSC Client Executive shall be located at PSC’s offices in the greater Dallas, Texas, metropolitan area unless otherwise agreed upon by the Parties.

14.03       PSC Quality Manager.  PSC shall appoint one of its employees to serve as the quality manager under this Agreement (the “PSC Quality Manager”).  The PSC Quality Manager is responsible for measuring process performance against standards and analyzing and reporting variances, monitoring improvement of repeatable processes, facilitating risk mitigation for compliance issues, and maintaining the PSC internal quality management plan for the Tenet account.  This position is independent of the Tenet account operations and has a dotted line to PSC’s Division Healthcare Quality Manager.  The initial PSC Quality Manager shall be [**].  The PSC Quality Manager shall be subject to the Key Employee restrictions set forth in Section 14.04, except that he or she will not be assigned to the Tenet account on a full-time basis.

14.04       Key Employees. THC and PSC shall meet annually in respect of each Contract Year during the Term to update the list of Key Employees.  Except for the PSC Quality Manager, the Key Employees shall be assigned to the Tenet account on a full-time basis unless otherwise agreed by THC.  Except for a replacement or reassignment of a Key Employee due to the occurrence of a Reassignment Waiver or a specific waiver by the Management Committee, PSC shall (1) not reassign off the Tenet account any Key Employee (A) for one year after his or her initial designation as a Key Employee or (B) identified by the Tenet Account Executive and the PSC Client Executive as important to a particular Project prior to the time that such Project is completed to the reasonable satisfaction of THC; (2) not reassign off the Tenet account any Key Employee unless PSC can demonstrate to THC’s reasonable satisfaction that such reassignment off the Tenet account will not have an adverse effect on the business of Tenet; and, (3) only replace or reassign a Key Employee after notice to THC.

14.05       PSC Project Personnel.  Subject to the terms of this Article 14, PSC shall appoint and manage the PSC Project Personnel such that, in respect of each Contract Year, the turnover rate of the PSC Project Personnel whose primary assignment is the provision of Services to Tenet shall not exceed [**] percent of the total number of such PSC Project Personnel so employed in such Contract Year (excluding for purposes of this calculation, any individual who voluntarily resigns from PSC or is dismissed by PSC for (i) misconduct  (e.g., fraud, drug abuse, theft) or (ii) unsatisfactory performance as determined by PSC in respect of his or her duties and responsibilities to Tenet pursuant to this Agreement or (iii) inability or unavailability to work due to a death, disability, military leave or leave under applicable laws, including the Family Medical and Leave Act).  PSC shall notify THC as soon as possible after dismissing or reassigning any of the PSC Project Personnel whose normal work location is at a Tenet Service Location.

14.06       Review Meetings.  THC and PSC shall hold periodic meetings between their representatives as frequently as the Parties shall agree.  At a minimum these meetings shall include the following: (1) meetings among operational personnel to discuss ongoing issues relating generally to daily performance and planned or anticipated activities and changes; (2) management meetings to review the performance report, the project schedule report, the changes report and such other matters as appropriate; and, (3) senior management meetings to review relevant contract and performance issues.  All meetings shall have a published agenda issued by PSC sufficiently in advance of the meeting to allow meeting participants a reasonable opportunity to prepare for such meeting.  Notwithstanding the foregoing, PSC is willing to participate in such meetings as often as THC shall reasonably request.

14.07       Subcontractors.

(1)           PSC may not subcontract or outsource any of the Services to any subcontractors other than the Pre-approved Subcontractors listed in Exhibit 6 without THC’s consent, except as provided in Section 14.07(2).

(2)           PSC may subcontract without THC’s consent (a) administrative and clerical services and (b) programmers and other skilled personnel within the United States to the extent that the total number of such subcontracted programmers and other skilled personnel does not exceed [**] percent of the total number of programmers and other skilled personnel providing Core Obligations within the United States whose primary assignment is the provision of Services to Tenet (other than former ISD employees or subcontractors of ISD engaged by PSC as subcontractors or consultants as of the Effective Date).

(3)           The consent of THC to any subcontracting shall not relieve PSC of its responsibility for the performance of its obligations under this Agreement.  PSC shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement.  PSC shall be responsible for all payments to its subcontractors.

(4)           Except as set forth in this Agreement, in no event shall PSC subcontract or permit the performance of any Services outside of the United States without THC express prior written consent.

(5)           Subject to Section 14.07(1), if PSC subcontracts or outsources any of the Services or any other of its obligations under this Agreement which, by their nature, involve use of, custody of, disclosure of, creation of, or afford access to Protected Health Information, the provisions of Section 24.10(1)(B)(ii) herein shall apply to such contractors or outsource providers.  Further, PSC shall obtain and maintain enforceable agreements with its permitted subcontractors and outsource providers whose duties, by their nature, involve use of, custody of,  disclosure of, creation of, or afford access to Protected Health Information to ensure that its subcontractors and outsource providers are bound to adhere to and comply with the confidentiality, rights in data, audit, and regulatory compliance obligations assumed by PSC under this Agreement and that such subcontractors and outsource providers are prohibited from further subcontracting or outsourcing their services without the prior written consent of PSC.  PSC shall not consent to such further subcontracting or further outsourcing without THC’s approval.

14.08       Conduct of PSC Project Personnel. While at the Tenet Service Locations, PSC Company Contractors and PSC Project Personnel shall (1) comply with THC’s requests, rules and regulations regarding personal and professional conduct (including, but not limited to, the wearing of an identification badge and adhering to regulations and general safety practices or procedures) generally applicable to such Tenet Service Locations and (2) otherwise conduct themselves in a businesslike and professional manner.  In the event that THC determines in good faith that a particular employee, contractor or subcontractor is not conducting himself or herself in accordance with this Section 14.07, THC may provide PSC with notice and documentation in respect of such conduct.  Upon receipt of such notice, PSC shall promptly investigate the matter and take appropriate action.

14.09       Background Checks.

(1)           Background Checks.

(a)           United States.  With respect to any PSC Project Person whose primary place of employment for performing the Services is (or will be) located in the United States, prior to assigning any such PSC Project Person to perform any of the Services, PSC will perform (or will have previously performed) a background check, including educational background, work history, and criminal background, as permitted by applicable law.  The scope and manner of such background checks will be subject to a commercially reasonable standard with respect to providers of similar services in the United States.

(b)           Outside of the United States.  With respect to any PSC Project Person whose primary place of employment for performing the Services is (or will be) located in countries other than the United States, prior to assigning any such PSC Project Person to perform any of the Services, PSC will perform (or will have previously performed) a background check including educational background, work history, and criminal background, as permitted by applicable law.  The scope and manner of such background checks will be subject to a commercially reasonable standard with respect to providers of similar services in each such country. Notwithstanding the foregoing, as permitted by applicable law, with respect to Services to be provided in India, the criminal record background check shall include physical verifications of the records of the jurisdictional police stations associated with the PSC Project Person’s permanent residence address in India and, if applicable, the PSC Project Person’s temporary residence address in India, to the extent available.  In the event that, in accordance with the terms of this Agreement, THC requests a relocation of the Services to a country other than the country from which the Services are then-currently being performed and the cost of conducting such background checks in such new Service Location exceeds such costs in the country from which the Services were relocated and such increased costs are due solely to the relocation, then any such increased costs will be considered as part of the “one-time transition costs” associated with such relocation in accordance with Article 13 of this Agreement.

(2)           Healthcare Exclusion Lists.

(a)           Initial PSC Screened Group.  Within 90 days of the Effective Date (the “Screening Date”), PSC shall have screened (i) PSC and the directors and officers of PSC, (ii) PSC’s owners (other than shareholders who have an ownership interest of less than 5%), (iii) each PSC Affiliate, as well as the respective directors and officers of each such PSC Affiliate; (iv) each PSC Company Contractor (other than PSC Affiliates) and each PSC Project Person; provided, however, with respect to clauses (iii) and (iv) only if such PSC Affiliates, PSC Company Contractors and PSC Project Personnel were performing Services as of the Effective Date or performed Services between the Effective Date up through the Screening Date (collectively, the “Initial PSC Screened Group”) against the following lists: (A) the Office of the Inspector General of the U.S. Department of Health and Human Services General List of Excluded Individuals/Entities; and (B) the U.S. General Services Administration’s List of Parties Excluded from Federal Procurement and Non-procurement Programs (collectively, the “Healthcare Exclusion Lists”).

(b)           On an annual basis as of each anniversary of the Screening Date, PSC shall screen (i) PSC and the directors and officers of PSC, (ii) PSC’s owners (other than shareholders who have an ownership interest of less than 5%), (iii) each PSC Affiliate, as well as the respective directors and officers of each such PSC Affiliate; (iv) each PSC Company Contractor (other than PSC Affiliates) and each PSC Project Person; provided, however, with respect to clauses (iii) and (iv) only if such PSC Affiliates, PSC Company Contractors and PSC Project Personnel were performing Services as of such anniversary of the Screening Date (each a “Subsequent PSC Screened Group”) against the Healthcare Exclusion Lists.  Prior to assigning any PSC Project Personnel and PSC Company Contractors

to perform any of the Services, PSC shall screen, or shall have screened no later than as of the then most recent anniversary of the Screening Date, such PSC Project Personnel and PSC Company Contractors against the Healthcare Exclusion Lists.

(c)           PSC agrees to provide notice to THC immediately in writing in the event it becomes aware that at any time during the term of this Agreement, any member of the Initial PSC Screened Group or a Subsequent PSC Screened Group is an Ineligible Person; provided, however, with respect to PSC Affiliates (and their respective officers and directors), PSC Company Contractors or PSC Project Personnel, only if such PSC Affiliates, PSC Company Contractors or PSC Project Personnel were Ineligible Persons during any period when they were  performing Services.  For purposes of this Agreement, “Ineligible Person” shall mean an individual or entity who (a) is excluded, debarred, suspended or otherwise ineligible to participate in the Federal health care programs as defined in 42 USC § 1320a-7b(f) (collectively, “Federal Healthcare Programs”); or (b) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

(d)           PSC represents and warrants to THC that (i) as of the Screening Date, (A) PSC has screened the Initial PSC Screened Group against the Healthcare Exclusion Lists; and (B) none of the Initial PSC Screened Group who were performing Services from the Effective Date up through the Screening Date are Ineligible Persons; and (ii) as of each anniversary of the Screening Date, (A) PSC has screened the Subsequent PSC Screened Group as of such anniversary; and (B) none of such Subsequent PSC Screened Group who were performing Services as of such anniversary date are Ineligible Persons.  Section 14.09(2)(d)(ii) shall constitute an ongoing representation and warranty during the term of this Agreement.

(e)           If PSC or any PSC Affiliate who is then-currently providing any of the Services is excluded, debarred, suspended or otherwise ineligible to participate in any of the Federal and State Healthcare Programs[**].

(3)           Non-Assignment/Removal of PSC Company Contractors and PSC Project Personnel.

(a)           Non-Assignment.

(i)            PSC Project Personnel.  PSC shall not assign any PSC Project Person to perform any of the Services if (A) the background check referenced in Section 14.09(1)(a) or Section 14.09(1)(b), as applicable, revealed (or if such background check was not performed, but would have revealed) or PSC is otherwise aware that the PSC Project Person has been convicted of, or has pleaded or plead guilty to, any (1) crime involving fraud, which (assuming a commercially reasonable standard) would represent a material risk if such individual is allowed to perform the Services they are assigned to perform, or (2) misdemeanor or felony involving a violent crime, drug trafficking, or U.S. healthcare laws; or (B) the applicable Healthcare Exclusion Lists screening process referenced in Section 14.09(2)(a) or (b) revealed (or if such screening was not performed, but would have revealed) or PSC is otherwise aware that such PSC Project Person is an Ineligible Person.  If PSC assigns any PSC Project Person to perform any of the Services (x) when the background check referenced in Section 14.09(1)(a) or Section 14.09(1)(b), as applicable, revealed (or if such background check was not performed, but would have revealed) or PSC is otherwise aware that the PSC Project Person has been convicted of, or has pleaded or plead guilty to, a misdemeanor or felony involving U.S. healthcare laws; or (y) when the applicable Healthcare Exclusion Lists screening process referenced in Section 14.09(2)(a) or (b) revealed (or if such screening was not performed, but would have revealed) or PSC is otherwise aware that such PSC Project Person is an Ineligible Person, PSC shall provide notice to THC in accordance with Section 14.09(2)(c) above [**].

(ii)           PSC Company Contractors.  PSC shall not assign any PSC Company Contractor to perform any of the Services if the applicable Healthcare Exclusion Lists screening process referenced in Section 14.09(2)(a) or (b) revealed (or if such screening was not performed, but would have revealed) or PSC is otherwise aware that such PSC Company Contractor is an Ineligible Person. If PSC assigns any PSC Company Contractor to perform any of the Services when the applicable Healthcare Exclusion Lists screening process referenced in Section 14.09(2)(a) or (b) revealed (or if such screening was not performed, but would have revealed) or PSC is otherwise aware that such PSC Company Contractor is an Ineligible Person, PSC shall provide notice to THC in accordance with Section 14.09(2)(c) [**].

(b)           Removal.

(i)            PSC Project Personnel.  If PSC discovers through the applicable Healthcare Exclusion Lists screening process referenced in Section 14.09(2)(a) or (b) (or if such screening was not performed, but PSC would have discovered during such screening) or PSC otherwise becomes aware, that any PSC Project Person who is then-currently performing any of the Services (A) is an Ineligible Person; or (B) has been convicted of, or has pleaded or plead guilty to, any (1) crime involving fraud, which (assuming a commercially reasonable standard) would represent a material risk if such individual is allowed to perform the Services they are assigned to perform; or (2) misdemeanor or felony involving a violent crime, drug trafficking, or U.S. healthcare laws, PSC shall promptly remove such

PSC Project Person from performing any of the Services.  If PSC fails to so remove any such PSC Project Person, [**].

(ii)           PSC Company Contractors.  If PSC discovers through the applicable Healthcare Exclusion Lists screening process referenced in Section 14.09(2)(a) or (b) (or if such screening was not performed, but PSC would have discovered during such screening) or PSC otherwise becomes aware, that any PSC Company Contractor who is then-currently performing any of the Services is an Ineligible Person, PSC shall promptly remove such PSC Company Contractor from performing any of the Services.  If PSC fails to so promptly remove any such PSC Company Contractor, [**].

ARTICLE 15.                                                  MANAGEMENT AND CONTROL.

15.01       Management Procedures Manual.  Prior to the Commencement Date, PSC shall deliver to THC a management procedures manual in the form and scope agreed upon by THC and PSC which establishes the procedures and policies that will be adhered to during the Term (“Management Procedures Manual”).  The Management Committee may annually review the Management Procedures Manual. Throughout the remaining Term of this Agreement, PSC shall maintain and periodically update and modify the Management Procedures Manual, in a form reasonably acceptable to THC.  PSC will deliver copies of all revisions or updates to such Management Procedures Manual within thirty (30) days following adoption of such revisions or updates.  The Parties anticipate that a Management Procedures Manual shall generally summarize practices and procedures pertaining to performance and management of:  (1) the Core Obligations, (2) the computer hardware and software environments in which the Services will be performed, (3) the documentation (such as operations manuals, user guides and disaster recovery plans) which provides further details regarding the Services and any new Performance Standards, and (4) the procedures PSC intends to use and the activities PSC proposes to undertake in order to manage the Services, including, when appropriate, those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken at the Tenet Service Locations where critical business, commercial and financial data of Tenet are processed.  The Management Procedures Manual shall include (a) a governance model; (b) enterprise architecture role; (c) implementation plan for Change Control Procedures; (d) problem request process for service management; and (e) in the event of the occurrence of the situation described in Section 12.03, PSC’s process to restrict access in any shared environment to Tenet’s Confidential Information so that PSC’s employees, subcontractors or agents engaged in competitive business will not have access to Tenet’s Confidential Information as set forth in Section 12.03.  Until any such time as the Management Procedures Manual has been delivered to THC pursuant to this Section, and except as otherwise required or permitted by this Agreement, PSC shall follow and comply with the policies and procedures followed by and complied with by PSC as of the Effective Date in respect of the Core Obligations under the 2001 Agreement.  Except as may be expressly agreed to by the Parties pursuant to a separate acknowledgement, the Management Procedures Manual shall not be deemed to contradict the terms of this Agreement.

15.02       Change Control Procedures.  All modifications to the Change Control Procedures shall be in writing and mutually agreed to by THC and PSC.  All Changes shall be made pursuant to the Change Control Procedures.  No Change shall be implemented without THC’s approval in accordance with the Change Control Procedures except as may be necessary on a temporary basis to maintain the continuity of the Services. As part of its Core Obligations, PSC shall: (1) schedule all Changes so as not to unreasonably interrupt Tenet’s business operations, (2) prepare and deliver to THC a monthly rolling schedule for ongoing and planned Changes for the next 30-day period, (3) monitor the status of Changes against the applicable schedule, (4) document and provide to THC notification (which may be given orally provided that such oral notice is confirmed in writing to THC within five days) of all Changes performed on a temporary basis to maintain the continuity of the Services no later than the next business day after the Change was made and (5) once every 180 days during the Term review and modify as appropriate the Change Control Procedures.  In the event of a conflict between the Change Control Procedures and this Agreement, the terms of this Agreement shall control.  Any Change that results in a change or modification to the Agreement shall be made in accordance with Section 36.11, in addition to the Change Control Procedures.

ARTICLE 16.                                                  PROPRIETARY RIGHTS.

16.01       Tenet Software. To the extent permitted by the licenses or leases in respect of the Tenet Third Party Software, but without limiting Tenet’s obligations under Article 17 and the provisions of Section 3.11, Tenet hereby grants to PSC, at no cost to PSC, solely to provide the Services, a non-exclusive, non-transferable right to (1) use, (2) copy for archival purposes or as may otherwise be required by this Agreement and (3) modify the Tenet Software; provided, however, that PSC may not decompile, disassemble or otherwise reverse engineer the Tenet Software in any manner.  As of the Effective Date, Tenet shall, at no cost to PSC, provide PSC with access to the Tenet Software in the form in use by Tenet as of the Effective Date.  Subject to Section 14.07 and Article 25, PSC may sublicense to PSC’s subcontractors the right to have access to and operate the Tenet Software as may be necessary in connection with the provision of the Services.  PSC shall not purge source code to any Tenet Software without the prior written consent of THC.  Except as otherwise agreed by the Parties, rights granted to PSC in this Section 16.01 shall expire upon the later of the expiration or the termination of this Agreement for any reason or the expiration of the Termination Assistance Period.

16.02       PSC Proprietary Software.  The PSC Proprietary Software shall be and shall remain the exclusive property of PSC and Tenet shall have no rights or interests in the PSC Proprietary Software except as described in this Section 16.02.  Prior to using any PSC Proprietary Software to provide any of the Services, PSC shall notify THC that it intends to use PSC Proprietary Software.  As part of the Core Obligations, PSC shall during the Term: (1) use the PSC Proprietary Software and such other software as THC and PSC may agree upon from time to time, as may be required to provide the Services; and, (2) make available to Tenet such PSC Proprietary Software for use by Tenet solely if such use is reasonably required for Tenet to access Tenet Systems or to receive the Services.  Upon the expiration of this Agreement or the termination of this Agreement for any reason (other than a termination by PSC pursuant to Section 28.03, Section 28.04 or Section 28.05), Tenet’s rights to the PSC Proprietary Software shall be as provided in Article 31.  In the event of a termination of this Agreement by PSC pursuant to Section 28.03, Section 28.04 or Section 28.05, upon THC’s request, with respect to PSC Proprietary Software used to provide the Services as of the date of such termination, provided that THC and PSC agree with respect to royalties and other applicable terms and conditions, PSC shall grant to Tenet a license to use the PSC Proprietary Software solely in connection with Tenet’s business.

16.03       PSC Third Party Software.  The PSC Third Party Software shall be and shall remain the exclusive property of PSC’s third party licensors and Tenet shall have no rights or interests in the PSC Third Party Software except as described in this Section 16.03.  As part of the Core Obligations, PSC shall during the Term: (1) use the PSC Third Party Software to provide the Services; (2) to the extent permitted by the licenses or leases in respect of the PSC Third Party Software, make available to Tenet such software for use by Tenet solely if such use is reasonably required for Tenet to access Tenet Systems or to receive the Services; and, (3) to the extent permitted by the licenses or leases in respect of the PSC Third Party Software, deliver to THC, upon THC’s request, no more than once every quarter after the Effective Date, a copy of such software (including related source code) (at no cost to Tenet) for archival purposes only.  Upon the expiration or the termination of this Agreement for any reason, Tenet’s rights to the PSC Third Party Software shall be as provided in Article 31.

16.04       Developed Software.  The Developed Software shall be and will remain the exclusive property of [**] or its third party licensor.  In consideration of the payments made pursuant to Section 22.01 and subject to and without limiting the Parties’ respective obligations in Article 17, [**] hereby assigns to [**] all of [**] rights in and interests (if any) to the Developed Software.  Subject to and without limiting the Parties’ respective obligations in Article 17, [**] hereby grants to [**] (at no cost to [**]) a non-exclusive, non-transferable right to use the Developed Software [**].  As part of the Core Obligations, PSC shall during the Term deliver to THC, upon THC’s request, no more than once every quarter after the Effective

Date, a copy of the Developed Software (including related source code) for archival purposes only.  Upon the later of the expiration of this Agreement or the termination of this Agreement for any reason or the expiration of the Termination Assistance Period, the rights granted to [**]in this Section 16.04 shall immediately revert to [**] and [**] shall: (1) deliver to [**], at no cost to [**], a current copy of all such Developed Software in the form in use as of the date of such expiration or termination; and, (2) erase or destroy all other copies of the Developed Software in [**] possession.  PSC shall not purge source code to any Developed Software without the prior written consent of THC.

16.05       Infringement. In the event that the Services, the PSC Proprietary Software, or PSC Developed Software (excluding any modifications or enhancements to Tenet Developed Software or Tenet Software for which Tenet has responsibility for Consents as set forth in Article 17 and lack of appropriate consent is the cause of such infringement) is found to be infringing upon the proprietary rights of a third party, PSC shall, at its own expense: (1) obtain the right to use the infringing material; (2) modify the software or material so that it is no longer infringing; or, (3) obtain and install functionally similar software or materials that are not infringing.

16.06       Changes and Upgrades to the Systems. Except as set forth in Sections 3.09 and 3.11, or as otherwise approved by THC, PSC may not make any changes or modifications to the Tenet Software or the Developed Software.  Except as may be approved by THC, any changes or modifications to the PSC Software made by PSC pursuant to this Agreement shall not have an adverse effect on the functionality or performance of the Systems except as may be necessary on an emergency basis to maintain the continuity of the Services.

16.07       Documentation.  Except as set forth in Section 16.02 and Section 16.03 with respect to the PSC Software, all Documentation shall be and will remain the exclusive property of Tenet.  In consideration of the payments made pursuant to Section 22.01, PSC hereby assigns to Tenet all rights and interests that PSC has or may have in the future in and to the Documentation.

ARTICLE 17.                                                  REQUIRED CONSENTS.

17.01       Consents.

(1)           PSC shall be responsible for obtaining (a) the Tenet Consents that are necessary to allow PSC to use in the United States the Tenet Enterprise Software, the Tenet Enterprise Machines, the Tenet Developed Software and the services under Tenet’s third party service contracts, any of which existed as of the Effective Date (and Tenet shall cooperate with PSC in obtaining such Tenet Consents); and (b) the PSC Consents that are necessary to allow (i) PSC to use and make any modifications or enhancements to the Tenet Software and the Tenet Developed Software made by PSC, PSC Project Personnel or PSC Company Contractors pursuant to this Agreement that existed as of the Effective Date; (ii) PSC to use the PSC Software, the PSC Developed Software (excluding any modifications or enhancements to the Tenet Software or the Tenet Developed Software made by PSC, PSC Project Personnel or PSC Company Contractors pursuant to this Agreement) and the PSC Machines in the United States to provide the Services, (iii) PSC to assign to Tenet all rights and title in the PSC Developed Software in accordance with the terms of this Agreement (subject to Tenet’s obligations under Section 17.01(3), and (iii) Tenet to use the PSC Software and the PSC Developed Software (subject to Tenet’s obligations under Section 17.01(3)) during the Term and upon expiration or termination of this Agreement pursuant to Article 30.  The costs of obtaining such consents or a work-around as provided in Section 17.02 below shall be apportioned as follows: (a) [**] shall pay [**] percent of all costs of obtaining such Consents up to $[**]; (b) [**] shall [**] pay [**] percent of all costs of obtaining such Consents between $[**] and $[**]; and (c) [**] shall pay [**] percent of all costs obtaining the Consents above $[**].

(2)           PSC shall be responsible for obtaining the PSC Consents that are necessary to allow PSC India Resources, PSC Mexico Resources and PSC Other Offshore Resources to use the PSC Software, the PSC Developed Software (excluding any modifications or enhancements to the Tenet Software or the Tenet Developed Software made by PSC, PSC Project Personnel or PSC Company Contractors pursuant to this Agreement after the Effective Date) and the PSC Machines to provide the Services.  PSC shall be responsible for the costs of obtaining such PSC Consents or a work-around as provided in Section 17.02 below.

(3)           Tenet shall be responsible for obtaining, and PSC shall cooperate with Tenet in, obtaining the Tenet Consents necessary to allow (a) PSC to use in the United States the Tenet Facility Systems to provide the Services; (b) PSC to use in the United States any Tenet Enterprise Software, Tenet Enterprise Machines and any services under Tenet’s third party service contracts, any of which did not exist as of the Effective Date (i.e., additional Tenet Software, Tenet Machines and additional Tenet third party service contracts procured by Tenet) to provide the Services (except as provided in Section 17.01(4));  (c) PSC to create after the Effective Date, and use after the Effective Date, pursuant to this Agreement, any modifications or enhancements to the Tenet Software or the Tenet Developed Software; (d) PSC India Resources, PSC Mexico Resources and PSC Other Offshore Resources to use the Tenet Software, the Tenet Developed Software, the Tenet Machines and the services under Tenet’s third party service contracts to provide the Services.  THC shall be responsible for the costs of obtaining such Tenet Consents or a work-around as provided in Section 17.02 below.

(4)           Any Consents associated with Additional Equipment and Additional Software Licenses shall be governed by the Procurement Procedures, in lieu of this Article 17.

17.02       Work-Around.  If PSC is not able to obtain a Consent under Section 17.1(1) or Section 17.1(2), or Tenet is not able to obtain a Consent under Section 17.1(3), PSC and Tenet shall cooperate with each other in achieving a reasonable work-around.  If such a work-around is required, there shall be an equitable adjustment to the terms of this Agreement as agreed upon by the Parties.

ARTICLE 18.                                                  TENET RESPONSIBILITIES.

In addition to Tenet’s other responsibilities provided for in this Agreement, during the Term, THC shall be responsible for:

(1)           the appointment of the Tenet Account Executive;

(2)           selecting or defining requirements for applications software; and

(3)           cooperating with PSC by, among other things, making available, as reasonably requested by PSC, personnel, information, approvals and acceptances so that PSC may perform its obligations hereunder in a timely and acceptable manner.

(4)           obtaining such consents, if any, that might be required for delivery of Protected Health Information to PSC for the purposes permitted under this Agreement.

ARTICLE 19.                                                  REPORTS AND DATA.

19.01       Ownership of Tenet Data. The Tenet Data is and shall remain the property of Tenet.  The Tenet Data shall not be: (1) used by PSC other than in connection with providing the Services; (2) disclosed, sold, assigned, leased or otherwise provided to third parties by PSC (except as provided for in this Agreement and subject to Section 14.07 and Articles 24 and 25); or, (3) commercially exploited by or on behalf of PSC, its employees, subcontractors or agents.

19.02       Correction of Errors.  As part of the Core Obligations, PSC shall promptly correct any errors or inaccuracies in the Tenet Data and the Reports (1) caused by PSC’s failure to perform its obligations under this Agreement or (2) which fall within the [**] at Tenet’s facilities prior to the effective date of the [**]; provided however, in regard to the SMS Software, PSC’s obligations to correct errors or inaccuracies shall be limited to errors or inaccuracies caused by PSC in connection with the use of the SMS Software.  PSC shall promptly correct, as a Special Service, any other errors or inaccuracies in the Tenet Data and the Reports.

Notwithstanding the foregoing, PSC shall not make any changes to the Tenet Data without THC’s prior approval.  Tenet is responsible for (i) the accuracy and completeness of the Tenet Data and (ii) any errors or inaccuracies in and with respect to data obtained from PSC because of any inaccurate or incomplete Tenet Data.

19.03       Return/Destruction of Tenet Data.  Upon request by THC, at any time, PSC shall, in accordance with Section 25.06, promptly provide copies to THC of all or a portion of the Tenet Data as THC might specify, including Protected Health Information and Designated Record Sets, then currently in PSC’s possession, custody or control (including Tenet Data, if any, in the possession, custody or control of PSC’s subcontractors and outsource providers).  At the cessation of all Termination Assistance Services, PSC and its subcontractors and outsource providers, if any, which have received Tenet Data hereunder, including Protected Health Information, shall in accordance with Section 25.06 return or certified as destroyed all Tenet Data then currently in their possession, custody or control.  Data archival media containing any Tenet Data shall be used solely for back-up purposes.

19.04       Reports. As part of the Core Obligations, PSC shall provide to THC the Reports.  The Reports shall be prepared by PSC and provided by PSC to THC according to the schedules and in the manner set forth in Exhibit 2 [Core Obligations].

ARTICLE 20.                                                  CONTINUED PROVISION OF SERVICES.

20.01       Disaster Recovery.  As part of the Core Obligations, PSC shall: (1) maintain and manage the existing disaster recovery plans, as described in Exhibit 11; (2) at least once every calendar year thereafter during the Term, recommend updates to and test the operability of the disaster recovery plans in effect at that time; (3) upon THC’s request, certify to THC that the disaster recovery plans are fully operational; and, (4) upon discovery by PSC, immediately provide THC with a notice of a Disaster and implement the disaster recovery plans upon the occurrence of a Disaster at a Service Location or otherwise affecting the provision or receipt of the Services.  Subject to Section 20.02, PSC shall reinstitute the Critical Services within [**] of the occurrence of a Disaster.  In the event of a Disaster, [**].  Nothing contained in this Section 20.01 shall be construed as requiring PSC to develop or provide disaster recovery plans for the data center(s) operated by SMS.

20.02       Force Majeure.

(1)           Any failure or delay by Tenet or PSC in the performance of its obligations pursuant to this Agreement, to the extent such failure or delay is due to the occurrence of a Force Majeure Event, shall not be deemed (A) a default of this

Agreement, (B) a ground for termination hereunder (except as provided in this Section 20.02) or (C) a ground for payment of a Core Performance Credit, provided that such failure or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work-around plans or other means (including, but not limited to, adherence to the applicable Contingency Plans with respect to any Force Majeure Event that affects PSC’s offshore performance of Tier 1 Offshore Services,  Tier 2 Offshore Services or other Special Services or Additional Core Obligations substantially similar to Tier 1 Offshore Services or Tier 2 Offshore Services).

(2)           Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance of its obligations pursuant to this Agreement affected by the Force Majeure Event for as long as (A) such Force Majeure Event continues; (B) such Party continues to use its best efforts to recommence performance whenever and to whatever extent possible without delay; and (C) with respect to any Force Majeure Event that affects PSC’s offshore performance of Tier 1 Offshore Services, Tier 2 Offshore Services or other Special Services or Additional Core Obligations substantially similar to Tier 1 Offshore Services or Tier 2 Offshore Services, PSC complies with the applicable Contingency Plans.  The occurrence of a Force Majeure Event in respect of another customer of PSC does not necessarily constitute a Force Majeure Event under this Agreement.

(3)           The Party delayed by a Force Majeure Event shall immediately notify the other Party by telephone (to be confirmed in a notice within five days of the inception of such delay) of the occurrence of a Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.  If a Force Majeure Event prevents PSC from reinstituting a Critical Service within [**] days of such Force Majeure Event, [**].  The occurrence of a Force Majeure Event does not limit or otherwise affect PSC’s obligation to provide either normal business continuation procedures (including, but not limited to, adherence to the applicable Contingency Plans with respect to any Force Majeure Event that affects PSC’s offshore performance of Tier 1 Offshore Services, Tier 2 Offshore Services or other Special Services or Additional Core Obligations substantially similar to Tier 1 Offshore Services or Tier 2 Offshore Services) or any other disaster recovery services as described in Section 20.01.

20.03       Allocation of Resources. Whenever a Force Majeure Event or a Disaster causes PSC to allocate limited resources between or among PSC’s customers and Affiliates, Tenet shall receive at least the same priority in respect of such allocation as that received by [**].

ARTICLE 21.    PAYMENTS.

21.01       2001 Core Fees. In consideration of PSC providing the 2001 Core Obligations from the Effective Date through December 31, 2006, THC shall pay to PSC the 2001 Core Fees in accordance with Section 1.02 of Exhibit 10 (Fees).

21.02       Core Enterprise Annual Fees.  In consideration of PSC providing the Core Enterprises Services from the Commencement through the Term, THC shall pay to PSC the Core Enterprise Annual Fees in accordance with Section 1.03 of Exhibit 10 (Fees).  PSC shall be responsible for all fees and expenses incurred by PSC in connection with this Agreement prior to the Effective Date; provided, however, this provision is not intended to release Tenet from any payment obligations under the 2001 Agreement.  For the purposes of this Agreement, “as part of the Core Obligations” means that such services or deliverables are included in the Core Fees.

21.03       Core Facility Fees.  In consideration of PSC providing the Core Facility Services from the Commencement Date through the Term, THC shall pay to PSC the Core Facility Fees in accordance with Section 1.05 of Exhibit 10 (Fees).

21.04       Special Services Fees. In consideration of PSC providing the Special Services, THC shall pay to PSC the applicable Special Services Fees.

21.05       Rights of Set off.  With respect to any undisputed amount which [**], the Party seeking the set off [**] until such time as the entire amount determined to be owed has been paid.  THC shall be relieved of its obligation to make any payments to PSC until such time as all such amounts have been credited to THC and PSC shall be relieved of its obligation to make any payments to THC until such time as such amounts have been credited to PSC.

21.06       Expenses. Except as otherwise provided in Article 12 or Article 13, all expenses (including travel and travel-related expenses) incurred by PSC in connection with its provision of the Core Obligations (other than travel and travel-related expenses of persons performing the Development Services), are included in the Core Fees and shall not be reimbursed by THC unless agreed upon by THC.  If agreed upon pursuant to a PSS or Service Request executed by THC and PSC, THC shall pay or reimburse PSC for the reasonable and actual documented expenses, including travel and travel-related expenses, incurred by PSC in connection with its performance of the Special Services or the Development Services provided that such expenses are incurred in accordance with PSC’s policy for such expenses as set forth in Exhibit 13 [PSC Expense Policy] (with receipts for all such expenses of $25.00 or more) or otherwise approved in writing by the Tenet Account Executive.  Tenet shall have no obligation to reimburse PSC for any such expenses which are either not properly approved in advance or which are not invoiced within [**] days of the later of the date incurred or invoiced by the third party to PSC.

21.07       Adjustment to Fees.  Except as otherwise agreed upon by the Parties and subject to this Section 21.07, PSC may not increase the Fees or the Tier 2 Offshore Fee Adjustments during the Term.  PSC may increase the Fees and the Tier 2 Offshore Fee Adjustments in accordance with the following time frames and the following formulas:

(1)           On July 1, 2007, PSC may increase the following by [**] percent of the percentage point increase of the CPI published in June of 2007 over the CPI published in June of 2006 (e.g., if the June 2006 CPI = [**] and the June 2007 CPI = [**], such fees and rates may be increased by [**]: (a) Core Facility Fees, (b) the Special Services Hourly Rates, (c) any monthly rates for Special Services (other than monthly rates for hardware expenses that are built into such monthly rates), and (d) fixed fees (other than fixed fees for hardware expenses that are built into such fixed fees) and, which respect to clause (d), for which the applicable PSS or Service Request specifies the allowance of an increase.

(2)           On January 1, 2008, PSC may increase the Core Enterprise Annual Fees and the Tier 2 Offshore Fee Adjustment by [**] percent of the percentage point increase of the Current Index over the Base Index (e.g., if the Base Index = [**] and the Current Index = [**], the Fees and the Tier 2 Offshore Fee Adjustments may be increased by [**].

(3)           Commencing as of January 1, 2009, and not more than once annually thereafter, PSC may:

(a)           Increase the Core Enterprise Annual Fees and the Tier 2 Offshore Fee Adjustment by [**] percent of the percentage point increase of the Current Index over the Base Index (e.g., if the Base Index = [**] and the Current Index = [**], the Fees and the Tier 2 Offshore Fee Adjustments may be increased by [**]; and

(b)           Increase the following by [**] percent of the percentage point increase of the Current Index over the Base Index (e.g., if the Base Index = [**] and the Current Index = [**], such fees and rates may be increased by [**]: (i) Core Facility Fees, (ii) the Special Services Hourly Rates, (iii) any monthly rates for Special Services (other than monthly rates for hardware expenses that are built into such monthly rates), and (iv) fixed fees (other than fixed fees for hardware expenses that are built into such fixed fees) and, which respect to clause (iv), for which the applicable PSS or Service Request specifies the allowance of an increase.

(4)           In the event that the Bureau of Labor Statistics ceases to publish the CPI or substantially changes its content or format, THC and PSC shall substitute therefore another comparable measure published by an agreed-upon source; provided, however, that if such change is to redefine the base year for the CPI from 1982-1984 to some other year, the Parties will continue to use the CPI but shall, if necessary, convert either the Base Index or the Current Index to the same basis as the other by multiplying such index by the appropriate conversion factor.

21.08       Unused Credits.  Any unused credits against future payments issued to THC by PSC pursuant to this Agreement shall be paid to THC by PSC within 30 days of the expiration or termination of this Agreement for any reason.

21.09       [**]

21.10       Shared Cost Savings.  In the event PSC proposes any change in the manner the Services are provided that requires THC’s prior consent, including any substitutions for any Third Party Software, and THC agrees to such change, and such change results in an out-of-pocket savings in cost to PSC (“Savings”), such Savings shall be allocated as may be agreed by the Parties on a case by case basis.  THC shall be entitled to apply its portion of such Savings as a credit against the Fees or, at THC’s election, THC may apply an amount equal to 100 percent of such Savings against any Special Service; provided, however, that PSC provides such Special Service at competitive prices and comparable quality relative to what is available in the marketplace for services comparable to such Special Service.  PSC shall be responsible for the costs associated with the implementation of the change.

ARTICLE 22.                                                  PAYMENT SCHEDULE.

22.01       Monthly Invoice. PSC shall provide THC with an invoice no earlier than the first day and no later than the tenth day of each month that will include (1) charges for that month’s (A) Core Enterprise Monthly Fees (reduced by a credit against that month’s Core Enterprise Monthly Fee in the amount of the Development Baseline Monthly Hours for such month multiplied by the then-current Onshore Special Services Hourly Rate), (B) Core Facility Monthly Fees, and (C) Special Services Fees for any Special Services charged on a fixed fee basis, and (2) charges for any Special Services or other Services charged on a time and materials basis and performed by PSC during the month [**].  The invoice shall be payable within 30 days after receipt by THC.  PSC shall submit all invoices to THC, including invoices for Services provided to Tenet’s Affiliates, and PSC shall not invoice such Affiliates directly.

22.02    Detailed Invoices. Upon THC’s request, PSC shall provide a monthly invoice with a level of detail similar to that contained in the monthly invoice provided by PSC to Tenet under the 2001 Agreement or as otherwise reasonably requested by THC.

22.03       Time of Payment. Any sum due PSC pursuant to this Agreement for which payment is not otherwise specified shall be due and payable 30 days after receipt by THC of an invoice from PSC.  Unless otherwise agreed, PSC may charge Tenet only for services performed and costs incurred within [**] days before the applicable invoice date.  All contested invoice items must be identified to PSC within 90 days of receipt of a valid invoice (including all supporting documentation required to determine amounts due), or payment by THC will constitute acceptance of the accuracy of the invoice subject only to THC’s audit rights pursuant to Article 24.  In the event that THC determines within 90 days after receipt of a valid invoice (including all supporting documentation required to determine amounts due) that it has made any overpayment or paid any charges not in fact due, THC shall be entitled to an immediate refund upon notice to PSC of such overpayment or, at THC’s option, to credit the amount of such overpayment against any amounts payable by THC to PSC hereunder, provided that in the event of a dispute over any such credit, the disputed amount shall be deposited into escrow on the same terms applicable to disputed payments pursuant to Section 22.04.  All amounts not paid or deposited into escrow by THC pursuant to Section 22.04 when due, and all amounts of any overpayments recoverable by THC as provided above that are not repaid, credited or paid into escrow promptly upon notice thereof, shall bear annualized interest thereafter at [**], but not to exceed any maximum interest rate specified by applicable law.

22.04       Disputed Fees or Credits.  In the event either Party in good faith disputes the accuracy or applicability of any Fee or credit, the Party shall notify the other Party of the nature and support for such dispute within a reasonable period after becoming aware of, and performing an investigation of, the disputed matter.  The Party contesting its obligations to pay a Fee or to grant a credit shall deposit any disputed amount that cannot be resolved by the Management Committee which exceeds $[**] in an interest-bearing escrow account in the United States bank or depository specified by the other Party.  In the event of a dispute pursuant to which a Party in good faith believes it is entitled to withhold payment, (1) such Party shall continue to pay the undisputed amounts and pay the disputed amounts into escrow in accordance with this Section 22.04 and (2) the other Party shall continue to provide the Services or otherwise perform its obligations.  Upon resolution of the dispute, the Parties shall allocate the money in the escrow account and any fees relating to opening and maintaining the escrow account, plus any interest earned on such money, according to the resolution of the dispute.  No failure by either Party to identify a contested Fee or credit prior to payment of the invoiced amount shall limit or waive any of such Party’s rights or remedies with respect to such Fees or credits, including such Party’s right to withhold such disputed amounts from subsequent Fees or credits due to the other Party and pay such sums into an escrow account as described in this Section 22.04.  Unpaid fees and credits that are in dispute, and placed in escrow in accordance with this Section 22.04 shall not be considered a basis for monetary or other default under this Agreement.

ARTICLE 23.                                                  TAXES.

23.01       PSC shall be responsible for any applicable sales, use or personal property taxes attributable to periods on or after the Effective Date (but prior to the expiration or termination of this Agreement) based upon or measured by PSC’s cost in acquiring (other than from Tenet) materials, supplies or services furnished or used by PSC in performing or furnishing the Services, including all personal property and use taxes due on the PSC Machines and the PSC Software provided by PSC.

23.02       Except as provided in Section 23.05, in the event that a local, state or federal sales, use, excise, gross receipts, tariff, value-added, duties, consumption, customs or services tax is based on or measured by PSC’s charges to THC under this Agreement or on the provision of the Services to Tenet under this Agreement (“Sales Taxes”), however levied or assessed, is imposed by a taxing authority within the United States (other than any such Sales Taxes imposed by a taxing authority within the United States due to the implementation of the Tier 1 Offshore Services or the Tier 2 Offshore Services in the initial PSC Service Locations in India pursuant to Article 13 (i.e., such Sales Taxes would not have been assessed but for such implementation in such PSC Service Locations in India)), THC shall be responsible for and pay the amount of any such Sales Taxes.

23.03       In the event that Sales Taxes, however levied or assessed, are imposed by a taxing authority within the United States due to the implementation of the Tier 1 Offshore Services in the initial PSC Service Locations in India and Mexico or the Tier 2 Offshore Services in the initial PSC Service Locations in India pursuant to Article 13 (i.e., such Sales Taxes would not have been assessed but for such implementation in such PSC Service Locations in India or Mexico), [**] shall be responsible for and pay the amount of any such Sales Taxes.

23.04       In the event that Sales Taxes, however levied or assessed, are imposed by a taxing authority within India or Mexico due to the implementation of the Tier 1 Offshore Services in the initial PSC Service Location in India and Mexico or the Tier 2 Offshore Services in the initial PSC Service Locations in India pursuant to Article 13, [**] shall be responsible for and pay the amount of any such Sales Taxes.

23.05       Prior to relocating or rerouting the delivery of any of the Services to, from or through a location other than the Service Location then-currently used to provide the Services, the Parties will negotiate in good faith and mutually agree upon which Party will be responsible for the amount of any increase in any Sales Taxes, however levied or assessed, resulting from such relocation or rerouting; provided, however (1) if any such relocating or rerouting is for PSC’s convenience (unless otherwise agreed upon by the Parties), PSC shall be responsible for and pay the amount of any such increases; and (2) for purposes of clarity, [**] shall be responsible in accordance with Section 23.03 or Section 23.04, as applicable, for the Sales Taxes referenced in such sections due to the relocation or rerouting of the Tier 1 Offshore Services to the initial PSC Service Locations in India and Mexico or the Tier 2 Offshore Services to the initial PSC Service Locations in India pursuant to Article 13.

23.06       As between PSC and Tenet, THC shall be responsible for paying all personal property, sales or use taxes due on or with respect to Tenet Machines and Tenet Software or any another machines or software owned, leased or licensed by Tenet.

23.07       As between PSC and Tenet, THC shall bear sole responsibility for all ad valorem and other real property-related levies on the real property owned or leased by Tenet.  PSC shall bear sole responsibility for all ad valorem and other real property-related levies on the real property owned or leased by PSC or its Affiliates.

23.08       THC and PSC shall cooperate to segregate the fees payable under this Agreement into the following separate payment streams:  (1) those for taxable Services to Tenet, (2) those for nontaxable Services to Tenet, (3) those for which a sales, use or similar tax has already been paid and (4) those for which PSC functions merely as a paying agent for Tenet in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax.  In addition, THC and PSC shall cooperate with each other to accurately determine each Party’s tax liability and to minimize such liability to the extent legally permissible.  THC and PSC shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information reasonably requested by the other Party.

23.09       On or prior to the Effective Date, THC shall execute and deliver to PSC a Texas multi-state tax exemption certificate in form and substance satisfactory to THC and PSC, and shall remit directly to Texas sales and use tax, if any, due on the charges to THC under this Agreement.

ARTICLE 24.                                                  AUDIT RIGHTS/REGULATORY COMPLIANCE.

24.01       Processing.

(1)           Upon 10-days’ notice from THC, PSC shall provide, and shall cause its subcontractors to provide, such auditors and inspectors, as THC may from time to time designate, with reasonable access to the Service Locations and the Software and Machines for the purpose of performing audits or inspections of the Services and the business of Tenet (including data processing, application development, the procurement of new systems, disaster recovery, maintenance and support, telecommunications and the systems and physical environments on or in which the Services are performed); provided, however, that such auditors or inspectors have signed a nondisclosure agreement with PSC in a form reasonably acceptable to PSC.  PSC shall provide, and shall cause its subcontractors to provide, such auditors and inspectors any assistance that they may reasonably require and THC shall pay PSC for such assistance at the hourly rate for Special Services in connection with any such audit or inspection.  Notwithstanding the foregoing, nothing in this Section 24.01 shall require PSC to provide any of its direct competitors in health care facilities management, if such competitor may be performing such audit, with access to PSC’s trade secrets or proprietary information other than as may be contained in PSC Systems being used by PSC for Tenet.

(2)           If any audit by an auditor designated by THC or a regulatory authority results in PSC being notified that it or its subcontractors are not in compliance with any law, regulation, audit requirement or generally accepted accounting principle relating to the Services, PSC shall, and shall cause its subcontractors to, take actions to comply with such audit. THC shall bear the expense of any such compliance that is (a) required by a law, regulation or other audit requirement relating to Tenet’s business or (b) necessary due to Tenet’s noncompliance with any law, regulation or audit requirement imposed on Tenet.  PSC shall bear the expense of any such response that is (i) required by a law, regulation or other audit requirement relating solely to PSC’s business or (ii) necessary due to PSC’s noncompliance with any law, regulation or audit requirement imposed on PSC.

24.02       Fees. PSC shall provide, and shall cause its subcontractors to provide, to THC and its designees access to such financial records and supporting documentation related to the Fees, and any other fees, costs and expenses charged directly to THC under this Agreement, as may be reasonably requested by THC.  Upon reasonable notice from THC, THC may audit the Fees, and any other fees, costs and expenses charged directly to THC to determine that such Fees, and any other fees, costs or expenses are accurate and in accordance with this Agreement.

24.03       HHS Audit.  If required by applicable law, PSC agrees that until four years after the termination or expiration of this Agreement, PSC will make available to the Secretary of the United States Department of Health and Human Services and the United States Comptroller General, and their duly authorized representatives, this Agreement and all pertinent books, documents and records necessary to certify the nature and extent of the costs of the goods and services provided to Tenet under this Agreement and likewise require the same of its subcontractors and outsource providers under this Agreement.  The requirements of this Section 24.03 do not obligate PSC to maintain records in any particular format.  No attorney-client, accountant-client or other legal or equitable privilege shall be deemed to have been waived by the Parties by virtue of this provision.

24.04       Unauthorized Access.

(1)           In the event PSC, its subcontractors or agents discover or are notified of a material breach or potential material breach of security on a system, LAN or telecommunications network which contains, processes or transmits Tenet’s Confidential Information, PSC shall immediately: (a) notify such technology auditors as THC may designate in writing to PSC during the Term; (b) investigate the breach or potential breach; and, (c) provide THC and its designees with reasonable access to all resources and information in PSC’s possession as may be necessary to investigate the breach or potential breach.  THC shall have the right to conduct and control any investigation relating to such breach or potential breach that it determines is appropriate.

(2)           In the event PSC, its employees, subcontractors or agents may have been, or are likely to be, involved in unauthorized or illegal activities to obtain money or information from or through Tenet, its clients or suppliers or in any way damage (or expose to damage) Tenet, its clients or suppliers, PSC shall immediately:  (a) notify such technology auditors as THC may designate in writing to PSC during the Term; (b) investigate such activities; and, (c) provide THC and its designees with reasonable access to all resources and information in PSC’s possession as may be necessary to investigate such activities.  THC shall have the right to conduct and control any investigation relating to such activities that it determines is appropriate.

24.05       Record Retention.  Each of Tenet and PSC, as part of the Core Obligations, shall, subject to Section 24.03, (1) retain records and supporting documentation sufficient to document the Services and the Fees paid or payable by THC under this Agreement in accordance with such Party’s record and document retention policies and procedures and (2) upon notice from the other Party, provide such Party and its auditors or inspectors with reasonable access to such records and documentation.

24.06       Access and Reports.  As part of the Core Obligations, PSC shall provide to THC and its auditors or inspectors who have signed a nondisclosure agreement with PSC in a form reasonably acceptable to PSC access to (1) PSC’s and its subcontractors’ staff, (2) records and supporting documentation (including program source code to the extent permitted by law or under the applicable third party agreements) relating to the Services and the Fees, (3) the Software and (4) the Service Locations or other facilities, as may be necessary for THC or its auditors or inspectors to perform the audits described in Section 24.01 and Section 24.02.  As part of the Core Obligations, PSC shall provide to THC periodic status reports in accordance with the audit procedures described in Exhibit 12 regarding PSC’s resolution of any audit-related compliance activity for which PSC is responsible.

24.07       Audit Software. As a Special Service, PSC shall, at THC’s request and to the extent permitted under the applicable Third Party Agreements, operate and maintain such audit software as THC or its auditors or inspectors may provide to PSC from time to time during the Term.

24.08       Facilities.  To the extent reasonably available, PSC shall provide to THC and its designees on PSC’s premises (or if the audit is being performed of a subcontractor, the subcontractor’s premises if necessary) space, office furnishings (including lockable cabinets), telephone and facsimile service, utilities and office-related equipment and duplicating services as THC or such auditors and inspectors may reasonably require to perform the audits described in this Article 24.  Such facilities and related assistance shall be provided as part of the Core Obligations.

24.09       Third Party Audit.  PSC shall, on an annual basis in respect of each Contract Year during the Term, execute [**] a Type II SAS70 audit (third party review).  The written results of such audit will be provided to THC by or on behalf of PSC within 30 days following the date of issuance of such final results to PSC.

24.10       HIPAA Compliance.

(1)           HIPAA Privacy Compliance. If, when and to the extent, and for so long as, required by HIPAA, PSC shall, as part of Core Obligations, comply with the following provisions related to HIPAA and the use and disclosure of Protected Health Information and Electronic Protected Health Information thereunder:

(a)           Use of Protected Health Information.  PSC shall only use Protected Health Information for the purpose of performing PSC’s obligations under the Agreement and: (i) as permitted under the Agreement, as amended; (ii) as permitted under any notices provided by THC pursuant to Section 24.10(4); (iii) as Required by Law; (iv) for the proper management and administration of PSC or to carry out the legal responsibilities of PSC and (v) for Data Aggregation purposes involving Health Care Operations, Reports as required by Section 19.04, or as otherwise requested by THC.  Further, nothing in this Agreement, as amended, shall be construed as authorizing PSC to use Protected Health Information in any manner that would constitute a violation of the Federal Privacy Regulations if the Protected Health Information were used in such a manner by Tenet.

(b)           Disclosure of Protected Health Information.

(i)            Disclosure to PSC Workforce.  PSC may disclose Protected Health Information to members of its “workforce” (as such term is defined under HIPAA at 45 CFR 160.103, as amended from time to time), solely for the purposes of performing its obligations under this Agreement and for those purposes set forth in Section 24.10(1)(a) hereof and as necessary for PSC’s proper internal management and administration.  PSC shall take appropriate disciplinary action against any member of PSC’s workforce who uses or discloses Protected Health Information in violation of this Section 24.10(1).

(ii)           Disclosure to PSC Project Personnel and PSC Company Contractors. If PSC, pursuant to Section 14.06, carries out any of its duties under this Agreement through PSC Project Personnel (other than PSC Project Persons who are employees of PSC or a PSC Affiliate) or a PSC Company Contractor which duties, by their nature, involve the use of, custody of, disclosure of, creation of, or afford access to Protected Health Information, there shall be a written contract for such work and the contract shall contain clauses substantially identical, in all material respects, to the restrictions and conditions set forth in Sections 24.10(1), (2) and (3).  In addition, PSC hereby expressly acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, PSC shall be liable for any use or disclosure of Protected Health Information by PSC Project Personnel and PSC Company Contractors in violation of the provisions of this Section 24.10.

(iii)          Disclosure of Protected Health Information by PSC for Management and Administration.  PSC may disclose Protected Health Information for the proper management and administration of PSC or to carry out the legal responsibilities of PSC if (i) the disclosure is Required by Law; or (ii) PSC obtains reasonable written assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as Required by Law or for the purpose for which it was disclosed to the person, and the person notifies PSC of any instances of which it is aware in which the confidentiality of the information has been breached.  PSC will provide THC with prompt written notice of such disclosures.

(iv)          Disclosure to Third Parties.  PSC shall not disclose Protected Health Information to any other person or entity (except as provided in Sections 24.10(1)(b)(i), (ii) and (iii) hereof), except as permitted by this Agreement, Required by Law or as approved by THC; provided, however, that PSC shall promptly notify THC of any disclosure of Protected Health Information made by PSC to a third party that was Required by Law other than such disclosures made at the request of Tenet.

(c)           Minimum Necessary and Restrictions or Limitations on Use and Disclosure.

(i)            PSC (and PSC Project Personnel and PSC Company Contractors) shall only request, use and disclose Protected Health Information in accordance with Tenet’s minimum necessary policies and procedures, which have been made available to PSC in writing or on-line, or as directed by THC, if no minimum necessary policy and procedure is applicable.  Notwithstanding the foregoing, if PSC’s compliance with such minimum necessary policies and procedures or directions delays, interferes with or precludes PSC from performing its obligations under this Agreement, PSC shall be excused from liability for the performance of PSC’s obligations until such time as PSC and THC mutually agree upon a modification to either: (A) the minimum necessary policy and procedure or direction such that they no longer delay, interfere with or preclude PSC from performing its obligations under this Agreement or (B) PSC’s obligation under this Agreement such that the minimum necessary policy and procedures or directions no longer delay, interfere with or preclude PSC from performing its obligations under this Agreement; provided however, PSC shall only be excused from performing its obligations under this Agreement : (1) to the extent such non-performance directly results from Tenet’s minimum necessary policies and procedures or directions and (2) to the extent practicable, PSC has provided THC with advanced written notice specifying in detail the reasons that PSC’s compliance with Tenet’s minimum necessary policies and procedures or directions would cause any such delay, interfere with or preclude PSC from performing its obligations under this Agreement.  If providing advance notice is not practicable, PSC will provide such notice as soon as it becomes aware that PSC’s compliance with Tenet’s minimum necessary policies and procedures or directions would cause any such delay, interfere with or preclude PSC from performing its obligations under this Agreement.

(ii)           To the extent any changes, limitations and/or restrictions referenced in Subsections 24.10(4)(b) – (d) limit the use and/or disclosure of Protected Health Information by PSC, PSC Project Personnel and PSC Company Contractors hereunder, PSC agrees to comply with such changes, limitations and/or restrictions.  Notwithstanding the foregoing, if PSC’s compliance with such changes, limitations and/or restrictions delays, interferes with or precludes PSC from performing its obligations under this Agreement, PSC shall be relieved of liability from the performance of PSC’s obligations: (A) to the extent such non-performance directly results from such changes, limitations and/or restrictions and (B) to the extent practicable, PSC has provided THC with advanced written notice specifying in detail the reasons that PSC’s compliance with such changes, limitations and/or restrictions would cause any such delay, interfere with or preclude PSC from performing its obligations under this Agreement.  If providing advance notice is not practicable, PSC will provide such notice as soon as it becomes aware that PSC’s compliance with Tenet’s minimum necessary policies and procedures or directions would cause any such delay, interfere with or preclude PSC from performing its obligations under this Agreement.

(d)           Safeguards.

(i)            PSC shall implement appropriate safeguards in PSC’s facilities to the extent necessary to prevent the use or disclosure of Protected Health Information other than as provided for by this Agreement.  When providing any Services at Tenet’s facilities, PSC shall comply with THC’s or the Tenet Affiliate’s standard site-specific safeguards to prevent the use or disclosure of Protected Health Information generally applicable to the employees and contractors of THC or the THC Affiliate working at the applicable site, provided THC or the THC Affiliate has given PSC written notice of such safeguards.  Notwithstanding the foregoing, PSC shall not be financially responsible as part of Core Obligations for any upgrades, replacements or modifications to any Tenet Machines or Tenet Software located at a PSC facility to the extent such upgrades, replacements or modifications are required in order for PSC to implement such safeguards at its facilities, except to the extent PSC is otherwise obligated under the other terms of this Agreement to be financially responsible for such upgrades, replacements or modifications as part of Core Obligations.

(ii)           In addition to PSC’s obligations with respect to Tenet Data contained in Article 18, PSC shall not disclose de-identified Protected Health Information unless authorized in writing by THC.  PSC may use Protected Health Information that it has de-identified, or that has been de-identified by a subcontractor of PSC, in each case, in accordance with 45 CFR 164.514(b)(2)(i), as amended from time to time, as necessary, solely to perform its obligations under this Agreement (e.g., use de-identified Protected Health Information for testing and model office maintenance in support of Tenet’s day-to-day operations), unless otherwise instructed by THC in writing.   Upon receipt of such notice, PSC and THC agree to meet and discuss any terms under which PSC may use de-identified Protected Health Information to perform its obligations hereunder; provided, however, if THC prohibits PSC from using de-identified Protected Health Information, to the extent such restriction interferes with PSC’s ability to perform any of its obligations under this Agreement, PSC shall be relieved from liability for such non-performance.  For purposes of this Agreement, Protected Health Information shall be deemed “de-identified” only if it meets the criteria set forth under HIPAA at 45 CFR 164.514(b)(2), as amended from time to time.

(e)           Reporting of Unauthorized Uses and/or Disclosures.  If PSC (including PSC Project Personnel and PSC Company Contractors, if any) becomes aware of any unauthorized use and/or unauthorized disclosure of Protected Health Information by its workforce, PSC Project Personnel or PSC Company

Contractors, PSC shall report information specifying in reasonable detail the patients affected by, extent and cause of the unauthorized use and/or disclosure to THC and the affected THC Affiliate in a timeframe commensurate with the severity of the unauthorized use and/or disclosure and nature of the Protected Health Information but in no event more than three (3) business days after PSC becomes aware of the unauthorized use and/or disclosure.

(f)            Disclosure to U.S. Department of Health and Human Services.  Only to the extent required by applicable law, PSC shall make its internal practices, books, and records relating to the use and disclosure of a patient’s Protected Health Information available to the United States Secretary of Health and Human Services to the extent required for determining Tenet’s compliance with subpart E of 45 CFR Part 164.  Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by PSC, THC or their Affiliates by virtue of this Section.  If PSC receives such a request from the United States Secretary of Health and Human Services or its designees, PSC shall immediately notify THC.

(g)           Access to Protected Health Information and Designated Record Sets.  Upon THC’s request, PSC shall in accordance with Sections 19.03 and 25.06 provide copies to THC of all or a portion of Protected Health Information and Designated Records Sets then-currently in PSC’s possession, custody or control (including Protected Health Information and Designated Records Sets, if any, in the possession, custody or control of PSC Project Personnel or PSC Company Contractors) in order for Tenet to: (i) make the Protected Health Information available in accordance with 45 CFR Part 164.524; and (ii) amend the Protected Health Information in accordance with 45 CFR Part 164.526.  In the event an individual requests access to, or an amendment to, Protected Health Information directly from PSC, PSC shall promptly forward such request to THC.  Any denials of access to, or amendment of, the Protected Health Information requested shall be the responsibility of THC.  Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by PSC, THC or their Affiliates by virtue of this Section.

(h)           Accounting of Disclosures.  Within ten (10) days of PSC’s receipt of written notice by THC of a request for an accounting of disclosures of Protected Health Information made by PSC, PSC Project Personnel or PSC Company Contractors regarding an individual during the six (6) years prior to the date on which the accounting was requested by the individual, PSC shall make available to THC the information relating to disclosures required to provide an accounting of disclosures to enable Tenet to fulfill its obligations under Section 164.528 of the Federal Privacy Regulations.  In accordance with the Federal Privacy Regulations, PSC shall not include in any such accounting those disclosures that are exempt from an accounting pursuant to Section 164.528(a)(1) of the Federal

Privacy Regulations, which include on the Effective Date disclosures made: (i) to carry out treatment, payment or health care operations, as provided in Section 164.502 of the Federal Privacy Regulations; (ii) to individuals of Protected Health Information about them as provided in Section 164.502 of the Federal Privacy Regulations; (iii) incident to a use or disclosure otherwise permitted or required by the Federal Privacy Regulations as provided in Section 164.502 of the Federal Privacy Regulations; (iv) pursuant to an authorization as provided in Section 164.508 of the Federal Privacy Regulations; (v) to persons involved in the individual’s care or other notification purposes as provided in Section 164.510 of the Federal Privacy Regulations; (vi) for national security or intelligence purposes as provided in Section 164.512(k)(2) of the Federal Privacy Regulations; or (vii) to correctional institutions or law enforcement officials as provided in Section 164.512(k)(5) of the Federal Privacy Regulations; (viii) as part of a limited data set in accordance with Section 164.514(e) of the Federal Privacy Regulations; or (ix) that occurred prior to April 14, 2003.  PSC shall implement a process that allows for an accounting of such disclosures to be collected and maintained by PSC, PSC Project Personnel and PSC Company Contractors; provided, however PSC shall not be required to provide an accounting, or collect and maintain information, (A) with respect to disclosures made by PSC, PSC Project Personnel or PSC Company Contractors in PSC’s provision of Services or at the request of Tenet, for which THC agrees in writing that THC, a THC Affiliate or another third party shall collect and maintain such information and provide the accounting, and (B) with respect to disclosures, if any, that PSC makes in the performance of the Services under this Agreement or at the request of Tenet, THC shall be responsible for ensuring that the Tenet Machines, Tenet Software, tools or other information technology owned, leased or licensed by or on behalf of Tenet contain the functionality necessary to track and document such disclosures, except to the extent PSC is otherwise obligated under the other terms of this Agreement to be financially responsible for the machines, software, tools or other information technology necessary to collect and maintain such information as part of Core Obligations.  At a minimum, such information shall include the information required by Section 164.528(b) of the Federal Privacy Regulations.  In the event that the request for an accounting is delivered directly to PSC, PSC Project Personnel or PSC Company Contractors, PSC shall, within five (5) days following receipt by PSC of a request, forward it to THC in writing.  It shall be THC’s responsibility to prepare and deliver any such accounting requested.

(i)            Return/Destruction of Protected Health Information.  Upon termination or expiration of this Agreement, PSC, and any Project Personnel or PSC Company Contractors, if any, which have received Protected Health Information hereunder, shall, if feasible, in accordance with Sections 19.03 and 25.06, return or destroy (destroy only if requested by THC) all Protected Health Information (including any copies thereof) provided by THC or any of its Affiliates or created on behalf of THC or any of its Affiliates pursuant to this Agreement.  PSC acknowledges and agrees that neither PSC nor any PSC Project Personnel or PSC Company Contractors may retain copies of any Protected Health Information that is destroyed pursuant to this Section 24.10(1)(i).  If such return or destruction is not feasible, the Parties agree that the requirements of this Section 24.10 shall survive the expiration or earlier termination of the Agreement and that PSC shall limit all further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction of such information not feasible until all such Protected Health Information has been returned or destroyed pursuant to this Section 24.10(1)(i).  Upon request, as set forth in Section 25.06 of this Agreement, PSC and any applicable PSC Company Contractors shall certify in writing their compliance with Section 24.10.

(j)            Duty to Mitigate.  PSC agrees to cooperate with THC in mitigating, to the extent practicable, any harmful effect that becomes known to PSC as a result of a use or disclosure of Protected Health Information by PSC, PSC Project Personnel or PSC Company Contractors in violation of PSC’s obligations in this Section 24.10.

(2)           Federal Transaction Regulation.  In addition to PSC’s obligations under Sections 3.07 and 3.10 hereof, PSC shall perform the following as a part of Core Obligations:

(A)          To the extent this Agreement involves the exchange of information using Electronic Media in a transaction as defined in 45 CFR Part 160.103 (the “Transactions”), PSC and THC acknowledge that nothing in this Agreement is intended to violate the requirements contained in 45 CFR Part 162.915, as amended from time to time.

(3)           Federal Security Regulations Obligations.  In addition to PSC’s obligations under Sections 3.07 and 3.10, by the compliance date for the Federal Security Regulations, PSC shall:

(a)           Implement administrative, physical and technical safeguards with respect to PSC’s facilities, PSC Machines and PSC Proprietary Software that reasonably and appropriately protect the confidentiality, integrity, and availability of Electronic Protected Health Information as required by the Federal Security Regulations; provided, however, with respect to administrative, physical, and technical safeguards that are deemed “addressable” under the Federal Security Regulations, PSC will implement solutions for such administrative, physical and technical safeguards that THC deems are reasonable and appropriate within THC’s reasonable discretion.  When providing any Services at Tenet’s facilities, or using Tenet Machines and Tenet Software, PSC shall comply with THC’s or the THC Affiliate’s standard administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of Electronic Protected Health Information generally applicable to the employees and contractors of THC or the THC Affiliate working at the applicable site, or using the applicable machines or software, provided THC or the THC Affiliate has given PSC written notice of such safeguards.  Notwithstanding the foregoing, PSC shall not be financially responsible as part of the Core Obligations for any upgrades, replacements or modifications to any Tenet Machines or Tenet Software located at a PSC facility to the extent such upgrades, replacements or modifications are required in order for PSC to implement such standards at its facilities, except to the extent PSC is otherwise obligated under the other terms of this Agreement to be financially responsible for such upgrades, replacements or modifications as part of the Core Obligations.

(b)           Ensure that any PSC Project Person or PSC Company Contractor to whom PSC provides Electronic Protected Health Information is obligated to implement reasonable and appropriate safeguards to protect Electronic Protected Health Information, and

(c)           Report to THC any Security Incident of which PSC becomes aware in a timeframe commensurate with the severity of the Security Incident but in no event more than three (3) business days after PSC becomes aware of the Security Incident.  Notwithstanding the foregoing, once the PSC Client Executive becomes aware of any Security Incident, PSC shall notify THC of the Security Incident in a timeframe commensurate with the severity of the Security Incident but in no event more than [**] after the PSC Client Executive becomes aware of the Security Incident.

(d)           To the extent THC deems it necessary in order for Tenet to comply with its obligations pursuant to Section 164.308(a)(8) of the Federal Security Regulations relating to an evaluation of security practices, THC or its authorized agents or contractors, may, at THC’s expense, examine the facilities, systems, procedures and records of PSC and any PSC Company Contractors who have been given access to Protected Health Information as may be necessary for such agents or contractors to evaluate the extent to which PSC or such PSC Company Contractors are complying with PSC’s obligations under Subsection 24.10(3); provided, however, that such agents or contractors have signed a nondisclosure agreement with PSC in a form reasonably acceptable to PSC.  PSC shall provide, and shall cause the PSC Company Contractors to provide, THC or such agents or contractors any assistance that they may reasonably require in conducting such evaluation and THC shall pay PSC for such assistance on a time and materials basis at the then-current applicable Special Services Hourly Rate.  Notwithstanding the foregoing, nothing in this Section shall require PSC to provide any of its direct competitors in health care facilities management, if such competitor may be performing such evaluation, with access to the trade secrets or proprietary information of PSC or its Affiliates other than as may be contained in PSC Systems being used by PSC for Tenet.

(e)           When providing any Services at the facilities of THC or any of its Affiliates, PSC shall comply with THC’s or the THC Affiliate’s standard site-specific administrative procedures, physical safeguards and technical security mechanisms to protect the integrity, privacy and availability of Protected Health Information generally applicable to the employees and contractors of THC or the THC Affiliate working at the applicable site, provided THC or the THC Affiliate has given PSC written notice of such procedures, safeguards and mechanisms.

(f)            At THC’s request, PSC shall, either as a part of Core Obligations through the Change Control Procedures or as a Special Service pursuant to Article 8, implement new administrative procedures, physical safeguards, technical security services and technical security mechanisms at the facilities of THC and its Affiliates to protect the integrity, privacy and availability of Protected Health Information.

(g)           Maintain a comprehensive written information security program that includes administrative, technical and physical safeguards appropriate to and consistent with PSC’s obligations under this Section 24.10(3).  Upon THC’s request, PSC shall promptly provide THC with copies of: (i) the privacy and security practices, policies and procedures relevant to, and established by PSC or the PSC Company Contractors who have been given access to Protected Health Information pursuant to, PSC’s obligations under this Section 24.10(3) and (ii) any material changes to the foregoing policies, practices and procedures.

(4)           Obligations of THC.  THC hereby agrees:

(a)           To obtain and maintain such consent(s), authorization(s), or permission(s), if any, as may be necessary or required under HIPAA, to permit THC or Tenet Affiliates to disclose Protected Health Information to PSC in order for PSC to use and disclose Protected Health Information as required or permitted in this Agreement.

(b)           To promptly inform PSC as soon as THC’s Chief Privacy Officer or Chief Information Officer becomes aware of any modification(s) to, restriction(s) on, defect(s) in, or revocation or other termination of effectiveness of, any consent, authorization or permission obtained by THC or a THC Affiliate pursuant to which THC or a THC Affiliate has disclosed Protected Health Information to PSC to use and disclose as required or permitted hereunder, to the extent such changes affect PSC’s permitted or required uses and disclosures of Protected Health Information hereunder.

(c)           To notify PSC of any limitation(s) in its or a THC Affiliate’s notice of privacy practices in accordance with 45 CFR Section 164.520, to the extent that such limitation(s) may affect PSC’s permitted or required uses and disclosures of Protected Health Information hereunder.

(d)           To notify PSC of any restriction to the use or disclosure of Protected Health Information that THC or a THC Affiliate has agreed to in accordance with 45 CFR Section 164.522, to the extent that such restriction may affect PSC’s permitted or required uses and disclosures of Protected Health Information hereunder.

(e)           If PSC is required in order to perform its obligations under this Agreement, or otherwise instructed by THC or a THC Affiliate, to disclose Protected Health Information to another business associate (as defined in HIPAA) of THC or a THC Affiliate, THC or the applicable THC Affiliate shall be responsible for obtaining a business associate agreement with such business associate.

(f)            Tenet shall not request, and the performance of the Services shall not require, that PSC use or disclose Protected Health Information in a manner that would violate the Federal Privacy Regulations if done by Tenet.  If PSC is actually aware that such a request would violate the Federal Privacy Regulations, PSC shall promptly notify THC in writing and the Parties shall mutually agree on manner which would allow PSC to use and/or disclose the Protected Health Information under this Agreement in compliance with the Federal Privacy Regulations prior to such use and/or disclosure.

ARTICLE 25.                                                  CONFIDENTIALITY.

25.01       Confidential Information.

(1)           Each Party shall use at least the same standard of care in the protection of Confidential Information of the other Party as it uses to protect its own confidential or proprietary information.  Each Party shall use the Confidential Information of the other Party only in connection with the purposes of this Agreement and shall make such Confidential Information available only to its employees, subcontractors or agents having a “need to know” with respect to such purpose.  Each Party shall advise each such employee, subcontractor and agent of its obligations under this Agreement and require such employees, subcontractors and agents to abide by such obligations.

(2)           The obligations in this Section 25.01 shall not restrict any disclosure by a Party pursuant to any applicable law, rule or regulation, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order).  Confidential Information of a Party shall not be afforded the protection of this Agreement if such data was (A) developed by the other Party independently, (B) rightfully obtained by the other Party without restriction from a third party, (C) publicly available other than through the fault or negligence of the other Party or (D) released without restriction to anyone.

25.02       Attorney-Client Privilege.  PSC acknowledges that THC asserts that Privileged Work Product has been or will be prepared in anticipation of litigation and that PSC is performing the services in respect of Privileged Work Product as an agent of Tenet, and that all matter related thereto is protected from disclosure by Rule 26 of the Federal Rules of Civil Procedure.  THC will notify PSC of any Privileged Work Product to which PSC has or may have access.  After the PSC Client Executive is notified or otherwise becomes aware that such documents, data, database or communications are Privileged Work Product, only PSC Project Personnel for whom such access is necessary for the purposes of providing Services to Tenet as provided in this Agreement may have access to Privileged Work Product.  Should PSC ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, PSC shall (1) immediately notify the person signing this Agreement on behalf of THC and THC’s General Counsel and (2) resist providing such access to the extent it may lawfully do so.  THC shall have the right and duty to represent PSC in such resistance or to select and compensate counsel to so represent PSC or to reimburse PSC for reasonable attorneys’ fees and expenses incurred in resisting such access.  If PSC is ultimately required, pursuant to an order of a court of competent jurisdiction, to produce documents, disclose data or otherwise act in contravention of the confidentiality obligations imposed in this Agreement, or otherwise with respect to maintaining the confidentiality, proprietary nature and secrecy of Privileged Work Product, PSC shall not be liable for breach of such obligation.

25.03       Injunctive Relief.  Notwithstanding Article 32, each Party acknowledges and agrees that, in the event of a breach or threatened breach of any of the provisions of this Article 25, or PSC’s breach of its obligations in Section 24.10, the non-breaching Party may have no adequate remedy in damages and, accordingly, shall be entitled to seek an injunction to prevent such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof; provided further, however, that no such application for injunctive relief shall be subject to arbitration.

25.04       Unauthorized Acts.  Each Party shall: (1) notify the other Party promptly of any unauthorized possession, use or knowledge, or attempt thereof, of any Confidential Information by any person or entity which may become known to it, (2) promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information, (3) cooperate with the other Party in any litigation and investigation against third parties deemed necessary by such Party to protect its proprietary rights and (4) promptly prevent a reoccurrence of any such unauthorized possession, use or knowledge of Confidential Information.

25.05       Legal Action.  Neither Party shall commence any legal action or proceeding in respect of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information by any person or entity not a Party to this Agreement which action or proceeding identifies the other Party or discloses its Confidential Information without such Party’s consent.

25.06       Return/Destruction of Confidential Information.  (1) Tenet fully reserves its rights to retrieve, transport and deliver to third parties copies of all or any part of its Confidential Information, including all manipulations of data derived from or associated with its Confidential Information.  At no cost to Tenet (other than payment by THC for (A) the media then in use with respect to Confidential Information that is electronically maintained, and (B) costs associated with making such copies with respect to Confidential Information that is not electronically maintained), PSC shall promptly deliver copies of all such material in the format as of the date of the request (and with respect to Confidential Information that is electronically maintained, on the media in use as of the date of the request) to THC or its designee upon THC’s written request and PSC shall not delay, hinder or impede THC’s exercise of such powers, notwithstanding the pendency of any dispute between THC and PSC justification to so act or the pendency of any other dispute between the Parties.  (2)  Except as otherwise specifically provided in this Agreement or otherwise agreed by the Parties in writing, upon the termination or expiration of this Agreement for any reason, each Party shall:  (A) immediately cease to use the other Party’s Confidential Information, except as may be reasonably required for the completion of the Termination Assistance Services; (B) not later than ten days following the cessation of all Termination Assistance Services, return the Confidential Information to the disclosing Party or, at the disclosing Party’s option, destroy such Confidential Information and all copies thereof, unless otherwise provided in this Agreement; and, (C) upon request, provide to the disclosing Party written certifications and copies of records evidencing such destruction in accordance with its obligations under in this Section 25.06.

ARTICLE 26.                                                  REPRESENTATIONS AND WARRANTIES.

26.01       By THC.  THC represents and warrants that:

(1)           as of the Effective Date, it is a corporation validly existing and in good standing under the laws of Nevada;

(2)           as of the Effective Date, it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement for itself and its Affiliates;

(3)           the execution, delivery and performance of this Agreement has been duly authorized by THC as of the Effective Date;

(4)           as of the Effective Date, no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement;

(5)           in connection with its obligations under this Agreement, it shall be responsible for its compliance with all applicable Federal, state and local laws and regulations and shall obtain all applicable permits and licenses;

(6)           the Tenet Proprietary Software does not and will not, and any code or materials provided or created by Tenet, its subcontractors or agents (except for any code or materials provided or created by PSC, its subcontractors or agents) that is contained on the Developed Software will not, infringe upon the proprietary rights of any third party;  and

(7)           it or its Affiliates are either the owner or authorized by the owner of the Tenet Machines to use such Tenet Machines in accordance with the terms of this Agreement.

26.02       By PSC.  PSC represents and warrants that:

(1)           as of the Effective Date, it is a corporation validly existing and in good standing under the laws of Delaware;

(2)           as of the Effective Date, it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)           the execution, delivery and performance of this Agreement has been duly authorized by PSC as of the Effective Date;

(4)           as of the Effective Date, no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement;

(5)           in connection with providing the Services, it shall be responsible for its compliance with all applicable Federal, state and local laws and regulations and has obtained all applicable permits, rights and licenses (including all rights and licenses which are necessary to use the Systems);

(6)           it shall provide the Services in such a manner so as to [**];

(7)           the PSC Proprietary Software does not and will not, and the provision of the Services and the Developed Software (except for any code or materials provided or created by Tenet, its subcontractors or agents) will not, infringe upon the proprietary rights of any third party;

(8)           it is either the owner or authorized by the owner of the PSC Machines to use such PSC Machines in accordance with the terms of this Agreement; and

(9)           the Developed Software shall perform in accordance with the applicable specifications for [**] from the date such Developed Software is placed in production.

ARTICLE 27.                                                  DISCLAIMER.

EXCEPT AS SPECIFIED IN SECTION 26.01 AND SECTION 26.02, NEITHER PSC NOR TENET MAKES ANY OTHER WARRANTIES.  EACH PARTY EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IN RESPECT OF THE SERVICES AND THE SYSTEMS.

ARTICLE 28.                                                  TERMINATION.

28.01       Termination for Convenience.  Subject to Section 29.01, THC may terminate this Agreement in its entirety at any time upon at least 180 days’ prior written notice to PSC; provided, however, that termination of this Agreement pursuant to this Section 28.01 shall not be effective prior to the end of the [**] Contract Year.

28.02       Termination for Change in Control.  Subject to Section 29.02, in the event of a merger, consolidation or other similar corporate transaction in which THC is not the surviving entity and the shareholders of THC immediately prior to such merger, consolidation or other similar corporate transaction do not continue to own at least 50 percent of the voting interests of the surviving entity following such transaction, or a sale of substantially all of the assets or stock of THC, then THC may terminate this Agreement in its entirety; such termination to be effective at any time after the [**] Contract Year upon 180 days’ notice written notice to PSC from THC given within the later of (a) 12 months after the change of control or (b) 180 days after the end of the [**] Contract Year.

28.03       Termination for Cause. If either Party commits a material default in the performance of its obligations under this Agreement (other than a payment default), and such default is not cured within [**] days after notice is received by the defaulting Party specifying, in reasonable detail, the nature of the default, the non-defaulting Party may, upon further notice to the defaulting Party, terminate this Agreement as of the date specified in such notice of termination.  [**]

28.04       Termination for Non-Payment.  Subject to Section 22.05, if THC defaults in the payment of any amount due to PSC pursuant to this Agreement and does not cure such default within 10 days after being given notice of such default, PSC may terminate this Agreement upon notice to THC.

28.05       Termination for Insolvency.  Either Party may, by giving the other notice, terminate this Agreement with immediate effect:

(1)           upon the institution by the other Party of proceedings to be adjudicated bankrupt or insolvent, or the consent by the other Party to institution of bankruptcy or insolvency proceedings against it or the filing by the other Party of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Act, or any similar applicable Federal or state law, or the consent by the other Party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the other Party or of all or any substantial part of its property, or the making by the other Party of an assignment for the benefit of creditors, or the admission in writing by the other Party of its inability to pay its debts generally as they become due or the taking of corporate action by the other Party in furtherance of any such action; or

(2)           if, within 60 days after the commencement of an action against the other Party seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under  any present or future law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the other Party stayed, or if the stay of any such order or proceeding shall thereafter be set aside; or if, within 60 days after the appointment without the consent or acquiescence of the other Party of any trustee, receiver or liquidator or similar official of the other Party or of all or any substantial part of the property of the other Party, such appointment shall not have been vacated.  In the event either Party becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters onto an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other Party may, by giving notice thereof to such Party, terminate this Agreement as of a date specified in such notice of termination.

28.06       Termination for [**].  If, at any time, [**], THC may, upon notice to PSC, terminate this Agreement in its entirety without regard to Section [**].  Nothing in this Section 28.06 should be deemed to limit THC’s right to terminate this Agreement pursuant to Section [**].

28.07       Termination for Material Change in Business.  In the event Tenet divests or closes Core Hospitals such that the total number of Core Hospitals is reduced to [**] or less, unless the Parties are able to agree after no more than seventy-five (75) days of negotiations on adjustments to the Core Fees and/or changes to any other terms of this Agreement (e.g., Performance Standards) due to such decreased Core Hospitals, subject to Section 29.03, THC may terminate this Agreement effective after the [**] Contract Year upon thirty (30) days written notice.

28.08       Partial Termination.  Subject to Section 29.05, THC may terminate this Agreement in part at any time during the Term upon [**] notice to PSC.  In the event of such a termination, PSC shall adjust the Fees in accordance with Section 29.05.

28.09       Other Terminations. This Agreement may also be terminated pursuant to Section [**].  Any such termination shall not be subject to Section [**].

28.10       Divestiture of Affiliate.  In the event that THC sells all or a portion of its stock in any Affiliate and, as a consequence of such sale, such entity is no longer an Affiliate, or in the event that such entity sells all or substantially all of its assets to a third party, PSC shall, to the extent permitted by third party relationships, at THC’s request, continue to perform Services for such entity at the rates set forth in Section 1.03(2) of Exhibit 10 [Fees] for up to thirty-six (36) months following such sale of stock or assets, as directed by THC.

ARTICLE 29.                                                  TERMINATION FEE.

29.01       Termination for Convenience.  In the event of a termination pursuant to Section 28.01, THC shall pay to PSC on the date such termination is effective an amount equal to the termination fee specified in Exhibit 16 [Termination Fees] for termination pursuant to Section 28.01 for the Contract Year that such termination is effected.

29.02       Termination for Change of Control. In the event of a termination pursuant to Section 28.02, THC shall pay to PSC on the date such termination is effective an amount equal to the termination fee specified in Exhibit 16

[Termination Fees] for termination pursuant to Section 28.02 for the Contract Year that such termination is effected.

29.03       Termination for Material Change in Business.  In the event of a termination pursuant to Section 28.07, THC shall pay to PSC on the date such termination is effective an amount equal to the termination fee specified in Exhibit 16 [Termination Fees] for termination pursuant to Section 28.07 for the Contract Year that such termination is effected.

29.04       Proration. The termination fee specified in Exhibit 16 [Termination Fees] shall be prorated from the effective date of any termination effected pursuant to Section 28.01, Section 28.02 or Section 28.07 according to the following formula:

[**]= Termination Fee

where:

[**]

[**]

[**]

29.05       Partial Termination of the Services. In the event of a partial termination of the Services pursuant to Section 28.08, PSC shall adjust the Fees as follows:

(1)           PSC shall [**];

(2)           In the event the terminated Service is replaced with a new service, the Parties shall negotiate appropriate fees for the new service in accordance with Section 8.01 [**].

(3)           In the event the Parties cannot agree upon the appropriate adjustment to the Fees pursuant to Section 29.05(1) and Section 29.05(2), [**].

(4)           The net impact of the adjustment to the Fees pursuant to this Section 29.05 per Contract Year shall not exceed [**], which amount shall be adjusted annually in accordance with Section 21.07(2) and Section 27.01(3)(a).

29.06       No Additional Fees.  In the event of a termination of this Agreement, THC shall not pay to PSC any fees or charges other than (1) those Fees for Services provided prior to such termination; and (2) fees for Termination Assistance Services as set forth in Article 30, and (3) the applicable termination fees set forth in Section 29.01, Section 29.02, Section 29.03 and Section 29.04.

Notwithstanding the foregoing, nothing in this Section 29.06 will constitute a waiver by PSC of its right to seek to recover damages from THC due to a breach of Tenet’s obligations under this Agreement.

ARTICLE 30.                                                  TERMINATION ASSISTANCE.

As a Special Service, PSC shall perform, upon THC’s request, the Termination Assistance Services for the Termination Assistance Period; provided, however, that PSC shall (1) except as provided in clause (3), perform any portion of such Termination Assistance Services that constitutes the Core Obligations as of the date of notice of termination or the date of expiration of this Agreement, as applicable, for the Core Fees in effect on such date (subject to adjustment in accordance with Section 21.07 during the Termination Assistance Period); (2) perform the Special Services as of the date of notice of termination or the date of expiration of this Agreement, as applicable, for the Special Services Fees set forth in the applicable PSS or Service Request (subject to adjustment in accordance with Section 21.07 during the Termination Assistance Period); and (3) in the event of a  termination of this Agreement pursuant to Section [**], Section 28.03, Section 28.04, Section 28.05, Section 28.06, Section 28.09 or Section [**], PSC shall perform Termination Assistance Services that constitute Core Enterprise Services [**] for the applicable period of time set forth in Exhibit 18.  PSC shall not be obligated to provide Termination Assistance Services to Tenet following a termination of this Agreement pursuant to Section 28.04 unless PSC receives reasonable assurances of THC’s ability to pay PSC for such Termination Assistance.  THC shall provide to PSC reasonable advance written notice of the termination date of the Termination Assistance Period, but in no event less than one hundred eighty (180) days prior to such termination.

ARTICLE 31.                                                  EXIT PLAN.

31.01       Exit Rights and Obligations.  Upon the expiration or the termination of this Agreement for any reason:

(1)           At THC’s request, PSC shall provide the Termination Assistance Services in accordance with Article 30;

(2)           Tenet shall allow PSC to use, at no charge, those Tenet facilities being used to perform the Termination Assistance Services for as long as PSC is providing the Termination Assistance Services to enable PSC to effect an orderly transition of PSC’s resources;

(3)           except as provided in Section 31.01(5) or Section 31.01(9), each Party shall have the rights specified in Article 16 in respect of the Software;

(4)           upon THC’s request and provided this Agreement is not terminated by PSC under Section 28.03, Section 28.04 or Section 28.05, with respect to PSC Proprietary Software used to provide the Services as of the date of such expiration or termination, PSC shall[**] grant to Tenet a perpetual, non-exclusive, royalty-free, non-supported license to use the PSC Proprietary Software solely in connection with Tenet’s business.

(5)           except as provided in Section 31.01(9), upon THC’s request, with respect to PSC Third Party Software used to provide the Services as of the date of such expiration or termination, PSC shall, if possible, [**] transfer, assign or sublicense such PSC Third Party Software to Tenet or its designee; as between Tenet and PSC, THC shall be responsible for any transfer fee or non-recurring charge imposed by the applicable vendor;

(6)           upon THC’s request, with respect to tools used in connection with the operation of PSC Proprietary Software and PSC Third Party Software to provide the Services as of the date of such expiration or termination, PSC shall, if possible, [**] grant a perpetual, non-exclusive, royalty-free license to use such tools or, as appropriate, transfer, assign or sublicense such tools to Tenet or its designee; as between PSC and Tenet, THC shall be responsible for any transfer fee or non-recurring charge imposed by the applicable vendor;

(7)           upon THC’s request, with respect to any contracts applicable to services being provided to Tenet for maintenance, disaster recovery services and other necessary third party services being used by PSC to perform the Services as of the expiration or termination, PSC shall, if possible, transfer or assign such agreements to Tenet or its designee, on terms and conditions acceptable to both Parties; as between PSC and Tenet, THC shall be responsible for any transfer fee or non-recurring charge imposed by the applicable vendors; and

(8)           upon THC’s request, PSC shall sell to Tenet or its designee the PSC Machines owned by PSC and being used exclusively to provide the Services, free and clear of all liens, security interests or other encumbrances, at PSC’s net book value.

(9)           Any transfer of any Additional Equipment or any Additional Software Licenses leased or licensed, as applicable, in PSC’s name shall be governed by the Procurement Procedures in lieu of this Article 31.

ARTICLE 32.                                                  DISPUTE RESOLUTION.

32.01       Account Executives. All disputes shall initially be referred jointly to the PSC Client Executive and the Tenet Account Executive.  If the Account Executives are unable to resolve the dispute within 10 business days after referral of the matter to them, the Parties shall submit the dispute to the Management Committee.

32.02       Management Committee. The Management Committee shall meet at least once every 90-day period during the Term (or such other time as the Management Committee may agree from time to time) for the purpose of overseeing the performance of this Agreement and resolving the disputes that may arise under this Agreement.  The Management Committee shall consider the disputes in the order such disputes are brought before it.  In the event the Management Committee is unable to resolve a dispute within 10 business days from the date that the Management Committee first considered the matter, the Management Committee shall notify the senior management of each Party pursuant to Section 32.03.

32.03       Senior Management. Either Party may, upon notice and within 10 business days of receipt of a notice from the Management Committee pursuant to Section 32.02, elect to convene a Hearing.  The Hearing shall occur no more than 10 business days after a Party serves notice to commence the procedure set forth in this Section 32.03.  Each Party may be represented at the Hearing by lawyers.  If the matter cannot be resolved at such Hearing by such senior executives, the neutral adviser, if one has been agreed upon, may be asked to assist such senior executives in evaluating the strengths and weaknesses of each Party’s position on the merits of the dispute.  Thereafter, such senior executives shall meet and try again to resolve the matter.  If the matter cannot be resolved at such meeting, such senior executives shall inform their respective senior management and the proceedings occurring pursuant to this Section 32.03 will have been without prejudice to the legal position of either Party.  Each of the Parties shall bear its respective costs incurred in connection with the procedure set forth in this Section 34.03, except that they shall share equally the fees and expenses of the neutral adviser, if any, and the costs of the facility for the Hearing.

32.04       Arbitration.  Subject to Section 32.05, if a dispute is not resolved pursuant to Section 32.03, then either Party may, within 30 business days after the completion of the procedures set forth in Section 32.02 and Section 32.03, as appropriate, upon notice, submit any dispute to binding arbitration in accordance with this Section 32.04.

(1)           The arbitration shall be held in the greater Dallas, Texas metropolitan area before a panel of three arbitrators.  Either THC or PSC may, by notice to the other Party, demand arbitration, by serving on the other Party a statement of the dispute, controversy or claim, and the facts relating or giving rise thereto, in reasonable detail, and the name of the arbitrator selected by it.

(2)           Within 15 days after receipt of such notice, the other Party shall name its arbitrator, and the two arbitrators named by the Parties shall, within 15 days after the date of such notice, select the third arbitrator.

(3)           The arbitration shall be governed by the Commercial Arbitration Rules of the AAA, except as expressly provided in this Section 32.04; provided, however, that the arbitration shall be administered by any organization agreed upon by the Parties.  The arbitrators may not amend or disregard any provision of this Section 32.04.

(4)           The arbitrators shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes.  The arbitrators shall not be required to make findings of fact or render opinions of law.

(5)           The arbitrators shall have no authority to award damages in excess or in contravention of Article 34.

32.05       Institution of Legal Proceedings. The Parties agree not to institute legal proceeding against each other until after the procedures provided in Section 32.01, Section 32.02 and Section 32.03 have been exercised, except for an action to seek injunctive relief to prevent or stay a breach of any provision of Article 15, Article 23, Article 24 or Article 32 of this Agreement.

32.06       Continuity of Services. During the Term, PSC assumes an independent obligation to continue to perform the Services during any dispute between the Parties, including any arbitration proceedings pursuant to Section 32.04 or litigation proceedings, provided THC fulfills its obligations to pay undisputed amounts or pays amounts disputed in good faith into an escrow account pursuant to Section 22.04.

ARTICLE 33.                                                  INDEMNIFICATION.

33.01       By THC. THC shall indemnify PSC and its Affiliates from, and defend PSC and its Affiliates against, any liability or expenses arising out of or relating to:

(1)           any claim by a third party that (A) the Tenet Proprietary Software or (B) the Tenet Developed Software or any code or materials provided or created by Tenet, its subcontractors or agents that is contained in the Tenet Software (except as may have been caused by a (i) modification by PSC, PSC Project Personnel or PSC Company Contractors or (ii) PSC’s combination, operation or use with devices, data or programs furnished by PSC, PSC Project Personnel or PSC Company Contractors, if the infringement would not have occurred but for such modifications, combination, operation or use) infringes upon the proprietary rights of any third party;

(2)           any claims in connection with the Third Party Agreements arising prior to July 1, 1995;

(3)           any amounts, including taxes, interest and penalties assessed against PSC which are obligations of THC pursuant to Article 23;

(4)           the inaccuracy or untruthfulness of any representation or warranty made by THC pursuant to Section [**];

(5)           a violation by Tenet or its employees, subcontractors or agents (other than PSC) of Federal, state or other laws or regulations for (a) the protection of medical records privacy or (b) the protection of persons or members of a protected class or category;

(6)           sexual discrimination or harassment by Tenet or its employees, subcontractors or agents;

(7)           work-related injury (except as may be covered by PSC’s workers’ compensation) or death caused by Tenet, its employees, subcontractors or agents (other than PSC);

(8)           vested employee benefits of any kind not expressly assumed by PSC;

(9)           any representations, oral or written, made by Tenet to Tenet’s employees;

(10)         tangible personal or real property damage resulting solely from Tenet’s acts or omissions (subject to clause (7) above); and

(11)         any payment or other obligations of Tenet which accrue prior to the Effective Date and which were not PSC obligations under the 1995 Agreement or the 2001 Agreement.

THC shall be responsible for any reasonable costs and expenses incurred by PSC in connection with the enforcement of this Section 33.01.

33.02       By PSC.  PSC shall indemnify Tenet from, and defend Tenet against, any liability or expenses arising out of or relating to:

(1)           any claim by a third party that (a) the Services, (b) the PSC Proprietary Software or (c) the PSC Developed Software or any code or materials provided or created by PSC, PSC Project Personnel or PSC Company Contractors

that is contained in the Tenet Software infringe upon the proprietary rights of any third party (except as may have been caused by (i) a modification by Tenet’s employees, subcontractors or agents (other than PSC) which was not at the direction of PSC or in accordance with specifications provided by PSC or (ii) the combination, operation or use by Tenet or its employees or subcontractors or agents with devices, data or programs furnished by Tenet, its subcontractors or agents (other than PSC) which was not , if such modification, combination, operation or use was not at the direction of PSC or in accordance with specifications provided by PSC and the infringement would not have occurred but for such modification, combination, operation or use);

(2)           any claim by a third party in respect of services or systems provided by PSC to a third party (other than a party receiving the Services pursuant to this Agreement);

(3)           a failure by PSC to renew, terminate or cancel Tenet’s agreements in respect of the Third Party Agreements in accordance with Article 7;

(4)           any amounts including taxes, interest and penalties assessed against Tenet which are obligations of PSC pursuant to Article 23;

(5)           the inaccuracy or untruthfulness of any representation or warranty made by PSC pursuant to Sections [**] and [**];

(6)           claims arising out of PSC’s breach or violation of PSC’s subcontracting arrangements;

(7)           a violation of Federal, state or other laws or regulations for the protection of persons or members of a protected class or category of persons by PSC or its employees, subcontractors or agents,

(8)           sexual discrimination or harassment by PSC, PSC Project Personnel or PSC Company Contractors,

(9)           work-related injury (except as may be covered by Tenet’s workers’ compensation) or death caused by PSC, its employees, subcontractors or agents,

(10)         vested employee benefits of any kind expressly assumed by PSC and

(11)         any representations, oral or written, made by PSC to Tenet employees or the Transitioned Employees hired by PSC with regard to the terms of their employment by PSC;

(12)         tangible personal or real property damage resulting solely from PSC’s acts or omissions (subject to clause (9) above);

(13)         claims by SMS arising out of PSC’s breach or violation of its confidentiality agreement between SMS and PSC, dated June 24, 1997, and any similar or successor agreement between SMS and PSC; and

(14)         claims by Microsoft Corporation arising out of PSC’s breach of the Microsoft® Select Outsourcer Enrollment Agreement between Microsoft Corporation and PSC, dated July 16, 1997, and any similar or successor agreement between Microsoft Corporation and PSC.  PSC shall be responsible for any reasonable costs and expenses incurred by Tenet in connection with the enforcement of this Section 33.02.

PSC shall be responsible for any reasonable costs and expenses incurred by Tenet in connection with the enforcement of this Section 33.02.

33.03       Indemnification Procedures. If any third party makes a claim covered by Section 33.01 or Section 33.02 against an Indemnitee with respect to which such Indemnitee intends to seek indemnification under Section 33.01 or Section 33.02, such Indemnitee shall give notice of such claim to the Indemnifying Party (under Section 33.01 or Section 33.02), including a brief description of the amount and basis therefore, if known.  Upon giving such notice, the Indemnifying Party shall be obligated to defend such Indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the Indemnifying Party, reasonably satisfactory to the Indemnitee.  Indemnitee shall cooperate fully with, and assist, the Indemnifying Party in its defense against such claim in all reasonable respects.  The Indemnifying Party shall keep the Indemnitee fully apprised at all times as to the status of the defense.  Notwithstanding the foregoing, the Indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnitee; provided, however (1) if the Parties agree that it is advantageous to the defense for the Indemnitee to employ its own counsel or (2) in the reasonable judgment of the Indemnitee, based upon an opinion of counsel which shall be provided to the Indemnifying Party, representation of both the Indemnifying Party and the Indemnitee would be inappropriate under applicable standards of professional conduct due to actual or potential conflicts of interest between them, then reasonable fees and expenses of the Indemnitee’s counsel shall be at the expense of the Indemnifying Party, provided that the Indemnifying Party approves such counsel.  Neither the Indemnifying Party nor any Indemnitee shall be liable for any settlement of any action or claim effected without its consent.  Notwithstanding the foregoing, the Indemnitee shall retain, assume or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in Section 33.01 or Section

33.02. Until both the Indemnitee receives notice from the Indemnifying Party that it will defend and the Indemnifying Party assumes such defense, the Indemnitee may, at any time after 10 days from the date notice of claim is given to the Indemnifying Party by the Indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the Indemnifying Party, settle or otherwise compromise or pay the claim.  The Indemnifying Party shall pay all costs of the Indemnitee arising out of or relating to that defense and any such settlement, compromise or payment.  The Indemnitee shall keep the Indemnifying Party fully apprised at all times as to the status of the defense.  Following indemnification as provided in Section 33.01 or Section 33.02, the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to the matters for which indemnification has been made.

ARTICLE 34.                                                  DAMAGES.

34.01       Direct Damages.  Each of THC and PSC shall be liable to the other Party for any direct damages arising out of or relating to a breach of its obligations under this Agreement; provided, however, that neither Tenet nor PSC shall be liable for any amount, in the aggregate, of direct damages whether based on an action or claim, in contract, equity, negligence, tort or otherwise, for all events, acts or omissions (except as provided in Section 34.04) that exceeds the Direct Damages Cap.  The following shall be considered direct damages and neither Party shall assert that they are Consequential Damages to the extent they result from a Party’s failure to fulfill their obligations in accordance with this Agreement:

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]  Notwithstanding the foregoing, nothing in this Section 34.01 will constitute a waiver by either Party of its right to dispute allegations that it has failed to fulfill its obligations in accordance with this Agreement, including its right to assert counterclaims and/or defenses, etc., to such allegations in accordance with applicable Laws.

34.02       Consequential Damages.  Neither Tenet nor PSC shall be liable for, nor will the measure of damages include, any Consequential Damages.

34.03       Performance Credits.

(1)           2001 Core Obligations.  Except as otherwise provided herein or in the 2001 Agreement, during the period beginning on the Effective Date up to the Commencement Date, in the event PSC fails to meet any of the 2001 Core Performance Standards for the specified measurement period described in Exhibit 5 to the 2001 Agreement, PSC shall issue a credit against the 2001 Core Fees equal to the applicable 2001 Core Performance Credits in accordance with such Exhibit 5.

(2)           Core Obligations.  Except as otherwise provided herein, during the period beginning on the Effective Date and through the Term, in the event PSC fails to meet any of the Core Performance Standards for the specified measurement period described in Exhibit 5 [Core Performance Standards and Core Performance Credits], PSC shall issue a credit against the Core Fees equal to the applicable Core Performance Credits in accordance with Exhibit 5 [Core Performance Standards and Core Performance Credits]

(3)           Special Services.  Except as otherwise provided herein, in the event PSC fails to meet (a) any of the Continuing Core Performance Standards for the specified measurement period described in the applicable Continuing Special Services Schedule; or (b) any of the Special Services Performance Standards for the measurement period described in the applicable PSS or Service Request, PSC shall issue a credit against the Special Service Fees for the applicable PSS, Service Request or Continuing Special Services Schedule, as the case may be, equal to the applicable Special Services Performance Credits or Continuing Special Services Performance Credits in accordance with the applicable PSS, Service Request or Special Services Schedule, as the case may be.

(4)           The Performance Credits represent negotiated amounts on the basis of reduced service levels and shall not be deemed or construed as a penalty.  If the cumulative Performance Credits incurred [**].  Nothing in this Section 34.03 shall be deemed to [**].

34.04       Exclusions.  The limitations or exculpations of liability set forth in Section 34.01 and Section 34.03 are not applicable to: (1) indemnification claims as set forth in [**]; (2) liability resulting from the [**]; or, (3) any breach of [**].  The exculpation of liability set forth in Section 34.02 is not applicable to: (1) indemnification claims as set forth in [**]; (2) any breach of [**]; or, (3) failure of one Party to make payments due under this Agreement to the other.

ARTICLE 35.                                                  INSURANCE, FINANCIAL STATEMENTS [**].

35.01       Insurance. Without limitation of any of THC’s other rights or remedies, during the Term, PSC shall maintain at PSC’s own expense insurance of the type and in the amounts specified below:

(1)           errors and omission insurance in the amount of $[**], issued by a reputable insurance company or companies rated at least “A minus” by Best’s Insurance Service, Inc.  The underwriter(s) and the terms of any such insurance shall be subject to THC’s prior approval.  Upon termination of the policy and at THC’s request and expense, PSC will purchase the 10-year extended reporting period option for Tenet’s benefit;

(2)           statutory workers compensation in accordance with all Federal, state and local requirements, employee liability in an amount not less than $[**] per occurrence;

(3)           comprehensive general public liability (including contractual liability insurance) in an amount not less than $[**] per occurrence; and

(4)           comprehensive automobile liability covering all vehicles that PSC owns, hires or leases in an amount not less than $[**] per occurrence (combined single limit for bodily injury and property damages).

Each such insurance policy specified in Sections 35.01(3) and (4) shall name THC as an additional insured and shall provide for at least 60 days’ notice to THC in the event of any modification or cancellation, and in such event, PSC shall secure replacement insurance to be effective upon expiration or termination of the earlier policy so that there is no gap in coverage.  PSC will also notify THC at least 60 days in advance if PSC desires to materially modify or cancel any such insurance.  Upon request, PSC shall furnish THC with certificates of insurance to evidence its compliance with the provisions hereof.

35.02       [**]

35.03       Financial Audit. In the event [**]  PSC shall identify and make available to THC or its designee all books, records and related documentation relevant to the audit.  If the audit does not provide THC with reasonable assurance that [**].

ARTICLE 36.                                                  MISCELLANEOUS PROVISIONS.

36.01       Assignment and Change of Control.

(a)           Neither Party may assign this Agreement or any of its rights or obligations hereunder without the consent of the other Party and any such attempted assignment shall be void, except that either Party may assign this Agreement or any of its rights or obligations hereunder without the consent of the other Party pursuant to a change of control, including a merger, consolidation or other similar corporate transaction, or sale of substantially all of its assets or stock.

(b)           Without limitation of any of THC’s rights under Section 28.02, in the event of a change of control of THC, THC (or its successor or assignee) and PSC shall review the Services being provided under the Agreement and adjust the Services and Core Fees, as appropriate, to meet Tenet’s changing business requirements.

36.02       Notices.  Except as otherwise specified in this Agreement, all notices, requests, consents, approvals and other communications required or permitted under this Agreement shall be in writing and shall be sent by telecopy to the number specified below.  A copy of any such notice shall also be sent by registered express air mail or overnight express courier within twenty-four hours of the date such notice is transmitted by telecopy to the address(es) specified below:

(1)	If to THC:
Tenet Healthcare Corporation 13737 Noel Road Dallas, Texas 75240 Attn: General Counsel

with a copy to:

Tenet HealthSystem Medical, Inc. Suite 100 13737 Noel Road Dallas, Texas 75240 Attn: Chief Information Officer

(2)	If to PSC:
Perot Systems Corporations 2300 West Plano Parkway Plano, Texas 75075 Attn: General Counsel

with a copy to:

Perot Systems Corporation 2300 West Plano Parkway Plano, Texas 75075 Attn: Tenet Account Executive

Either Party may change its address or telecopy number for notification purposes by giving the other Party notice of the new address or telecopy number and the date upon which it will become effective.

36.03       Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties.

36.04       Headings and References. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.  References to and mentions of the word “including” means “including, without limitation.”

36.05       Relationship. The performance by PSC of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement, except for the limited agency expressly provided for herein, shall create or imply an agency relationship between Tenet and PSC, nor shall this Agreement be deemed to constitute a joint venture or partnership between Tenet and PSC.  PSC agrees and represents that it is an independent contractor and its personnel are not Tenet’s agents or employees for federal tax purposes, and are not entitled to any Tenet employee benefits.  PSC assumes sole and full responsibility for the acts of its personnel and PSC and its personnel have no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate Tenet in any manner whatsoever, except for the limited agency expressly provided for herein.

36.06       Consents, Approvals and Requests. Unless otherwise specified in this Agreement, all consents and approvals, acceptances or similar actions to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

36.07       Severability.  If any provision of this Agreement (other than a term or provision relating to any payment obligation) is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the extent granted by law.

36.08       Waiver. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power.  A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant.  All waivers must be in writing and signed by the Party waiving its rights.

36.09       Publicity. Neither Party shall use the other Party’s or its Affiliates’ names, trademarks or service marks or refer to the other Party or its Affiliates directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter to the extent the materials in such media release, announcement or disclosure have not previously been made publicly available (including any promotional or marketing materials, customer lists or business presentations) without obtaining consent from the other Party for each such use or release.  Notwithstanding the foregoing limitation, either Party may use the other Party’s and its Affiliates’ name in any promotional or marketing materials designed for a particular potential customer, provided such potential customer has signed a confidentiality agreement requiring it not to disclose the contents of such promotional or marketing materials to an unaffiliated third party.  Further, the restrictions contained in this Section 36.09 do not apply to any announcement intended solely for internal distribution at Tenet or PSC or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of Tenet or PSC.

36.10       Entire Agreement. This Agreement, the 2001 Agreement where specified, and each of the Exhibits, which are hereby incorporated by reference into this Agreement, constitute the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.

36.11       Amendments.  No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, change, waiver or discharge is sought to be enforced.

36.12       Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and be governed by the laws of the State of Texas.  Both Parties agree to waive trial by jury for claims arising pursuant to this Agreement.

36.13       Survival. The terms of Section 16.01, Section 16.02, Section 16.03, Section 16.04, Section 16.05, Section 16.07, Section 19.01, Section 19.03,  Article 21, Article 22, Article 23, Article 24, Article 25, Sections 26.01(5), 26.01(6), 26.01(7), 26.02(5), 26.02(7), 26.02(8), and 26.02(9)), Article 27, Article 30, Article 31, Article 32, Article 33, Article 34, Section 36.01, Section 36.02, Section 36.03,

Section 36.04, Section 36.07, Section 36.08, Section 36.09, Section 36.10, Section 36.12, this Section 36.13, Section 36.14, Section 36.15, Section 36.16, Section 36.17, Section 36.18, and Section 36.19 shall survive the expiration or termination of this Agreement for any reason.

36.14       Third Party Beneficiaries. Except as expressly provided in this Agreement, each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than THC or PSC.

36.15       Acknowledgment. THC and PSC each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the Parties and represent the Parties’ agreement based upon the level of risk to THC and PSC associated with their respective obligations under this Agreement and the payments to be made to PSC and credits to be issued to THC pursuant to this Agreement.  The Parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

36.16       Interpretation. It is the intent of the Parties that individual Affiliates of Tenet shall have the option to use this Agreement to order additional services from PSC and shall be jointly responsible with THC for paying PSC for such additional services provided to such individual Affiliate; provided, however, that individual Affiliates shall not be jointly liable for obligations of other Affiliates or THC.

36.17       Covenant of Further Assurances. THC and PSC covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of THC and PSC will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

36.18       Solicitation.

(1)           Upon the expiration of this Agreement or termination of this Agreement for any reason and upon notice to the PSC Client Executive, Tenet shall have the following rights:

(A)                              Tenet, or a third party service provider designated by Tenet, may offer employment to and employ any of the Transitioned Employees;

(B)                                Tenet may interview PSC employees whose primary assignment is the provision of Services to Tenet.  THC will provide a list of people whom it intends to interview to the PSC Client Executive prior to making contact with any such employees.  PSC reserves the right to identify certain key account, project and other non-application specific employees as exceptions to this process; provided, however, that the number of such employees shall not adversely effect Tenet’s ability to receive the Services; and

(C)                                A third party service provider designated by THC may interview PSC employees whose primary assignment is the provision of Services to Tenet.  THC will provide a list of people whom the third party intends to interview to the PSC Client Executive prior to making contact with any such employees.  PSC reserves the right to limit this access to employees who have specific Tenet application or field service responsibilities.

(D)                               In the event Tenet or a third party employs any PSC employee pursuant to this Section 36.18(1), PSC hereby waives any non-compete provisions in the employee’s employment or other agreement with PSC; provided, however, that if the employee is hired by a third party service provider and transferred by the third party service provider to another outsourcing account within two years of the employee’s termination from PSC, this waiver will be null and void.

Notwithstanding the foregoing, the activities of Tenet or the third party service provider under this Section 36.18(1) will not interfere with PSC’s ability to perform the Services, including the Termination Assistance Services, in accordance with this Agreement; and provided further, the effective date of any employment of any such employee with Tenet or the third party service provider must be after the date that such employee is needed by PSC to perform the Termination Assistance Services.

(2)           Neither Party shall solicit the other Party’s employees during the Term, for any reason, without the other Party’s consent.

(3)           Notwithstanding the foregoing, either Party may at any time directly or indirectly solicit and hire any employee of the other Party after such employee’s service with such Party has been terminated by the Party or the employee terminates his or her employment with such Party without the intention of accepting employment from the other Party.

36.19       Remedies.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

36.20       Amendment and Restatement of 2001 Agreement.  This Agreement amends, restates and supersedes the 2001 Agreement.  Payment due from or on behalf of Tenet under the 2001 Agreement shall be paid in accordance with the 2001 Agreement.  Fees, expenses and charges regarding Continuing Special Services Schedules shall be determined in accordance with Exhibit 10 and Exhibit 19 of this Agreement.  No termination fee is due or payable with respect to the 2001 Agreement.  Nothing contained in this Section 36.20 shall limit either Party’s ability to enforce any right or cause of action accruing under the 2001 Agreement.

IN WITNESS WHEREOF, each of THC and PSC each have caused this Agreement to be signed and delivered by its duly authorized representative.

TENET HEALTHCARE CORPORATION

By:	/s/ Stephen F. Brown
Name:	Stephen F. Brown
Title:	Executive Vice President and Chief
Information Officer
Date:	11-16-2006

PEROT SYSTEMS CORPORATION

By:	/s/ Charles A. Lyles
Name:	Charles A. Lyles
Title:	Vice President
Date:	11-16-2006